Exhibit 10.1
Basic Lease Information Sheet

1. Date of Lease	June 25, 2007

2. Tenant:	EXPEDIA, INC., a Washington corporation

3. Tenant’s Address:	General Counsel Expedia, Inc. 3150 139th Ave SE Bellevue, WA 98005

With a copy to

VP Real Estate Expedia, Inc. 3150 139th Ave SE Bellevue, WA 98005

4. Landlord:	TOWER 333 LLC, a Delaware limited liability company

5. Landlord’s Address:	Tower 333 LLC 2800 Post Oak Boulevard, 50th Floor Houston, TX 77056

6. Initial Premises; Net Rentable Area:	Three Hundred Forty-seven Thousand Six Hundred Sixty-one (347,661) square feet of Net Rentable Area, which includes all of the office space located on Floors 3 through 18 (inclusive) of the Building.

7. Building Net Rentable Area:	Four Hundred Thirteen Thousand Seven Hundred Eighty (413,780) square feet

8. Tenant’s Proportionate Share:	Estimated to be eighty-eight and 44/100 percent (88.44%) as calculated under Section 4.3 below

9. Target Commencement Date:	November 1, 2008

10. Target Delivery Date	May 1, 2008

11. Term:	Initial Term: Ten (10) years Extension Term(s): Two (2) options for five (5) years each

12. Base Rent:	Time Period	Annual Base Rent Rate per Square Foot of Net Rentable Area (exclusive of Operating Costs)
	Lease Year 1	Twenty-five Dollars and Eighty-five Cents ($25.85)
	Lease Year 2	Twenty-six Dollars and Eighty-five Cents ($26.85)
	Lease Year 3	Twenty-seven Dollars and Eighty-five Cents ($27.85)
	Lease Year 4	Twenty-eight Dollars and Eighty-five Cents ($28.85)
	Lease Year 5	Twenty-nine Dollars and Eighty-five Cents ($29.85)
	Lease Year 6	Thirty Dollars and Eighty-five Cents ($30.85)
	LeaseYear 7	Thirty-one Dollars and Eighty-five Cents ($31.85)
	Lease Year 8	Thirty-two Dollars and Eighty-five Cents ($32.85)

A

	Lease Year 9	Thirty-three Dollars and Eighty-five Cents ($33.85)
	Lease Year 10	Thirty-four Dollars and Eighty-five Cents ($34.85)
	Lease Year 11	Thirty-five Dollars and Eighty-five Cents ($35.85)
13. Parking:	Three (3) parking passes per one thousand (1,000) square feet of Net Rentable Area in the Premises, subject Section 14.22.

14. Cash Allowance:	Fifty and 00/100 Dollars ($50.00) per square foot of Net Rentable Area in the Premises, to be allocated as provided in Exhibit C.

15. Broker(s):	Landlord’s Broker: Broderick Group Tenant’s Broker: Cushman & Wakefield

/ Tenant’s Initials/Date	/ Landlord’s Initials/Date
B

 i

6.4 Taxes on Personal Property and Tenant Extra Improvements	24
6.5 Repairs by Tenant	24
6.6 Waste	25
6.7 Alterations, Additions, Improvements	25
6.8 Liens	26
6.9 Compliance With Laws and Insurance Standards	26
6.10 Entry for Repairs, Inspection, Posting Notices, Etc.	27
6.11 No Nuisance	28
6.12 Rules and Regulations	28
6.13 Surrender of Premises on Termination	28
6.14 Corporate Authority	29
6.15 Utilities	29

ARTICLE 7 Hazardous Materials	29

7.1 Prohibition and Indemnity With Respect to Hazardous Materials	29
7.2 Definitions	30

ARTICLE 8 Assignment or Sublease	31

8.1 Consent Required	31
8.2 Transfers to Qualified Transferees	32
8.3 Landlord’s Options	32
8.4 Minimum Rental and Terms; Division of Excess Rent	33
8.5 Tenant Not Released	33
8.6 Written Agreement	33
8.7 No Transfer Period	33
8.8 Conditions	33
8.9 Expenses	33
8.10 Restriction on Landlord	33
8.11 No Leasehold Financing	34

ARTICLE 9 Condition and Operation of the Building	34

9.1 No Warranty	34
9.2 Building Alterations	34

ARTICLE 10 Lender Rights	35

10.1 Subordination	35
10.2 Attornment	35
10.3 REAs	35
10.4 Estoppel Certificate	35

ARTICLE 11 Insurance	36

11.1 Landlord’s Property Insurance	36
11.2 Liability Insurance	36
11.3 Tenant’s Insurance	37
11.4 Indemnity and Exoneration	38
11.5 Indemnity for Liens	38
11.6 Waiver of Subrogation Rights	39

ARTICLE 12 Casualty and Eminent Domain	39

12.1 Damage and Destruction	39
12.2 Condemnation	41

ARTICLE 13 Default	42

13.1 Events of Default	42
13.2 Remedies Upon Default	43
13.3 Damages Upon Termination	44
13.4 Computation of Rent for Purposes of Default	44
13.5 Late Charge	45
13.6 Remedies Cumulative	45
13.7 Tenant’s Remedies	45

ARTICLE 14 Miscellaneous	47

14.1 No Waiver	47
14.2 Holding Over	47
14.3 Attorneys’ Fees	48
14.4 Amendments	48
14.5 Transfers by Landlord	48
14.6 Severability	48
14.7 Notices	48
14.8 No Option	48
14.9 Integration and Interpretation	49
14.10 Quitclaim	49
14.11 No Easement for Light, Air and View	49
14.12 No Merger	49
14.13 Memorandum of Lease	49
14.14 Survival	49
14.15 Financial Statements	50
14.16 No Joint Venture	50
14.17 Successors and Assigns	50
14.18 Applicable Law	50
14.19 Time of the Essence; Force Majeure	50
14.20 Confidentiality	50
14.21 Interpretation	51
14.22 Parking	51
14.23 Rent Assumption	54
14.24 Brokers	54
14.25 Roof Top Equipment	54
14.26 USA Patriot Act Disclosures	55
14.27 Generator	56
14.28 Changes to Base Building	57
14.29 Dedicated Move In	58

Attachments:
Exhibit A	Floor Plans for the Premises, Depiction of Outdoor Amenity Area and Generator Location
Exhibit B	Legal Description of the Real Property
Exhibit C	Initial Tenant Improvements
Schedule C-1	Base Building Improvements
Schedule C-2	Definition of Building Standard Improvements
Schedule C-3	Typical Floor Plan for Building Standard Improvements
Exhibit D	Rules and Regulations
Exhibit E	Lease Commencement Certificate
Exhibit F	Form of Estoppel Certificate
Exhibit G	Form of SNDA
Exhibit H	Environmental Reports
Exhibit I	Memorandum of Lease
Exhibit J	Existing Leases and Assumed Obligations

SCHEDULE OF DEFINED TERMS

	Section No.	Page No.
Actual Cost	Section 5.4	20
Adjustment Date	Section 2.6(b)	7
Alterations	Section 6.7	25
amortization	Section 4.4(k)	13
Availability Notice	Section 1.1(b)	2
Base Building	Exhibit C, Paragraph 1(a)	1
Base Building Improvements	Exhibit C, Paragraph 2	1
Base Building Plans	Exhibit C, Paragraph 1(b)	1
Basic Services	Section 5.1	17
Blocked Persons	Section 14.26	56
BOMA Standard	Section 1.4	4
Building Components	Section 1.2	3
Building Name	Section 5.9	22
Building	Section 1.1(a)	1
Building Standard Improvements	Schedule C-2	1
Business Days	Section 5.2	19
CAD	Exhibit C, Paragraph 1(d)	1
Cash Allowance	Exhibit C, Paragraph 15(a)	7
Claims	Section 7.1(b)	30
Common Areas	Section 1.3	4
Comparable Buildings	Section 2.6(c)	8
Competitor	Section 8.10	33
Conceptual Plans	Exhibit C, Paragraph 5	3
Control	Section 8.2	32
Controllable Operating Costs	Section 4.8	16
Cosmetic Alteration	Section 6.7	25
Cost Statement	Section 4.6	15
Covered Parties	Section 14.26	56
CPI Index	Section 13.4(b)	45
Delivery Date	Section 2.1(a)	5
Design Manual	Section 6.1	23
Devices	Section 14.25	55
Environmental Reports	Section 7.1(a)	29
Estimated Operating Costs	Section 4.2	10
Event of Default	Section 13.1	42
Excess Rent	Section 8.4	33
Executive Order	Section 14.26	56
Existing Leases	Section 14.23	54
Expiration Date	Section 2.1(a)	5
Extension Notice	Section 2.1(b)	6
Extension Option	Section 2.1(b)	6
Extension Terms	Section 2.1(b)	6
Extra Services	Section 5.4	20
Fair Market Rent	Section 2.6(c)	7
Final Finding	Section 4.9(g)	17
Final Removal Notice	Section 6.13	28
Final Submission	Section 2.6(c)(i)	8

v

	Section No.	Page No.
Force Majeure	Section 14.19	50
Garage	Section 14.22(d)	53
Generator	Section 14.27(a)	56
HVAC	Section 5.1(b)	18
Initial Assessments	Section 4.4(j)	12
Initial Premises	Section 1.1(a)	1
Initial Tenant	Section 1.1(b)	1
Initial Term	Section 2.1(a)	5
Interest Rate	Section 13.5	45
Land	Section 7.1(a)	29
Landlord Covered Parties	Section 14.26	56
Landlord	Introduction	1
Landlord Parties	Section 6.5	25
Laws	Section 6.9(a)	26
Lease	Introduction	1
Lease Year	Section 2.1(a)	5
List	Section 14.26	56
Major Vertical Penetrations	Section 1.2	3
Market Area	Section 2.6(c)	8
Minimum Leasing Requirement	Section 5.9	22
Negotiation Period	Section 2.6(c)(i)	8
Net Rentable Area	Section 1.4	4
Normal Office Hours	Section 5.2	19
OFAC	Section 14.26	56
Offer Space	Section 1.1(d)	1
Operating Costs Adjustments	Section 4.6	15
Operating Costs	Section 4.4	10
Outdoor Amenity Area	Section 2.4	7
Parking Pass	Section 14.22(a)	51
Parking Rent	Section 14.22(a)	51
Permitted Use	Section 2.4	6
Premises	Section 1.1(a)	1
Prime Rate	Section 4.4(k)	13
Provider	Section 6.3	23
Qualified Auditor	Section 4.9(d)	16
Qualified Transferee	Section 8.2	32
Real Property	Section 1.1(a)	1
Real Property Taxes	Section 4.4(j)	12
REAs	Section 10.3	35
Relet Term	Section 13.2(b)	43
Reletting Expenses	Section 13.2(b)	44
Removable Improvements	Section 6.13	28
Rent	Section 2.5	7
Repair Notice	Section 12.1	39
ROFO	Section 1.1(b)	1
Rules and Regulations	Section 6.12	28
Secured Areas	Section 6.10	27
Senior Instruments	Section 10.1	35
Senior Parties	Section 10.1	35
SNDA	Section 10.1	35
Successor	Section 10.2	35

	Section No.	Page No.
Supplemental Parking	Section 14.22(c)	52
Tenant Extra Improvements	Exhibit C, Paragraph 3	2
Tenant Improvements	Exhibit C, Paragraph 3	2
Tenant	Introduction	1
Tenant Parties	Section 6.5	24
Tenant’s Personal Property	Section 6.4	24
Tenant’s Proportionate Share	Section 4.3	10
Tenant’s Security	Section 5.1(g)	19
Term Commencement Date	Section 2.1(a)	5
Termination Notice	Section 12.1(f)	40
TI Architect	Exhibit C, Paragraph 1(i)	1
TI Construction Contract	Exhibit C, Paragraph 10	5
TI Contractor	Exhibit C, Paragraph 1(j)	1
Transfer	Section 8.1	31
Transferee	Section 8.1	31
UPS	Section 14.27(a)	56
Useable Area	Section 1.4	4
Variable Operating Costs	Section 4.5	15
Working Drawings	Exhibit C, Paragraph 6	3

OFFICE BUILDING LEASE
     This Office Building Lease (the “Lease”) is made and entered into as of the date specified in Item 1 of the Basic Lease Information Sheet attached hereto and incorporated herein by this reference, by and between TOWER 333 LLC, a Delaware limited liability company (“Landlord”) and EXPEDIA, INC., a Washington corporation (“Tenant”). Tenant authorizes Landlord to insert the date of Landlord’s execution hereof on the Basic Lease Information Sheet as the date of this Lease.
     Now, therefore, in consideration of the mutual covenants and agreements contained in this Lease, the parties agree as follows:
ARTICLE 1
Premises
     1.1 Lease.
          (a) Initial Premises. Subject to the terms, covenants and conditions set forth herein, Landlord leases to Tenant and Tenant leases from Landlord those certain premises identified in the Basic Lease Information Sheet as Item 6, which are schematically depicted on the floor plans and/or stacking diagrams attached hereto as Exhibit A (the “Initial Premises”). The “Premises,” which will include the Initial Premises and any additional space leased by Tenant hereunder, are a part of the building and other improvements, including common areas (collectively, the “Building”), to be constructed on the real property situated in the City of Bellevue, County of King, State of Washington, legally described on Exhibit B (the “Real Property”). The precise location of and floor plans for the Initial Premises shall be modified to reflect any revisions to the Building design after the date hereof; provided that any material modifications of the Building design which would (i) materially affect Tenant’s access to or use of the Premises or the size or configuration of the Premises, (ii) reduce the number of parking spaces in the Garage by more than ten (10) spaces, or (iii) alter the character of the Common Areas, will be subject to the prior written approval of Tenant unless the same are required by applicable Law, permits or inspections from or by any governmental authorities or changes in materials due to unavailability or precipitous price increases (as long as materials of equivalent quality are substituted), and Tenant’s approval shall not be unreasonably withheld, delayed or conditioned. The calculation of Net Rentable Area and Useable Area for the Building and the Premises shall be determined in accordance with Section 1.4 below and if a final measurement is different from that set forth herein, the parties shall enter into an amendment to this Lease to confirm the correct square footage and Tenant’s Proportionate Share.
          (b) Right of First Offer. Subject to the terms and conditions of this Section 1.1(b), Tenant shall have an ongoing right of first offer (“ROFO”) to include within the Premises any office space which becomes available in the Building (the “Offer Space”). Vacant space shall not be considered Offer Space until the Landlord has entered into a lease with a third party (the “Initial Tenant”) and the Initial Tenant has surrendered the space. Tenant’s ROFO shall be subordinate to the rights (including any expansion or first offer rights with respect to the floors on which such tenant is located and any renewal or extension rights) granted to the Initial Tenant and any other tenant to whom the Offer Space is leased if Landlord offers the space to Tenant under this Section 1.1(b) and Tenant does not lease such space; provided that with respect to the nineteenth (19th) floor only, Landlord shall not grant any tenant expansion rights that extend beyond the initial term of such tenant’s lease. Landlord shall not be required to offer any Offer Space to Tenant at any time if a material Event of Default (as defined in Section 13.1 below) is outstanding under this Lease or if more than one (1) material Event of Default has occurred under this Lease during the immediately preceding two (2) years or if Tenant is not occupying and paying Rent on at least half of the Initial Premises. Tenant’s ROFO shall not be exercisable after the date two (2) years prior to the Expiration Date of this Lease unless Tenant timely exercises an Extension Option pursuant to Section 2.1(b) below (if such Extension Option is then available to Tenant) concurrently with its exercise of the ROFO and if Tenant fails to exercise an Extension Option the first time Offer Space is offered to Tenant during such two (2) year period, the

ROFO shall automatically terminate and shall be of no further force nor effect. In addition, if at any time after the earlier of (x) the date on which Tenant occupies the Initial Premises or (y) one (1) year after the Term Commencement Date, Tenant leases and occupies less than one hundred seventy-three thousand (173,000) square feet of Net Rentable Area, the ROFO shall automatically terminate and shall be of no further force nor effect.
     For the purposes of this Section 1.1, and any other provision of this Lease (including, without limitation, Sections 2.1(b), 5.9, and 8.10) which includes a requirement that at the time in question Tenant be occupying and paying Rent on, or leasing and occupying, or leasing, occupying, and paying Rent on, a specified portion of the Initial Premises or a specified number of rentable square feet, Tenant shall be deemed to be occupying any portion of the Premises that Tenant is then prevented from occupying by the operation of Force Majeure, and Tenant shall be deemed to be paying Rent on any space as to which abatement of Rent pursuant to the provision of this Lease is then applicable.
     Landlord shall provide Tenant written notice of the date when any Offer Space is expected to be available based upon (A) the expiration date of the third party lease affecting such Offer Space (but in no event prior to the date that is eighteen (18) months prior to the scheduled date of expiration of such third party lease) and (B) in the event of an early termination of the lease of an occupant of any portion of the Offer Space, the date of any early termination of any such lease that accelerates the date when an Offer Space will be available (“Availability Notice”). Any Availability Notice will specify the approximate location and configuration of the Offer Space and the date upon which Landlord estimates such space will become available for occupancy or the construction of improvements. Landlord will include in the Availability Notice Landlord’s nonbinding good faith estimate of the Fair Market Rent that would be applicable to the Offer Space provided that such estimate will not be used in determining the Base Rent for the Offer Space. If Tenant desires to exercise the ROFO with respect to such space, Tenant must deliver irrevocable written notice of exercise to Landlord no later than fifteen (15) days after Landlord’s Availability Notice is given to Tenant. During such fifteen (15) day period, Tenant shall be entitled to tour the Offer Space described in the Availability Notice. So long as this ROFO remains in effect, Landlord will not enter into any lease for any portion of the Offer Space with a third party (other than a lease with an Initial Tenant) unless and until Landlord has delivered to Tenant an Availability Notice with respect to such space and Tenant has failed to exercise the ROFO with respect to such space. If Tenant exercises the ROFO, Landlord and Tenant shall enter into an amendment to this Lease reflecting the inclusion of the Offer Space as part of the Premises. Tenant shall lease each increment of Offer Space commencing as soon as the Offer Space actually becomes available for occupancy, upon the terms and conditions of this Lease except that (a) the Base Rent for the Offer Space shall be the Fair Market Rent (as defined in and determined in accordance with Section 2.6 below), but in no event will the Base Rent for such space be less than the Base Rent rate then applicable for the Initial Premises, (b) the Offer Space shall be leased in its then-current as-is condition and Landlord shall not be required to make or contribute any funds toward any improvements in such space (except that Landlord shall pay Tenant an allowance equal to One Dollar ($1.00) per square foot of Net Rentable Area leased by Tenant under this ROFO for each year of the then-remaining Term plus a pro-rata share of One Dollar ($1.00) per square foot for any partial year) nor to pay any commission or fee to any broker representing Tenant in connection therewith. For the purposes of application of Section 2.6(c) below, Landlord will notify Tenant of Landlord’s good faith determination of Fair Market Rent for the Offer Space within ten (10) Business Days following Tenant’s exercise of the ROFO. Thereafter, the provisions of Section 2.6(c) will apply to the determination of Fair Market Rent for the Offer Space, with references in said Section 2.6(c) to the “Adjustment Date” being deemed references to the date upon which Tenant’s obligation to pay rent for the Offer Space commences. If Tenant does not exercise the ROFO with respect to such space within the time period required then (subject to the terms of the third sentence of this Section 1.1(b) and Section 8.10 below) Landlord shall be free to lease the Offer Space to a third party on any terms and conditions Landlord may desire. In the event this Lease is terminated for any reason, the rights granted to Tenant in this paragraph shall also terminate at the same time. In the event Tenant exercises the ROFO and thereafter an Event of Default on the part of Tenant occurs prior to Tenant’s occupancy of the Offer Space, Landlord may elect, by written notice to Tenant, to terminate Tenant’s prior exercise of the ROFO, in which event Tenant shall have no rights with respect to such Offer Space.
     The ROFO is personal to Tenant and any Qualified Transferee who takes an assignment of all of Tenant’s rights under this Lease. The ROFO shall be a continuing right, and Offer Space shall be offered to Tenant as provided herein from time to time as any portion of the Offer Space becomes available.
     1.2 Landlord’s Reserved Rights. In addition to all other rights reserved by Landlord under this Lease, Landlord reserves from the leasehold estate hereunder, and the Premises shall not include: (a) the exterior surfaces of the walls and windows bounding the Premises, and (b) all space located within the Premises for Major Vertical Penetrations (as defined below), conduits (subject to Tenant’s conduit rights set forth herein), electric and all other utilities, heating ventilation and air-conditioning and fire protection and life safety systems, sinks or other Building facilities that do not constitute Tenant Improvements (collectively, “Building Components”). Landlord shall have the use of the Building Components and (provided Landlord gives Tenant at least twenty-four (24) hours advance notice, which may be e-mail notice, except in the case of emergency when no notice shall be required) access through the Premises for operation, maintenance, repair or replacement thereof, subject to the provisions of this Section 1.2. Landlord shall have the right from time to time, to install, remove or relocate any of the Building Components within the Premises to locations that do not permanently and materially reduce the square footage of the Premises. As used herein, the term “Major Vertical Penetrations” shall mean the area or areas within Building stairs, elevator shafts, flues, pipe shafts, vertical ducts and the like that service more than one floor of the Building and their enclosing walls. The area of Major Vertical Penetrations shall be bounded and defined to include the perimeter walls thereof (or the extended plane of such walls over areas that are not enclosed). Notwithstanding the foregoing, Major Vertical Penetrations shall exclude, however, the structure to support the Building, including the structural concrete core walls and areas for the specific use of Tenant or installed at the request of Tenant, such as special stairs or elevators. Landlord shall use commercially reasonable efforts to ensure that the performance of any such work of repairs or alterations shall not materially interfere with Tenant’s use of or access to the Premises (or any material portion thereof) for Tenant’s business purposes (such efforts may include performing such work outside Normal Office Hours if performance of such work would be disruptive and shall include cleaning any work area prior to the commencement of the next Business Day).
     1.3 Common Areas. Tenant shall have the nonexclusive right (in common with other tenants or occupants of the Building, Landlord and all others to whom Landlord has granted or may hereafter grant such rights) to use the Common Areas (defined below), subject to the Rules and Regulations (as defined in Section 6.12 below). Landlord may at any time close temporarily any Common Areas to make repairs or changes therein or to effect construction, repairs, or changes within the Building, or to prevent the acquisition of public rights in such areas, or to discourage parking by parties other than tenants, and may do such other acts in and to the Common Areas as in its reasonable judgment may be desirable as long as such changes (i) do not change the nature of the Building to something other than a first class office building project, (ii) do not materially, adversely effect Tenant’s use of the Premises for the Permitted Use, or materially, adversely affect Tenant’s ingress to or egress from the Building, the Premises or the Garage, or (iii) do not reduce the number of parking spaces in the Garage by more than ten (10) spaces. The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord, provided that Landlord shall at all times maintain and operate the Common Areas in a first class manner consistent with “Comparable Buildings,” as such term is defined in Section 2.6(c) below. Landlord may from time to time permit portions of the Common Areas to be used exclusively by specified tenants such as, by way of example only, a tenant reception/party in the Building lobby. Landlord may also, from time to time, place or permit customer service and information booths, kiosks, stalls, push carts and other merchandising facilities (consistent with those in Comparable Buildings) but Landlord may not permit such facilities to be used by any Competitor (as defined in

Section 8.10 below) in the Common Areas. “Common Areas” shall mean any of the following or similar items: (a) to the extent included in the Building the total square footage of areas of the Building devoted to nonexclusive uses such as ground floor lobbies, seating areas and elevator foyers; fire vestibules; mechanical areas; restrooms and corridors on all floors; elevator foyers and lobbies on multi-tenant floors; electrical and janitorial closets; telephone and equipment rooms; and other similar facilities maintained for the benefit of Building tenants and invitees, but shall not mean Major Vertical Penetrations; and (b) all parking garage vestibules; restrooms; loading docks; locker rooms, exercise and conference facilities available for use by Building tenants (if any); walkways, roadways and sidewalks; trash areas; mechanical areas; landscaped areas including courtyards, plazas and patios; and other similar facilities maintained for the benefit of Building tenants and invitees. Except when and where Tenant’s right of access is specifically prevented as a result of (i) an emergency, (ii) a legal requirement, or (iii) a specific provision set forth in this Lease, Tenant shall have the right of ingress and egress to the Premises, the Building, and the Garage twenty-four (24) hours per day, seven (7) days per week, provided access may be subject to reasonable security restrictions.
     1.4 Calculation of Net Rentable Area; Useable Area. Tenant acknowledges that the term “Net Rentable Area” as used in this Lease shall mean the area or areas of space within the Building determined substantially in accordance with the ANSI/BOMA 1996 “Standards Method for Measuring Floor Area in Office Buildings” as customarily used by Landlord to measure space within the Building (the “BOMA Standard”) and shall include all space within any demising walls (measured from the mid-point of the demising walls for a multi-tenant floor and, in the case of exterior walls, measured to the inside surface of the outer pane of glass and extensions of the plane thereof in non-glass areas), plus Tenant’s pro rata share of Common Areas. Landlord shall determine Tenant’s pro rata share of Common Areas using any commercially reasonable allocation formula selected by Landlord excluding any space in the Building designated or leased for retail uses. No deductions from the rentable area shall be made for structure to the Building (such as columns or the structural concrete core) or projections necessary to the Building except for Major Vertical Penetrations. Tenant acknowledges that the term “Useable Area” means the Net Rentable Area less the Common Areas included in the calculation thereof.
     1.5 Confirmation of Area. Tenant, at Tenant’s sole cost, may hire the TI Architect (as defined in Exhibit C) to physically measure the as-built Initial Premises and the Building using the BOMA Standard provided that such remeasurement must be completed within sixty (60) days after the Delivery Date. If Tenant remeasures the Initial Premises and/or the Building, it shall deliver to Landlord a complete copy of all documentation relating to such remeasurement so that Landlord can either confirm or contest the accuracy of such remeasurement. If the result of the remeasurement varies from the numbers set forth herein then Landlord, Tenant and the TI Architect shall meet with Landlord’s architect to resolve the discrepancy. If and only if the remeasurement shows a discrepancy of one percent (1%) (greater than or less than) the numbers set forth in the Basic Lease Information Sheet, the size of the Initial Premises shall be adjusted accordingly. If the variance is less than one percent (1%) the numbers shall not be adjusted. In the event that the remeasurement does not show a discrepancy of one percent (1%) (greater than or less than) the numbers set forth in the Basic Lease Information Sheet, Tenant shall pay all costs associated with the remeasurement, including Landlord’s costs to contest or confirm the remeasurement. In the event that the remeasurement shows a discrepancy of more than one percent (1%) (greater than or less than) the numbers set forth in the Basic Lease Information Sheet, Landlord shall pay all costs associated with the remeasurement, including the cost of the TI Architect. If the parties acting reasonably and in good faith cannot resolve the discrepancy and agree on the actual square footage within thirty (30) days after Landlord’s receipt of the remeasurement, the matter shall be resolved through arbitration in accordance with the following paragraph. If Tenant does not elect to remeasure in accordance with this Section 1.5, Tenant shall be deemed to have waived such right and the numbers set forth in this Lease shall be conclusively deemed to be correct and shall not thereafter be subject to remeasurement, modification or adjustment.

     All disputes between Landlord and Tenant regarding the results of any remeasurement under this Section 1.5 shall be resolved through arbitration in accordance with this paragraph. If a party objects to the remeasurement calculations, it shall deliver an arbitration demand to the other party within forty (40) days after receipt of such remeasurement. Within ten (10) Business Days following delivery of an arbitration demand, the parties shall mutually select one (1) arbitrator who is a natural person not employed by either of the parties or any parent or affiliated partnership, corporation or other enterprise thereof, who shall be a licensed AIA architect with at least ten (10) years experience measuring space in Class A office buildings in the Seattle/Bellevue vicinity. If the parties do not agree on an arbitrator, then either party, on behalf of both, may request appointment of such a qualified person by the AAA in a written notice with a copy given to the other party. The arbitrator so selected shall decide the dispute, if it has not previously been resolved, by following the procedure set forth herein. The arbitrator shall state in writing his or her determination of the Net Rentable Area of the Initial Premises and the Building applying the BOMA Standard supported by the reasons therefor, and shall deliver a copy to each party. The arbitrator shall have no power to modify the provisions of this Lease or to revise the BOMA Standard or to apply any methodology for measuring space other than the BOMA Standard. The arbitrator shall complete its determination within ten (10) Business Days after appointment. The decision of the arbitrator shall be final and binding upon the parties. Each party shall pay the fees and costs of its own counsel. Tenant shall pay the costs of the arbitrator unless there is a discrepancy of one percent (1%) or more, in which case the non-prevailing party shall pay the costs of the arbitrator. If any arbitrator fails, refuses or is unable to act, his or her successor shall be appointed in the manner provided above.
ARTICLE 2
Term, Use of Premises and Base Rent
     2.1 Term.
          (a) Initial Term; Lease Year. Except as otherwise provided herein, the term “Term Commencement Date” shall mean the earlier of (a) the date that is one hundred eighty (180) days after the date on which Landlord delivers possession of the Premises to Tenant in the condition required hereunder (the “Delivery Date”), or (b) the date on which Tenant commences business operations in the Premises (as opposed to the construction of improvements or the installation of furniture or equipment) but in no event shall the Delivery Date be earlier than May 1, 2008, without Tenant’s consent. Notwithstanding the foregoing, Landlord shall permit Tenant access to the Initial Premises for purposes of verifying existing conditions as required under Exhibit C and for purposes of installing the Tenant Improvements for up to an additional sixty (60) days without triggering the Delivery Date but only if the Base Building Improvements have been completed and such access will not materially interfere with any remaining work to be completed by Landlord. “Initial Term” of this Lease shall mean the number of years set forth in the Basic Lease Information Sheet as Item 11, commencing on the Term Commencement Date through and including the Expiration Date. “Expiration Date” shall mean the last day of the calendar month in which the Term expires or such earlier date upon which this Lease is terminated pursuant to the terms hereof. “Lease Year” shall mean each twelve (12) month period commencing on April 1 of each calendar year following the Term Commencement Date and each anniversary thereof, during the Term except that the first Lease Year shall commence on the Term Commencement Date and shall end on March 31, 2009. Landlord shall use good faith efforts to keep Tenant informed as to the anticipated delivery schedule. On or before December 31, 2007, Landlord will provide to Tenant a status report on the progress of construction and the anticipated Delivery Date. Thereafter, if the anticipated Delivery Date changes, Landlord will provide updates to Tenant at least once per calendar month by delivering to Tenant the most recently updated construction schedule from the Landlord’s general contractor. If the anticipated Delivery Date changes, then beginning three (3) months prior to the anticipated Delivery Date, Landlord will provide Tenant with weekly updates on the current status of the Delivery Date.

          (b) Extension Terms. Provided that no material Event of Default is outstanding under this Lease at the time of exercise or at any time thereafter prior to the then-scheduled Expiration Date and no more than (1) material Event of Default has occurred during the two (2) years of the Term of this Lease immediately preceding the date on which Tenant’s Extension Notice is due, Tenant shall have two (2) consecutive options (each an “Extension Option”) to extend the Term of this Lease with respect to a minimum of fifty percent (50%) of the Initial Premises consisting of contiguous full floors (which must include floor 11), for the number of years set forth in the Basic Lease Information Sheet as “Extension Terms” in Item 11, commencing on the day after the expiration of the Initial Term or the first Extension Term (as applicable), subject to all of the terms and conditions of this Lease, except that Base Rent shall be adjusted as provided in Section 2.6(b) below. The Extension Options shall immediately terminate and be of no further force and effect if at any time after the earlier of (x) the date on which Tenant occupies the Initial Premises or (y) one (1) year after the Term Commencement Date, Tenant ceases to lease and occupy at least two hundred thousand (200,000) square feet of Net Rentable Area in the Building located on contiguous floors and including no more than one partial floor. If Tenant is in default at the time it exercises an Extension Option or at any time prior to the first day of such Extension Term, then Landlord shall, in its sole discretion, have the right to cancel the Extension Option on or before the date of commencement of the applicable Extension Term, if the default is not cured within the applicable cure period permitted hereunder, if any. If Tenant wishes to exercise an Extension Option, Tenant shall deliver an irrevocable written notice to Landlord at least twelve (12) months prior to the expiration of the Initial Term or the first Extension Term, as applicable (the “Extension Notice”). Any Extension Notice shall specify the portion of the Premises for which Tenant’s exercise of the Extension Option will be applicable subject to the minimum set forth above. If Tenant does not timely deliver an Extension Notice, then the Extension Options shall immediately terminate and be of no further force or effect and this Lease shall terminate on the scheduled Expiration Date. If Tenant does not exercise the first Extension Option then the second Extension Option shall immediately terminate and be of no further force or effect. The Extension Options shall be personal to Tenant, and may not be exercised by any Transferee (other than a Qualified Transferee who takes an assignment of all of Tenant’s rights and obligations under this Lease) without Landlord’s prior written consent. No further renewal or extension options shall be permitted and such rights shall not be deemed to have been created by Tenant’s exercise of the Extension Options herein. As used herein the “Term” shall mean the Initial Term and each Extension Term if validly exercised.
     2.2 Delay in Delivery. Tenant acknowledges that the actual Delivery Date may be delayed beyond the target Delivery Date set forth above and that Landlord shall not be liable for any such delay. If the actual Delivery Date has not occurred by September 30, 2008 (as such date may be extended due to delays caused by Tenant or its contractors and Force Majeure) then Tenant may elect to cancel this Lease by written notice to Landlord provided that such termination shall not be effective if the Delivery Date occurs within thirty (30) days after the date of delivery of such notice.
     2.3 Confirmation. When the actual Term Commencement Date is determined, Tenant shall, within ten (10) Business Days after receipt thereof, execute (or make good faith comments to) and return to Landlord a Rent/Lease Commencement Certificate in the form of Exhibit E attached hereto, or any similar form requested by Landlord, confirming the information thereon.
     2.4 Use. Subject to the restrictions set forth in Section 7.1, Tenant shall use the Premises solely for executive, professional, corporate and administrative offices (the “Permitted Use”) and may, at Tenant’s cost, include 24-hour operations, and for no other use or purpose. Notwithstanding the foregoing, for the purpose of limiting the type of use permitted by Tenant, or any party claiming through Tenant, but without limiting Landlord’s right to lease any portion of the Building to a tenant of Landlord’s choice, the Permitted Use shall not include: (a) offices of any agency or bureau of the United States or any state or political subdivision thereof; (b) offices or agencies of any foreign government or political subdivision thereof; (c) offices of any health care professionals or service organization, except for administrative offices where no diagnostic, treatment or laboratory services are performed; (d) schools or other training facilities that are not ancillary to Tenant’s business operations; (e) retail or restaurant uses (provided that this exclusion shall not preclude Tenant from installing and operating a lunchroom for Tenant’s employees and guests provided that the lunchroom does not include major cooking equipment such as grills, ovens [other than microwave ovens] and fryers); (f) broadcast studios or other broadcast production facilities, such as radio and/or television stations; (g) offices at which deposits or bills are regularly paid in person by customers; or (h) personnel agencies, except offices of executive search firms. With respect to the exterior “Outdoor Amenity Area” to be located along Northeast 4th Street approximately where indicated on Exhibit A, Landlord shall develop the area in cooperation with Tenant in order to create a mutually acceptable amenity package which could include construction of an outdoor sport court, outdoor barbeque/fireplace, patio area with “wi/fi” access and landscaping, provided such improvements do not diminish the value of the Building, subject to Landlord’s review and written approval. When developed, the Outdoor Amenity Area shall be made available to Tenant (at no additional cost to Tenant) and other tenants in the Building on a reservation basis coordinated by Landlord; however, Tenant shall have the first right to reserve the Outdoor Amenity Area at certain times designated and agreed to by Landlord and Tenant. Provided Landlord and Tenant reach agreement on the development of such area, Tenant shall be responsible for any incremental costs incurred in connection with the design, construction or installation of the Outdoor Amenity Area in excess of Landlord’s Base Building costs for the design, construction or installation of the Outdoor Amenity Area depicted on Landlord’s marketing materials provided to Tenant, and may apply a portion of the Cash Allowance to such costs. Tenant acknowledges that the costs of maintenance and repair of the Outdoor Amenity Area will be included in Operating Costs.
     2.5 Payments by Tenant. As used herein, the term “Rent” shall include Base Rent, Operating Costs (as defined in Article 4 below) and all other sums payable by Tenant to Landlord. Tenant shall pay Rent at the times and in the manner herein provided. All obligations of Tenant hereunder to make payments to Landlord shall constitute Rent and failure to pay the same when due shall give rise to the rights and remedies provided herein.
2.6 Payment of Base Rent.
          (a) General. Tenant’s obligation to pay Rent and its other obligations under this Lease shall commence upon the Term Commencement Date (except as expressly otherwise provided herein with respect to obligations arising earlier). The annual increases in Base Rent shall occur on April 1 of each calendar year after the Term Commencement Date. Tenant shall pay the Base Rent in the amounts set forth in the Basic Lease Information Sheet as Item 12 (as the same may be adjusted from time to time hereunder) in advance on or before the first day of each calendar month during the Term and any extensions or renewals thereof; provided, however, that Base Rent for the first calendar month in which Base Rent for the Premises is payable shall be paid on or before the Term Commencement Date. All payments of Rent due under this Lease shall be payable in advance, without demand (except as specifically provided herein) and without reduction, abatement (except as specifically provided herein), counterclaim or setoff (except as specifically provided herein), at the address specified in the Basic Lease Information Sheet as Item 5, or at such other address as may be designated by Landlord.
          (b) Adjustment of Base Rent. If Tenant exercises an Extension Option under Section 2.1(b), the Base Rent for the Extension Term shall be the greater of: (i) ninety-five percent (95%) of the Fair Market Rent (as defined in Section 2.6(c) below) based on a five (5) year term to begin on the first day of the Extension Term (an “Adjustment Date”); or (ii) Twenty-eight and 43/100 Dollars ($28.43) per square foot of Net Rentable Area per year for the length of the Extension Terms.
          (c) Definition of Fair Market Rent. “Fair Market Rent” as of any Adjustment Date shall mean the rate being charged during the preceding six (6) month period by direct landlords (including Landlord), in nonsublease, nonassignment, nonequity, nonexpansion, and nonrenewing lease transactions, for comparable space with comparable quality construction in the Building and comparable projects in the Market Area (“Comparable Buildings”), taking into consideration such things as: size (excluding any deals that are not multi floor transactions), location in the Building or Comparable Buildings, conditions in Comparable Buildings location, quantity and quality of tenant improvements or allowances existing or to be provided, extent of service provided or to be provided, age, floor levels, common area factors, finish allowances, conditions or concessions including rental abatements, parking charges or concessions, lease assumptions, moving allowances, space planning allowances, refurbishment allowances, the time the particular rate under consideration became or is to become effective, and any other concession or inducement, expense stop, other rental adjustments, credit standing of tenant, lease term and any other terms that would be relevant in making a market rate determination but excluding brokerage commissions. Fair Market Rent may include periodic or annual increases if such increases are consistent with then-existing market conditions. “Market Area” means Class A quality office projects and buildings with comparable finishes and amenities located in the downtown Bellevue central business district.
               (i) Landlord’s Determination. The following procedure set forth in this Section 2.6(b)(i) will apply to establish the Fair Market Rent if (x) Tenant timely delivered an Extension Notice or (y) Tenant and Landlord are determining the applicable rent payable for any Offer Space leased by Tenant under Section 1.1(b) above. With respect to any Extension Notice, not later than ninety (90) days prior to the Adjustment Date, Landlord will notify Tenant of Landlord’s good faith determination of Fair Market Rent as of such Adjustment Date. Failure on the part of Landlord to give such notice in a timely manner shall not vitiate the right to require adjustment of Base Rent or delay the effective date of the adjustment in Base Rent. If Landlord does not provide its good faith determination in a timely manner then Tenant may request in writing that Landlord provide its determination and Landlord shall provide the good faith determination of Fair Market Rent within thirty (30) days after receipt of such request. If Tenant disputes the amount claimed by Landlord as Fair Market Rent, the parties shall attempt to agree on Fair Market Rent within thirty (30) days after receipt of Landlord’s good faith determination of the Fair Market Rent (the “Negotiation Period”). If such dispute is not resolved by mutual agreement within the Negotiation Period, then either party may submit the issue to arbitration, as described below, based on each party’s final proposal as to Fair Market Rent submitted in writing to the other party prior to the end of the Negotiation Period (each a “Final Submission”). Should the arbitration not be concluded prior to the Adjustment Date, Tenant shall pay Rent to Landlord after the Adjustment Date at the rates applicable during the period immediately preceding the Adjustment Date. Any adjustment required to correct the amount previously paid shall be made by payment by or to Tenant within thirty (30) days after final determination of Fair Market Rent.
               (ii) Arbitration of Fair Market Rent. The award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding between the parties. The arbitration shall be conducted and determined in the City of Bellevue, Washington, in accord with the then-prevailing commercial arbitration rules of the American Arbitration Association or its successor for arbitration of commercial disputes except that the procedures mandated by said rules shall be modified as follows:
                    (A) If the parties are unable to reach an agreement on Fair Market Rent during the Negotiation Period, the party demanding arbitration shall, in its demand, specify the name and address of the person to act as the arbitrator on its behalf. Each arbitrator hereunder shall be qualified as a real estate appraiser with at least the immediately preceding five (5) years experience appraising first-class commercial office space in the Market Area who would qualify as an expert witness over objection to give testimony addressed to the issue in a court of competent jurisdiction and who is unrelated to and does not otherwise perform any services for either party. Within ten (10) Business Days after receipt of a demand for arbitration, the recipient shall give notice to the other party specifying the name and address of the person to act as the arbitrator on its behalf. If the recipient fails to timely notify the other party of the appointment of its arbitrator, then the arbitrator appointed by the other party shall be the arbitrator to determine the issue. When the arbitrator(s) have been selected, the parties shall deliver to the arbitrator(s) a copy of each party’s Submission.
                    (B) If two (2) arbitrators are chosen pursuant to the preceding Section, the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and attempt to reach agreement as to which of the two (2) Final Submissions most closely reflects Fair Market Rent. If, within ten (10) Business Days after such first meeting, the two (2) arbitrators have not agreed upon a determination of Fair Market Rent, they shall, within an additional five (5) Business Days, appoint a third arbitrator who shall be similarly qualified. If they are unable to agree upon such appointment within such five (5) Business Day period, the third arbitrator shall be selected by the parties themselves if they can agree thereon, within a further period of ten (10) Business Days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by a court of the State of Washington sitting in King County pursuant to RCW 7.04.050. Request for appointment shall be made in writing with a copy given to the other party. Each party agrees that said court shall have the power to make the appointment; provided, however, if the court does not make a determination within ten (10) Business Days of request by either party for the appointment of a third arbitrator, appointment of such third arbitrator shall be made in accordance with the selection procedure of the commercial arbitration rules of the American Arbitration Association or its successor for arbitration of commercial disputes. The three (3) arbitrators shall decide the dispute, if it has not previously been resolved, by following the procedure set forth below.
                    (C) The arbitrator selected by each of the parties shall state in writing his determination of which Final Submission most closely reflects the Fair Market Rent, supported by the reasons therefor, and shall deliver a copy to each party. The arbitrators shall arrange for a simultaneous exchange of such determinations to the other arbitrator and to the third (3rd) arbitrator. The role of the third arbitrator shall be to select which of the two (2) Final Submissions most closely approximates his determination of Fair Market Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the Final Submissions. The Final Submission he chooses as most closely approximating his determination of Fair Market Rent shall constitute the decision of the arbitrators and shall be final and binding upon the parties.
                    (D) If any arbitrator fails, refuses or is unable to act, his successor shall be appointed by him, but in the case of the third arbitrator, his successor shall be appointed in the same manner as provided for appointment of the third arbitrator. The arbitrators shall attempt to decide the issue within ten (10) Business Days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties. Each party shall pay the fees and costs of its own counsel and other consultants. The losing party shall pay the fees and costs of the arbitrators and of the expert witnesses (if any) of the prevailing party as well as those of its expert witnesses. For purposes hereof, the losing party shall be that party whose Final Submission was not selected by the third arbitrator.
                    (E) The arbitrators shall have the right to consult experts and competent authorities with factual information or evidence pertaining to a determination of Fair Market Rent, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine. The arbitrators will be required to refer to the definition of Fair Market Rent set forth herein in making their determination and will not be permitted to refer to any other valuation methodology or declaration. The arbitrators shall render their decision and award in writing and shall deliver copies to each party. The arbitrators shall have no power to modify the provisions of this Lease.
     2.7 Partial Months. If the Term Commencement Date occurs on other than the first day of a calendar month, then Base Rent and Operating Costs for such partial calendar month shall be prorated based on the actual number of days in the month and the prorated installment shall be paid on the Term

Commencement Date together with any other amounts payable on that day. If the Expiration Date occurs on other than the last day of a calendar month, then Base Rent and Operating Costs for such partial calendar month shall be prorated based on the actual number of days in the month and the prorated installment shall be paid on the first day of the calendar month in which the Expiration Date occurs.
ARTICLE 3
Security Deposit
[Intentionally Omitted]
ARTICLE 4
Payment of Operating Costs
     4.1 Net Lease. This is a net lease. Except as otherwise provided herein, Base Rent shall be paid to Landlord absolutely net of all costs and expenses. The provisions of this Article 4 for payment of Operating Costs by means of periodic payment of Tenant’s Proportionate Share (as defined in Section 4.3) of Estimated Operating Costs (as defined in Section 4.2) and the Operating Costs Adjustment (as defined in Section 4.6) are intended to pass on to Tenant and reimburse Landlord for Tenant’s Proportionate Share of all costs and expenses of the nature described in Section 4.4.
     4.2 Estimated Payments. Tenant shall pay Tenant’s Proportionate Share of Estimated Operating Costs in advance on or before the first day of each calendar month during the Term and any extensions or renewals thereof. “Estimated Operating Costs” for any calendar month shall mean Landlord’s estimate of Operating Costs for the calendar year within which such month falls, divided into twelve (12) equal monthly installments. Landlord shall provide Tenant with a statement setting forth the Estimated Operating Costs and Tenant’s Proportionate Share thereof within a reasonable period of time not later than sixty (60) days before the Term Commencement Date and the commencement of each calendar year thereafter. Landlord’s annual statement of estimated Operating Costs for any ensuing year shall be set forth in reasonable detail and shall contain (i) a breakdown of component costs by major cost category, and (ii) the method of calculation of any adjustment performed by Landlord in estimating Operating Costs pursuant to the terms of Section 4.5 below. Landlord may, in good faith, adjust such estimate from time to time by written notice but not more often than twice in any calendar year. Until a new statement of Estimated Operating Costs is received Tenant shall continue to make the monthly payment of Estimated Operating Costs applicable to the prior year.
     4.3 Tenant’s Proportionate Share. “Tenant’s Proportionate Share” shall be calculated by Landlord for each calendar year of the Term and shall mean a percentage equal to the Net Rentable Area of the Premises divided by the greater of (a) ninety-five percent (95%) of the total Net Rentable Area in the Building leased or held for lease, or (b) the Net Rentable Area of the Building actually leased to tenants. As of the date of this Lease, Tenant’s Proportionate Share is estimated to be the percentage set forth in the Basic Lease Information Sheet as Item 8.
     4.4 Operating Costs. “Operating Costs” shall, subject to the exclusions set forth below, mean all expenses and costs (but not specific costs that are separately billed to and payable by specific tenants) that Landlord shall pay or incur or become obligated to pay or incur (including, without limitation, costs incurred by managers and agents that are reimbursed by Landlord) (without duplication) in the management, repair, maintenance, replacement, preservation, and operation of the Building and any supporting facilities directly serving the Building (as allocated to the Building in accordance with standard accounting principles), calculated in accordance with standard accounting principles and commercially reasonable property management practices, both consistently applied on a year-over-year basis). Operating Costs shall include, but not be limited to the following expenses:
          (a) Wages, salaries, reimbursable expenses and benefits of all on-site and off-site personnel (including supervisory personnel who are directly involved in the management of the Building) engaged in the operation, repair, maintenance and security of the Building (prorated, in the case of employees, including supervisory personnel, performing services for one or more properties, on the basis of the reasonably allocated number of hours spent performing services for the Building) and the direct costs of training such employees.
          (b) Costs (including allocated rental) for the property management (but not leasing) office and office operation (provided that if the property management office serves more than one Building or property, such costs shall be allocated on an equitable and consistent basis, year over year, among the properties for which such office provides management services); costs of operating exercise facilities in the Building, if any, available for use by tenants, including the cost of acquiring or leasing equipment therein (less revenues actually received in connection with the use thereof); and costs of operating any conference facilities in the Building, if any, available for use by tenants, including the cost of acquiring or leasing equipment therein (less revenues received in connection with the use thereof).
          (c) All supplies, materials, furniture and rental equipment used in the operation and maintenance of the Building, including, without limitation, the reasonable cost of erecting, maintaining and dismantling art work and similar decorative displays commensurate with operation of Comparable Buildings.
          (d) Utilities, including, without limitation, water, gas, power, sewer, waste disposal, communication and cable television facilities, heating, cooling, lighting and ventilation of the Building.
          (e) All maintenance, extended warranties (amortized over the period of such warranty), janitorial and service agreements for the Building and the equipment therein, including, but not limited to, alarm service, window cleaning, elevator maintenance, and maintenance and repair of the Building and all Building Components.
          (f) A management fee equal to three percent (3%) of all revenue derived from the Building, including without limitation, all Rent hereunder, all rent and other payments derived from other tenants in the Building (excluding sums paid in reimbursement of the management fee), parking revenue, and other revenues derived from licenses of any other part of or right in the Building.
          (g) Legal and accounting services for the Building, including, but not limited to, the costs of annual audits by certified public accountants of Operating Costs records in order to produce statements of estimated and actual Operated Costs (other than reimbursement of any audit costs due Tenant under Section 4.9 or any other tenant under similar provisions in their respective leases or the cost of defending or completing audits of Landlord’s books and records by tenants pursuant to provisions similar to Section 4.4); provided, however, that Operating Costs shall not include legal fees related to (i) negotiating lease terms for prospective tenants, (ii) negotiating termination or extension of leases with existing tenants, (iii) proceedings against tenants for the collection of rent or other sums due Landlord from such tenants; or (iv) the initial development and/or initial construction of the Building.
          (h) All insurance premiums and costs, including but not limited to, the premiums and cost of fire, casualty, liability, rental abatement or interruption and earthquake insurance applicable to the Building and Landlord’s personal property used in connection therewith (and all amounts paid as a result of loss sustained that would be covered by such policies but for commercially reasonable “deductible” or self-insurance provisions); provided, however, that the deductible or self-insured retention for earthquake and terrorism coverage (or any other coverage for which deductibles are commonly stated as a percentage of value or are otherwise higher than normal casualty coverage limits) shall not exceed ten percent (10%) of Operating Costs in any calendar year, and if any deductible or self-insured retention described in the preceding clause is not fully recouped in the year in which the insured event occurs, the balance of the deductible shall be included in Operating Costs in subsequent years provided that the maximum pass through in any year shall not exceed ten percent (10%) of Operating Costs for that year and in no event shall the deductible for any occurrence be passed through for more than five (5) years.

          (i) Repairs, replacements and general maintenance of the Building (except for repairs and replacements (x) paid for from the proceeds of insurance [and Landlord hereby agrees to use diligent, good faith efforts to obtain in each instance the maximum possible recovery from available insurance coverage], or (y) payable directly by Tenant, other tenants or any third party).
          (j) All real and personal property taxes, assessments, local improvement or special benefit district charges and other governmental charges, special and general, known and unknown, foreseen and unforeseen, of every kind and nature whatsoever: (i) attributable to the Real Property or the Building or levied, assessed or imposed on, the Real Property or the Building, or any portion thereof, or interest therein; (ii) attributable to or levied upon Landlord’s personal property located in, and/or used in the operation of the Building; (iii) surcharges and all local improvement or special benefit and other assessments levied with respect to the Building, the Real Property, and all other property of Landlord used in the operation of the Building; (iv) any taxes levied or assessed in lieu of, in whole or in part, or in addition to such real or personal property taxes; (including, but not limited to, leasehold taxes, business and occupation taxes and taxes or license fees upon or measured by the leasing of the Building or the rents or other income collected therefrom; and (v) any and all reasonable costs, expenses and attorneys’ fees paid or incurred by Landlord in connection with any proceeding or action to contest in whole or in part, formally or informally, the imposition, collection or validity of any of the foregoing taxes, assessments, charges or fee (collectively, “Real Property Taxes”). If by law any Real Property Taxes may be paid in installments at the option of the taxpayer, then Landlord shall include within Real Property Taxes for any year only those installments (including interest, if any) which would become due by exercise of such option. Real Property Taxes shall not include (x) inheritance or estate taxes imposed upon or assessed against the Building, or any part thereof or interest therein, or (y) federal or state income taxes computed upon the basis of the Landlord’s net income. If Landlord receives a refund of Real Property Taxes, or a credit against its future Real Property Taxes, for any calendar year, Landlord shall, at its election, either pay to Tenant, or credit against subsequent payments of Rent due hereunder, an amount equal to Tenant’s Proportionate Share of the refund, net of any reasonable expenses incurred by Landlord in achieving such refund; provided, however, if this Lease shall have expired or is otherwise terminated, Landlord shall refund in cash any such refund or credit due to Tenant within thirty (30) days after Landlord’s receipt of such refund or its receipt of such credit against future Real Property Taxes. Real Property Taxes shall not include (A) any excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents or receipts), (B) penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments of, and/or to file any tax or informational returns with respect to, any Real Property Taxes, when due, except to the extent caused by Tenant’s failure to pay Rent when required hereunder, (C) any real estate taxes directly payable by Tenant or any other tenant in the Building under the applicable provisions in their respective leases, (D) any items included as Operating Costs or specifically excluded from Operating Costs, (E) any gross receipts or gross income taxes to the extent that same are substituted for any net income taxes, (F) any hotel, sales, gross receipts or business entity fee (unless such taxes of fees replace the current system of real property taxes in effect as of the date hereof), and (G) mitigation or impact fees or subsidies, imposed or incurred as a condition of the initial construction, but not ongoing operation or ownership of, the Building (“Initial Assessments”).
          (k) Amortization (together with interest at the Prime Rate plus two and one-half percent (2-1/2%) per annum) of capital improvements made: (i) to comply with the requirements of law, ordinance rule or regulation first enacted or enforced against the Building after the issuance of the building permit for the Base Building, (ii) to replace items which Landlord would be obligated to maintain under this Lease; or (iii) for the purpose of energy conservation or to improve the operating efficiency or reduce Operating Costs of the Building if Landlord reasonably believes the amortized cost will approximate the cost savings over the useful life of the item in question. Upon request, Landlord will provide Tenant with the basis for Landlord’s belief that the amortized cost of item in question will approximate the cost savings over its useful life. As used in this Section, (A) “amortization” shall mean allocation of the cost equally to each year of useful life (measured by a commercially reasonable standard), as reasonably calculated by Landlord, of the items being amortized, and (B) “Prime Rate” shall mean The Wall Street Journal Prime Rate as published from time to time. Notwithstanding the foregoing, Landlord may treat as expenses (chargeable in the year incurred), and not as capital costs, items that on a cumulative basis are less than two percent (2%) of Estimated Operating Costs for the year in question.
          (l) All charges of any kind and nature, but excluding Initial Assessments, imposed, levied, assessed, charged or collected by any governmental authority or other entity either directly or indirectly: (i) for or in connection with public improvements, user, maintenance or development fees, transit, parking, housing, employment, police, fire, open space, streets, sidewalks, utilities, job training, child care or other governmental services or benefits; or (ii) for environmental matters (unless arising from a violation of applicable Hazardous Materials Laws resulting from Landlord’s gross negligence or willful misconduct) or as a result of the imposition of mitigation measures, including compliance with any transportation management plan, or fees, charges or assessments as a result of the treatment of the Building, or any portion thereof or interest therein, as a source of pollution or storm water runoff.
     Notwithstanding the foregoing, Operating Costs shall not include:
               (i) any sums collected from other Building tenants for special services provided to such tenant, in excess of the services provided to Tenant hereunder;
               (ii) amounts received from insurance claims and costs of repair and reconstruction related thereto to the extent of insurance proceeds received by Landlord (other than commercially reasonable deductible amounts under applicable insurance policies) (and Landlord hereby agrees to use diligent good faith efforts to obtain in each instance the maximum recovery from available insurance coverage), or the extent that Landlord would have received such proceeds had Landlord maintained the insurance coverage required under this Lease;
               (iii) ground rent (if any);
               (iv) interest or loan fees incurred in connection with any loan secured by the Building or the Real Property;
               (v) costs of work to the Building that are necessary to comply with applicable laws, regulations, ordinances or codes relating to the initial construction of the Base Building in effect as of the date on which the building permit was issued;
               (vi) leasing commissions;
               (vii) except as permitted under Section 4.4(k) above, depreciation or amortization of the Building or Building Components or any expenses that should be capitalized in accordance with standard accounting practices (similar to those accounting practices used by owners of Comparable Buildings), consistently applied;
               (viii) any penalties due to violation of law or fines imposed for late payment of any Operating Costs by Landlord or interest thereon, unless such penalties, interest or fines were caused directly or indirectly by Tenant;
               (ix) attorneys’ fees, costs, disbursements and other expenses incurred in connection with rent disputes with tenants, or lease negotiations with prospective or existing tenants;
               (x) marketing and promotional costs relating to securing new tenants;
               (xi) Landlord’s general corporate overhead and general and administrative expenses, other than a commercially reasonable allocation of costs relating to accounting, payroll, legal and computer services even if such services are partially or totally rendered in locations outside the Building;
               (xii) costs of special services (which shall not cover normal variations in repairs or the need for repairs) not rendered to tenants generally;
               (xiii) the costs of electrical power provided to the premises of other tenants or occupants of the Building on a separately metered (i.e., “direct pay”) basis to the extent usage exceeds the Building’s standard allocation;
               (xiv) repairs or rebuilding necessitated by condemnation to the extent covered by condemnation awards or payments in lieu thereof, received by Landlord;
               (xv) tenant concessions and any other costs associated with the leasing or sale of the Building, Property or any portion thereof;
               (xvi) Landlord’s costs of any service sold to any tenant or occupant of the Building for which Landlord is reimbursed as an additional charge or rental over and above the basic rent and escalations payable under the lease or occupancy agreement with that tenant or other occupant (including, without limitation, after-hours HVAC costs or over-standard electrical consumption costs paid by other tenants or occupants);
               (xvii) the cost of the initial construction of the Base Building;
               (xviii) reserves of any kind;
               (xix) expenses for repairs, replacements or improvements arising from the initial construction of the Base Building to the extent such expenses are either (i) reimbursed to Landlord by virtue of warranties from contractors or suppliers or (ii) result from reason of structural or latent defects in the Base Building;
               (xx) costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, such as trustee’s fees, annual fees, partnership or organization or administration expenses, deed recordation expenses, as well as the operation of the entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Building, as well as partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building or any part thereof, legal fees, awards or judgments incurred with respect to any disputes between Landlord and its employees or disputes between Landlord and Building management or personnel;
               (xxi) to the extent such facilities or services are not available to all tenants in the Building, (i) the cost of installing, operating and maintaining any specialty service, observatory, broadcasting facilities, luncheon club, museum, athletic or recreational club, or child care facility, and (ii) the cost of installing, operating and maintaining any other service operated or supplied by or normally operated or supplied by a third party under an agreement between a third party and a landlord;
               (xxii) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (other than a concierge service provided to all tenants);
               (xxiii) the cost of leasing any item, the purchase price of which, if purchased, would not be included as an Operating Cost;
               (xxiv) costs for acquisition of sculpture, paintings, other objects of art except for holiday decorations;
               (xxv) the entertainment expenses and travel expenses of Landlord, its employees (above Group Manager level), agents, partners and affiliates;

               (xxvi) costs attributable to any revenue generating signs or any rooftop equipment, fixtures, or installations which are not generally available for use to all tenants at the same cost; and
               (xxvii) increased costs resulting from Landlord’s violation of the provisions of any lease in the Building.
     4.5 Adjustment for Occupancy. Notwithstanding any other provision herein to the contrary, if during any year of the Term the Building is not fully occupied or all premises within the Building do not receive Basic Services (as defined in Section 5.1 below), then an adjustment shall be made in computing variable Operating Costs for such year so that variable Operating Costs shall be computed as though the Building had been fully occupied and provided with Basic Services during such year; provided, however, that (i) Landlord shall not make a profit by charging items to Operating Costs that are otherwise also charged separately to others and (ii) in no event shall Landlord collect in total, from Tenant and all other tenants of the Building, an amount greater than one hundred percent (100%) of Operating Costs during any year of the Term. As used herein “Variable Operating Costs” shall mean those Operating Costs that change due to changes in the occupancy level within the Building, such as janitorial services for tenant occupied spaces.
     4.6 Computation of Operating Costs Adjustment. The term “Operating Costs Adjustment” for any calendar year shall mean the difference, if any, between Estimated Operating Costs and actual Operating Costs for that calendar year. Landlord shall, within a reasonable period of time after the end of any calendar year for which Estimated Operating Costs differs from actual Operating Costs, give written notice thereof to Tenant (a “Cost Statement”). The Cost Statement shall include a statement of the total Operating Costs applicable to such calendar year and the computation of the Operating Costs Adjustment, including the following major categories and subcategories of Expenses: maintenance and repairs (cleaning; security; elevators; supplies; waste removal; heating, ventilation and air conditioning; landscaping); utilities (electricity; gas; and water and sewer); insurance; salaries (engineering; and administrative); general and administrative (management fees; professional services; office supplies; and other) and Real Property Taxes, the amounts charged to all tenants and Tenant’s Proportionate Share thereof, Landlord’s reconciliation between Tenant’s estimated payments and actual amounts due, and Landlord’s adjustment calculations and recalculations, if any, pursuant to Section 4.5. Landlord’s failure to give such Cost Statement within a reasonable period of time after the end of any calendar year for which an Operating Costs Adjustment is due shall not release either party from the obligation to make the adjustment provided for in Section 4.7. Tenant shall have no liability for any amounts of Operating Costs which may be invoiced for any given calendar year more than two (2) years after the expiration of such calendar year, except for amounts relating to Real Property Taxes for which appeals of valuations or assessments are pending. Landlord shall have no liability for refund or credit of any Rent paid by Tenant for any given calendar year more than two (2) years after the expiration of such calendar year except to the extent provided in connection with Tenant’s audit right under Section 4.9, and except for amounts relating to Real Property Taxes for which appeals of valuations or assessments are pending.
     4.7 Adjustment for Variation Between Estimated and Actual. If Tenant’s Proportionate Share of Operating Costs for any calendar year exceeds the payments received by Landlord towards Tenant’s Proportionate Share of Estimated Operating Costs for such year, Tenant shall pay to Landlord Tenant’s Proportionate Share of the Operating Costs Adjustment within thirty (30) days after the date of delivery of the Cost Statement. In no event shall Tenant’s payment of such Tenant’s Proportionate Share of the Operating Costs Adjustment constitute an agreement, acknowledgement or consent by Tenant that such amount is correct or is owed by Tenant, or a waiver of any of Tenant’s audit or other rights hereunder. If Tenant’s Proportionate Share of Operating Costs for any calendar year is less than the payments received by Landlord towards Tenant’s Proportionate Share of Estimated Operating Costs for such year, then Landlord, at Landlord’s option, shall either (a) pay Tenant’s Proportionate Share of the Operating Costs Adjustment to Tenant in cash within thirty (30) days following the delivery of the Cost

Statement, or (b) credit said amount against future installments of Estimated Operating Costs payable by Tenant hereunder; provided that if the Term is scheduled to expire prior to the completion of any such credit, Landlord will pay any remaining balance to Tenant within fifteen (15) days after expiration of this Lease. If the Term commences or terminates at any time other than the first day of a calendar year, Tenant’s Proportionate Share of the Operating Costs Adjustment shall be calculated based upon the exact number of calendar days during such calendar year that fall within the Term, and any payment by Tenant required hereunder shall be paid even if the Term has expired when such determination is made.
     4.8 Cap on Controllable Operating Costs. Notwithstanding anything in this Article 4 to the contrary, the amount of Controllable Operating Costs charged to and payable by Tenant for each year shall not increase by more than the greater of (i) four percent (4%) per year on a cumulative, annually compounding basis over the then-expired portion of the Term, or (ii) the cumulative increase in the CPI Index (as defined in Section 13.4 below) over the then-expired portion of the Term. “Controllable Operating Costs” shall mean Operating Costs other than: utilities charges, insurance premiums and deductibles, union wages, any service contracts which are competitively bid, government imposed charges which are Operating Costs (including Real Property Taxes) and any other items outside of Landlord’s reasonable control.
     4.9 Audit Right. Tenant shall have the right to conduct an audit of Landlord’s books and records relating to Operating Costs during the immediately preceding two (2) calendar years provided that Tenant delivers to Landlord written notice of its intent to audit within ninety (90) days after receipt by Tenant of Landlord’s Cost Statement for either of the two (2) years or one hundred twenty (120) days after expiration of this Lease. Tenant must complete such audit within one hundred and twenty (120) days after the date of Tenant’s notice of intent to audit. Tenant’s right to audit is subject the following terms and conditions:
          (a) Tenant may not conduct an audit if an Event of Default is outstanding with respect to payment of Base Rent or Tenant’s Proportionate Share of Operating Costs.
          (b) Tenant shall have the right to have an employee of Tenant or a Qualified Auditor (as defined below) inspect Landlord’s accounting records at Landlord’s office no more than once per calendar year (which inspection may occur over multiple days).
          (c) Neither the employee of Tenant nor the Qualified Auditor shall be employed or engaged on a contingency basis, in whole or in part.
          (d) Prior to commencing the audit, Tenant and the auditor shall: (i) provide Landlord with evidence that the individual performing the audit is a certified public accountant (a “Qualified Auditor”); (ii) each sign a confidentiality letter to be provided by Landlord, consistent with the provisions of this Section 4.9; and (iii) provide Landlord with evidence of the fee arrangement between the auditor and Tenant.
          (e) The audit shall be limited solely to confirming that the Operating Costs reported in the Landlord’s Cost Statement are consistent with the terms of this Lease. The auditor shall not make any judgments as to the reasonableness of any item of expense and/or the total Operating Costs of the Building, nor shall such reasonableness be subject to audit except where this Lease specifically states that a particular item must be reasonable.
          (f) If Tenant’s auditor finds errors or overcharges in Landlord’s Cost Statement that Tenant wishes to pursue, then within the time period set forth above Tenant shall advise Landlord thereof in writing with specific reference to claimed errors and overcharges and the relevant Lease provisions disqualifying such expenses. Landlord shall have a reasonable opportunity to meet with Tenant’s auditor (and any third auditor selected hereinbelow, if applicable) to explain its calculation of Operating Costs, it being the understanding of Landlord and Tenant that Landlord intends to operate the Building as a first-class office building with services at or near the top of the market. If Landlord agrees with said findings, appropriate rebates or charges shall be made to Tenant. If Landlord does not agree, Landlord shall engage its own auditor to review the findings of Tenant’s auditor and Landlord’s books and records. The two (2) auditors and the parties shall then meet to resolve any difference between the audits.
          (g) If agreement cannot be reached within two (2) weeks thereafter, then the auditors shall together select a third auditor (who shall be a Qualified Auditor not affiliated with and who does not perform services for either party or their affiliates) to which they shall each promptly submit their findings in a final report, with copies submitted simultaneously to the first two (2) auditors, Tenant and Landlord. Within two (2) weeks after receipt of such findings, the third auditor shall determine which of the two reports best meets the terms of this Lease, which report shall become the “Final Finding”. The third auditor shall not have the option of selecting a compromise between the first two auditors’ findings, nor to make any other finding.
          (h) If the Final Finding determines that Landlord has overcharged Tenant, Landlord shall credit Tenant toward the payment of the Base Rent next due and payable under this Lease the amount of such overcharge. If the Final Finding determines that Tenant was undercharged, then within twenty (20) days after the Final Finding, Tenant shall reimburse Landlord the amount of such undercharge.
          (i) If the Final Finding results in a credit to Tenant in excess of three percent (3%) of Tenant’s Proportionate Share of the Operating Costs for a calendar year subject to the audit, Landlord shall pay its own audit costs and reimburse Tenant for its costs associated with said audits. In all other events, each party shall pay its own audit costs, including one half (1/2) of the cost of the third auditor.
          (j) The results of any audit of Operating Costs hereunder shall be treated by Tenant, all auditors, and their respective employees and agents as confidential, and shall not be discussed with nor disclosed to any third party, except for disclosures required by applicable law, court rule or order or in connection with any litigation or arbitration involving Landlord or Tenant.
     4.10 Review, Approval of Budget. At all times during the Term during which Tenant is leasing one hundred percent (100%) of the Net Rentable Area of the office portion of the Building, Tenant shall have the right to review and approve Landlord’s proposed annual budget for Operating Costs, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that in no event shall Landlord be required to provide any services for which Tenant will not approve the budgeted cost nor reduce any service if and to the extent Landlord believes to do so would adversely affect the value of the Building. During periods when Tenant is entitled to review and approve the proposed annual budget for Operating Costs hereunder, the parties agree as follows: (i) Landlord shall deliver to Tenant its preliminary proposed annual budget for Operating Costs on or before September 1 of the year preceding such budget year; (ii) any changes proposed by Tenant must be specified in detail in a written notice to Landlord no later than twenty (20) Business Days following Tenant’s receipt of the proposed budget; and (iii) Landlord shall deliver to Tenant its final proposed annual budget for Operating Costs on or before December 1 of the year preceding such budget year.
ARTICLE 5
Landlord’s Covenants
     5.1 Basic Services. Landlord shall maintain and operate the Building in a first class manner consistent with Comparable Buildings, and provide ingress and egress control services to the Building in a first class manner consistent with the Comparable Buildings. During Tenant’s occupancy of the Premises Landlord shall provide the following (“Basic Services”):
          (a) Cold water for restroom and drinking fountain purposes and hot water (other than hot water for special needs which will be supplied as an Extra Service) for restroom purposes, at those points of supply provided generally for use of tenants in the Building.

          (b) Central heat, ventilation and air conditioning (“HVAC”) in season sufficient to meet the requirements set forth on Schedule C-1 under “Indoor Design Conditions,” for office usage during Normal Office Hours. If Tenant installs supplemental HVAC units to serve the Premises then there shall be separate meters installed by Tenant as part of the Tenant Improvements and Tenant shall pay for the cost of electricity consumed by such units based on such measured usage, based on an hourly charge reflecting Landlord’s full cost (including a commercially reasonable allocation for on-site engineers if and to the extent such engineers are involved) but without a mark-up for profit. Notwithstanding the foregoing, Landlord will not charge Tenant directly for responding to hot/cold calls for Building Standard Improvements.
          (c) Routine maintenance, repairs, structural and exterior maintenance (including exterior glass and glazing and interior glass and glazing in Common Areas), painting and electric lighting service for all public areas and special service areas of the Building in good condition, in compliance with all applicable Laws and in a manner consistent with first-class office buildings. Landlord’s obligation with respect to repair as part of Basic Services under this Section 5.1 shall be limited to (i) the structural portions of the Building, (ii) the exterior walls of the Building, including glass and glazing, (iii) the roof, (iv) mechanical (including without limitation, Base Building HVAC and elevators), electrical, plumbing and life safety systems that are considered Building Standard Improvements (as defined in Schedule C-2 attached hereto) and all replacements of same, and (v) Common Areas.
          (d) Janitorial service on a five (5) day week basis, excluding holidays.
          (e) An electrical system to convey power delivered by public utility or other providers selected by Landlord, in amounts sufficient for normal office operations during Normal Office Hours as provided in similar office buildings and to satisfy the requirements set forth on Schedule C-1 under “Electrical System.” If Tenant’s electrical consumption, as reasonably estimated by Landlord based upon rated capacity (or based upon metered consumption), exceeds the wattage per square foot of Net Rentable Area set forth in Schedule C-1, Tenant shall pay the actual cost of any such excess consumption together with any additional cost necessary to provide such excess capacity. If the installation and operation of Tenant’s electrical equipment requires additional air conditioning capacity above that provided by the Building Standard Improvements, then (i) Landlord will notify Tenant and the parties will thereafter meet and confer in good faith in an effort to determine the most cost effective manner in which to mitigate the effects of such equipment on the Building’s air conditioning system, and (ii) the cost of installing additional air conditioning and operation which Landlord reasonably determines is required (including utilities) shall be paid by Tenant; any charges for electrical consumption described herein will be billed to Tenant at the actual cost of electrical consumption billed at the average cost per kilowatt-hour without any mark-up or service charge, such that in no event will Tenant pay Landlord a higher rate per kilowatt-hour than Landlord actually pays the appropriate utility, and shall be considered an Extra Service, subject to the provisions of Section 5.4 below except Landlord shall not charge any additional fee for the electrical service. Tenant covenants that Tenant’s use and consumption of electric current shall not at any time exceed the capacity of any of the electrical facilities and installations in or otherwise serving or being used in the Premises and Tenant shall, upon the submission by Landlord to Tenant of written notice specifying Landlord’s belief that Tenant’s use may exceed such capacity, promptly meet and confer in good faith with Landlord in a mutual effort to determine the most cost-effective manner in which to mitigate Tenant’s usage so as not to exceed such capacity. If, within thirty (30) days following the parties’ initial meeting, the parties have failed to reach agreement as to the appropriate method of mitigation, at Landlord’s written request, either (A) Tenant shall promptly cease the use of any of Tenant’s electrical equipment which Landlord in good faith believes will cause Tenant to exceed such capacity or (B) Landlord shall have the right to install electrical meters measuring Tenant’s usage at Tenant’s cost and to bill Tenant for the actual cost of any such excess electrical usage.
          (f) Installation, maintenance and replacement of Building standard lamps, bulbs and ballasts used in the Premises.

          (g) Security service for the Building commensurate with the levels and types of security service provided at Comparable Buildings, including electronic card key access; provided, however, that the security service shall be provided by unarmed personnel and shall not include alarm systems for special surveillance of the Premises; and provided, further, that notwithstanding anything to the contrary contained herein Landlord shall not be liable to Tenant or any third party for any breach of security or any losses due to theft, burglary, battery or for damage done or injury inflicted by persons in or on the Building except to the extent that Landlord acted in a grossly negligent manner in selecting and/or retaining the security firm. Tenant acknowledges that the actions of individual security personnel retained by the security firm shall not be imputed to Landlord. Landlord’s current security/access control equipment will initially be as described in Schedule C-1 attached hereto. If Tenant provides Landlord with written notice of any complaints with respect to security at the Building Landlord shall meet with Tenant to discuss possible measures to enhance security. Landlord shall not be obligated to implement any measures that it does not reasonably consider to be commensurate with the levels and types of security service provided at Comparable Buildings. Any costs of implementing additional security shall be an Operating Cost or shall be paid in full by Tenant if Landlord cannot pass through the cost to other Building tenants under the terms of their leases. Tenant may, at its own expense, install its own security system (“Tenant’s Security”) in the Premises and common stairwells of the Building; provided, however, that Tenant shall coordinate the design, installation and operation of Tenant’s Security with Landlord to assure that Tenant’s Security is compatible, and does not interfere, with the Base Building security system. Tenant shall be solely responsible for the monitoring and operation of Tenant’s security system.
          (h) Public elevator service to the Garage and the floors on which the Premises are situated on a twenty-four (24) hour per day, seven (7) day a week basis provided that access may be monitored or restricted to holders of electronic access card keys outside Normal Office Hours.
          (i) Window washing equivalent to that provided at Comparable Buildings.
          (j) A reasonable allocation of riser/conduit space to accommodate Tenant’s needs for its Permitted Use.
     5.2 Hours of Operation. The term “Business Days” shall mean Monday through Friday, excluding State and Federal holidays. The term “Normal Office Hours” shall mean Business Days from 7:00 a.m. to 6:00 p.m., and Saturdays from 9:00 a.m. to 1:00 p.m.
     5.3 Interruption. Landlord shall not be liable for damages to either person or property, nor shall Landlord be deemed to have evicted Tenant, nor, except as expressly set forth in this Lease, shall there be any abatement of Rent, nor, except as set forth herein, shall Tenant be relieved from performance of any covenant on its part to be performed hereunder by reason of (a) interruption of, or deficiency in, the provision of Basic Services; (b) breakdown or malfunction of lines, cables, wires, pipes, equipment or machinery utilized in supplying or permitting Basic Services or telecommunications; or (c) curtailment or cessation of Basic Services due to causes or circumstances beyond the reasonable control of Landlord, including but not limited to (i) strikes, lockouts or other labor disturbance or labor dispute of any character, (ii) governmental regulation, moratorium or other governmental action, (iii) inability, despite the exercise of reasonable diligence, to obtain electricity, water or fuel from the providers thereof, (iv) acts of God, and (v) war, terrorism, civil unrest, and rioting. Landlord shall use reasonable diligence to make such repairs as may be required to lines, cables, wires, pipes, equipment or machinery within the Building to provide restoration of Basic Services and, where the cessation or interruption of Basic Services has occurred due to circumstances or conditions beyond Real Property boundaries or outside the Landlord’s control, to cause the same to be restored, by application or request to the provider thereof.
     Notwithstanding the foregoing, if either (1) an interruption or curtailment of any Basic Service to be provided by Landlord occurs by reason of Landlord’s negligence, omission or breach of its obligations hereunder or if Landlord materially interferes with Tenant’s use of or access to the Premises in exercising

Landlord’s rights under Section 1.2 above, or (2) an interruption or curtailment of any Basic Service to be provided by Landlord occurs and rental abatement insurance or service interruption insurance proceeds are available and, in either such event: (A) the interruption or interference causes the Premises or a portion thereof to be untenantable, (B) Tenant ceases to use the Premises or the affected portion thereof, and (C) Tenant has given Landlord written notice of such interruption or interference, then, on the fifth (5th) consecutive Business Day following the date on which all of the foregoing conditions are satisfied (or such earlier date, if any, on which Landlord is entitled to receive rental abatement or service interruption insurance proceeds), Base Rent shall abate (in whole or in part based on the number of square feet that are affected) until the Premises (or the affected portion thereof) are rendered usable by Tenant for Tenant’s Permitted Use; provided, however, that in no event shall Tenant be entitled to an abatement of Base Rent if the interruption was caused by: (y) any action or inaction by Tenant or its employees, agents, contractors, or invitees, except to the extent Landlord receives rental abatement insurance proceeds with respect thereto, or (z) causes not within Landlord’s direct control, except to the extent Landlord receives rental abatement or service interruption insurance proceeds with respect thereto.
     5.4 Extra Services. Landlord may provide to Tenant at Tenant’s request and in Landlord’s discretion and at Tenant’s cost and expense (and subject to the limitations hereinafter set forth) the additional services described below (“Extra Services”). Tenant shall pay Landlord for the actual cost (including any applicable capital costs necessary to provide such services, reasonable out-of-pocket expenses and the allocated cost of Landlord’s employees) of providing any Extra Services, together with an administrative fee of ten percent (10%) of such cost, unless otherwise specified below, but with no additional mark-up (“Actual Cost”) within thirty (30) days following presentation of an invoice therefor by Landlord to Tenant. The cost chargeable to Tenant for Extra Services shall constitute additional Rent. Notwithstanding anything to the contrary provided herein, Landlord shall provide the Extra Services described in clauses (b) and (c) below upon request from Tenant.
          (a) Any extra cleaning and janitorial services in excess of that required for Building Standard Improvements. Notwithstanding the foregoing, extra cleaning and janitorial services shall be classified as an Extra Service without a Tenant request if either (i) at the time Landlord reviews and approves any plans that Tenant submits for approval for Tenant Improvements or Alterations, Landlord identifies certain items that will require above-standard cleaning or janitorial service, or (ii) the need for such extra cleaning or janitorial services results from Tenant’s use of the Premises (such as but not limited to clean up after special events).
          (b) Construction, installation, or maintenance of equipment to provide additional air conditioning and ventilating capacity required by reason of any electrical, data processing or other equipment or facilities or services installed by or on behalf of Tenant required to support the same, in excess of that which would be required for Building Standard Improvements.
          (c) HVAC or extra electrical equipment or service during hours other than Normal Office Hours, provided that Landlord shall only charge Tenant for additional HVAC use at a rate not to exceed Landlord’s full and complete cost (including accelerated depreciation of equipment) of after-hours HVAC and condenser water usage (including commercially reasonable allocations for the use of Building management and engineer), but without the administrative fee. Landlord shall provide said heating, ventilation and air conditioning or extra service solely upon the prior request of Tenant which may be provided by telephone or through computer-based notification. After-hours services shall be provided on a floor-by-floor basis for an hourly charge with a minimum requirement of one (1) hour. Landlord shall make good-faith efforts to provide after-hours HVAC service at the lowest reasonable cost, including using only fans and outside fresh air for maintaining temperature and spreading costs between tenants when appropriate. Notwithstanding the foregoing, Landlord may separately meter and bill to Tenant any costs (such as after hours HVAC service) on any other areas where above standard power shall be used. Tenant shall pay for the cost of such meters.

          (d) Repair and maintenance for which Tenant is responsible hereunder, if Tenant is in default or requests Landlord to complete such work.
          (e) Any Basic Service in amounts reasonably determined by Landlord to exceed the amounts required to be provided under Section 5.1, but only if Landlord elects to provide such additional or excess service.
          (f) Any services in connection with Tenant’s construction of the Tenant Improvements except to the extent Landlord has agreed to provide such services under Exhibit C excluding items covered by the terms of Paragraph 2 of Exhibit C.
          (g) Any other item described in this Lease as an Extra Service or which Landlord is not required to provide as part of Basic Services.
     5.5 Window Coverings. Building Standard window coverings shall be provided by Landlord as Base Building Improvements as specified in Schedule C-1. Tenant shall not remove, replace or install any window coverings, blinds or drapes on any exterior window without Landlord’s prior written approval. Tenant acknowledges that breach of this covenant shall directly and adversely affect the exterior appearance of the Building and the operation of the heating, ventilation and air conditioning systems.
     5.6 Graphics and Signage. In addition to Tenant’s signage rights under Section 5.9 below, Landlord shall provide the initial identification of Tenant’s name on the directory board and/or electronic directory, if any, in the main lobby of the Building and at the entrance to each suite within the Premises that is located on a floor partially leased by Tenant. Subject to Landlord’s prior written approval of the signage and method of installation, which shall not be unreasonably withheld, Tenant shall be permitted at Tenant’s sole cost and expense to install signage in the elevator lobby on each whole floor that Tenant leases. All signs (including those in the elevator lobbies on floors within the Premises), notices and graphics of every kind or character, visible in or from public corridors, the Common Areas or the exterior of the Premises shall comply with the Design Manual and any deviation shall be subject to Landlord’s prior written approval.
     5.7 Tenant Extra Improvements. In instances in which this Lease refers to Building Standard Improvements or Tenant Extra Improvements (as such terms are defined in Exhibit C) as the standard for the provision of services, maintenance, repair or replacement by either party, such reference shall refer to the difference in required services, maintenance, repair or replacement between the Tenant Extra Improvements as constructed in the Premises and Building Standard Improvements, had Building Standard Improvements been constructed in the Premises. Landlord shall not seek the benefits of depreciation deductions or income tax credit allowances for federal income tax reporting purposes with respect to any Tenant Extra Improvements for which Tenant has fully reimbursed Landlord.
     5.8 Peaceful Enjoyment. Tenant shall peacefully have, hold and enjoy the Premises, subject to the other terms hereof, provided that no Event of Default then exists hereunder. This covenant and the other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownerships of Landlord’s interest hereunder.
     5.9 Corporate Authority. If Landlord is a corporation or limited liability company or partnership or if Landlord is a partnership on whose behalf a partner which is a corporation or limited liability company executes this Lease, then in any such case, each individual executing this Lease on behalf of such corporation, limited liability company, or partnership represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said corporation, limited liability company and/or partnership, as the case may be.

     5.10 Building Naming and Signage Rights. So long as Tenant satisfies the Minimum Leasing Requirement (as defined below) and no Event of Default is outstanding under this Lease, Tenant shall have (a) the right to require the Building to be named “Expedia Tower” (or such other similar project name incorporating “Expedia” as Landlord and Tenant may mutually select (the “Building Name”), such as Expedia Plaza or Expedia Center), and (b) the rights to signage described in this Section 5.9. As used herein, the term “Minimum Leasing Requirement” shall mean that Tenant is leasing, occupying and paying rent on at least fifty percent (50%) of the total Net Rentable Area in each elevator bank in the Building (the low rise elevator bank consists of floors 3 through 11 and the high rise elevator bank consists of floors 12 through 20) and no more than fifty percent (50%) of the Premises has been subleased. Tenant shall have the right, at Tenant’s sole cost and expense, to have Landlord include Tenant’s name on the exterior monument sign at the main entrance to the Building and Tenant’s sign shall not be smaller or lower on the sign than any other tenant leasing fewer square feet in the Building. In addition, if such sign is permitted by and complies with all applicable Laws, Tenant shall have the right, at Tenant’s sole cost and expense, to place exclusive and prominent signage identifying Tenant on top of the Building. Except as expressly provided herein, Tenant is not granted exclusive sign rights and Landlord shall retain the right to include the names of other tenants: (i) on the Building directory board, (ii) on the exterior monument sign, (iii) on any “eyebrow” or “blade” or “canopy” signage allowed by the City of Bellevue and lobby signage for the Building’s retail tenants in the Building (including banking or brokerage tenants) and any tenants located on the lobby levels of the Building, and (iv) temporary signage not permanently affixed to the Building, provided, however, that Landlord will not permit any signage, other than Tenant’s signage, to be placed directly above the main Building entrance (but not including entrances directly into the retail tenant areas or into the lower lobby level retail area) without the prior written approval of Tenant. Except as provided above, Landlord will not install or permit any tenant in the Building to install signage in the Common Areas on the lobby levels of the Building or in the elevators identifying any Building tenant. So long as Tenant satisfies the Minimum Leasing Requirement, Landlord shall not install or permit installation of any advertisements on the windows of the Building without Tenant’s consent. Tenant shall be responsible for all costs to design, permit, construct, install, maintain and remove Tenant’s signage although a portion of the Cash Allowance may be applied to such costs if any portion thereof is available after completion of the Tenant Improvements. Tenant must submit plans for any signage permitted under this Section to Landlord for review and approval (such approval not to be unreasonably withheld, conditioned or delayed provided that the design of all signage is consistent with the architectural and institutional quality of the Building) before Tenant shall be permitted to install such signage. The rights granted herein are personal to the Tenant named herein and any Qualified Transferee who takes an assignment of all of Tenant’s rights under this Lease.
     By the end of the Lease Term or on thirty (30) days notice if Tenant fails to satisfy the conditions under the first sentence of this Section 5.9, Tenant at Tenant’s sole cost and expense shall: (A) remove any signage installed by Tenant, (B) restore the Building substantially to its condition prior to installation of such signage, and (C) in the case where Tenant either requests that “Expedia” be removed from the Building’s name or Landlord terminates Tenant’s naming right by reason of Tenant’s failure to satisfy the requirements under the first sentence of this Section 5.9, then Tenant shall reimburse Landlord for all reasonable out-of-pocket expenses and costs incurred by Landlord in connection with a change in the Building name. Except as provided in Section 5.6, all signage for Tenant shall be provided at Tenant’s sole cost and expense and shall be subject to all City of Bellevue and other applicable governmental requirements.
     Any change in the Building Name or the signage described above requested by Tenant shall be at Tenant’s expense and shall be subject to Landlord’s prior written approval, which approval may be withheld in Landlord’s reasonable discretion; provided, however, Landlord shall not unreasonably withhold its approval unless, in Landlord’s judgment, the proposed new name would: (1) adversely affect Landlord’s ability to lease the vacant space in the Building to third parties; (2) be inconsistent with a first class downtown Bellevue office tower; (3) be offensive; or (4) violate the provisions of any other tenant lease in the Building. If the Building Name is changed during the Term of this Lease, Landlord shall not be required to change any materials identifying the Building (such as uniforms or stationery) unless Tenant agrees to pay the cost of such changes. If the parties cannot agree on a Building Name, or if Tenant does not exercise its naming rights hereunder, the Building shall be called “Tower 333.” Landlord and Tenant will work together cooperatively to develop a logo incorporating the Building Name at Tenant’s sole cost and expense.
ARTICLE 6
Tenant’s Covenants
     6.1 Compliance With Exhibit C. Tenant shall comply with the terms, conditions and deadlines set forth in Exhibit C and the Tenant Design Manual, which is incorporated herein by this reference (“Design Manual”) with respect to the construction of the Tenant Improvements in the Premises. Notwithstanding anything to the contrary herein, in the event of any conflict between the express terms of this Lease and the Design Manual, the terms of this Lease shall control.
     6.2 Construction of Tenant Improvements. Tenant shall be solely responsible for the design, permitting and construction of all Tenant Improvements pursuant to Exhibit C and the Design Manual. All Building Standard Improvements (as defined in Exhibit C), shall be and become the property of Landlord upon installation and all Tenant Extra Improvements shall become Landlord’s property upon expiration or early termination of this Lease and shall be surrendered to Landlord upon termination of this Lease by lapse of time or otherwise, except as otherwise stated herein; provided, however, that this Section shall not apply to, and Tenant may remove at any time and from time to time during the Term and at its expiration or earlier termination, all equipment (other than supplemental HVAC equipment), machinery, furniture, furnishings and other personal property now or hereafter installed or placed in or on the Premises by and at the expense of Tenant that can be removed without material damage to the Premises or the Building (including without limitation all equipment, machinery, furniture, furnishings and demountable partitions which are bolted or similarly minimally attached to the wall or floor, but only if Tenant repairs such wall or floor to good condition as if the same had not been bolted or similarly attached). Although Tenant Improvements become the property of Landlord as provided above, they are intended to be for the convenience of Tenant and are not intended to be a substitute for Rent or any part thereof.
     6.3 Telecommunications. Tenant shall install and maintain all required intrabuilding network cable and other communications wires and cables necessary to serve the Premises from the point of presence in the Building and, subject to Landlord’s approval of the actual plans, may run wires, cable and conduit from the point of presence in the Building to the Premises provided that Tenant may not use more than its Proportionate Share of the sleeves available to tenants of the Building for such wires, cables and conduit and shall vacate a proportionate share of the sleeves if the size of the Premises is reduced to less than eighty percent (80%) of the office space in the Building and each time it is reduced in size thereafter. Tenant shall be solely responsible for the installation, repair, maintenance, replacement and removal of its telecommunications wires, cable and conduit and all such work shall be subject to Landlord’s applicable rules and regulations. Tenant shall obtain telecommunications services within the Building from vendors approved by Landlord in its reasonable discretion (a “Provider”). If Tenant desires to obtain telecommunications services from a Provider not selected by Landlord then Tenant shall submit to Landlord a list of such proposed vendor(s) together with such other information regarding the vendors as Landlord may request, including financial information, references from at least two (2) owners of comparable projects in which the vendor has experience and a description of the vendor’s business activities in downtown Bellevue. Landlord shall notify Tenant within fifteen (15) Business Days of receipt of the list (and any additional information reasonably requested by Landlord) if Landlord approves any of Tenant’s proposed vendors. Failure to notify Tenant shall be deemed disapproval. If Landlord approves a Provider selected by Tenant, the Provider must agree in writing to abide by all of Landlord’s policies and procedures for telecommunications vendors and to pay for the use of any space outside the

Premises in which the Provider’s equipment is installed at the rate established by Landlord from time to time, such rate to be at or below the rate then being offered to other new service providers in the Building; provided, however, that the Provider shall not be required to pay for temporary space used only during the period of installation. The Provider shall also reimburse Landlord for any costs incurred by Landlord to build out such space. If Tenant desires to utilize the services of a Provider not selected by Landlord, such Provider must obtain the written consent of Landlord to the plans and specifications for its lines or equipment within the Building prior to installation in the Building and must install such lines and equipment in locations designated by Landlord. Tenant or the Provider shall obtain any necessary governmental permits relating to the installation, use or operation of Provider’s lines and equipment. Landlord shall provide Tenant and its Provider and contractors with reasonable access to portions of the Building outside the Premises to the extent necessary to install, maintain or replace any telecommunications equipment serving the Premises. Landlord’s consent to a Provider shall not be deemed to constitute a representation or warranty as to the suitability, capability or financial strength of any Provider. To the extent the service by a Provider is interrupted, curtailed or discontinued for any reason whatsoever, Landlord shall have no obligation or liability in connection therewith, except to the extent caused by Landlord’s gross negligence or intentional misconduct. The provisions of this Section are solely for the benefit of Tenant and Landlord, are not for the benefit of any third party, and no telephone or telecommunications provider shall be deemed a third party beneficiary hereof. Tenant acknowledges and agrees that Landlord has not represented or warranted that Tenant will have unlimited access to riser space or other space outside the Premises for the purpose of the installing telecommunications equipment and Landlord shall have no obligation to construct or designate additional riser space or equipment space to accommodate the Tenant’s or its Provider’s telecommunications equipment. Tenant acknowledges that riser space is a finite commodity and that Landlord may in its discretion limit Tenant’s total use of such space under this or any other provision of this Lease to accommodate and take into account use of the Building systems and the needs of Landlord and other Building tenants; provided, however, in no event shall such space available to Tenant be less than Tenant’s Proportionate Share of the total riser space except that at least one sleeve in each riser shall be available for other tenants.
     6.4 Taxes on Personal Property and Tenant Extra Improvements. In addition to, and wholly apart from its obligation to pay Tenant’s Proportionate Share of Operating Costs, Tenant shall be responsible for, and shall pay prior to delinquency, all taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against Tenant’s furniture, equipment, machinery, trade-fixtures, personal property, goods or supplies (“Tenant’s Personal Property”), on the value of its Tenant Extra Improvements, on its interest pursuant to this Lease or on any use made of the Premises or the Common Areas by Tenant in accordance with this Lease. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.
     6.5 Repairs by Tenant. Tenant shall maintain and repair the Premises and keep the same in good condition. Tenant’s obligation shall include, without limitation, the obligation to maintain and repair all walls, floors, ceilings and fixtures and, subject to Section 11.6 below, to repair all damage caused by Tenant or Tenant’s employees, agents, contractors, officers, directors, partners, members, licensees, subtenants, assignees, invitees and guests (“Tenant Parties”) to the Premises or the Building, whatever the scope of the work of maintenance or repair required. Tenant shall repair all damage caused by removal of Tenant’s movable equipment or furniture or the removal of any Tenant Extra Improvements or Alterations (as defined in Section 6.7) permitted or required by Landlord, all as provided in Section 6.13. Any repair or maintenance that Tenant is required to perform under this Lease shall be performed at Tenant’s expense by contractors selected by Tenant and approved by Landlord following the same procedure and notice requirements applicable to Landlord’s approval of Alterations under Section 6.7 below. If Tenant fails or refuses to commence and complete the performance of such work within a commercially reasonable period following notice from Landlord of the need for such work, then Landlord may perform such work for the account of Tenant and the actual cost of such work will be reimbursed by Tenant (to the extent such work is not performed by individuals whose salaries are included in Operating Costs) as an Extra Service. Any work of repair and maintenance performed by or for the account of Tenant by persons other than Landlord shall be performed at Tenant’s risk using contractors approved by Landlord prior to commencement of the work and in accordance with procedures Landlord shall from time to time establish. All such work shall be performed in compliance with all applicable Laws and the Rules and Regulations and Tenant shall provide to Landlord copies of all permits and records of inspection issued or obtained by Tenant in connection therewith to establish such compliance. Tenant shall not be required to perform any maintenance or repair required solely by reason of the negligence or wrongful acts of Landlord or its employees, agents, contractors, officers, directors, partners, licensees, invitees and guests, Landlord’s affiliates or Landlord’s members (“Landlord Parties”). Promptly after learning thereof, Tenant shall notify Landlord of any needed repairs in the Premises or to the Building Components located in the Premises.
     6.6 Waste. Tenant shall not commit or allow Tenant Parties to commit any waste or damage in any portion of the Premises or the Building.
     6.7 Alterations, Additions, Improvements. Tenant shall not make or allow to be made any alterations, additions or improvements in or to the Premises (collectively, “Alterations”) without obtaining the prior written consent of Landlord. Landlord’s consent shall not be unreasonably withheld with respect to proposed Alterations unless the Alterations: (a) adversely affect the structural portions of the Building; (b) adversely affect any mechanical, electrical, HVAC or life safety systems; (c) do not comply with all applicable Laws or the Rules and Regulations; (d) affect the exterior appearance of the Building; (e) unreasonably interfere with the normal and customary business operations of any other tenant; or (f) adversely affect the value or institutional nature and quality of the Building. If any Alterations, whether alone or taken together with other improvements, require the construction of any other improvements or alterations within the Building Landlord may condition its consent on Tenant’s agreement to pay for such improvements or alterations. Landlord’s consent shall not be required for any Alteration that satisfies clauses (a) through (f) above and is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting, and costs less than $175,000 for any one project or related series of projects (a “Cosmetic Alteration”). Tenant shall provide Landlord with notice in advance of making any Alterations, describing the work to be performed. In determining whether to consent to the proposed Alterations for which consent is required, Landlord shall have the right to review and approve plans and specifications for the proposed Alterations, construction means and methods, the identity of any contractor or subcontractor to be employed on the work for Alterations, and the time for performance of such work. Tenant shall supply to Landlord any documents and information reasonably requested by Landlord in connection with any Alterations to the Premises. Landlord may hire outside consultants to review such documents and information if Landlord reasonably believes such consultants’ review to be necessary and Tenant shall reimburse Landlord for the Actual Cost thereof as an Extra Service under Section 5.4. Landlord agrees to respond to any request by Tenant for approval of Alterations within ten (10) Business Days after delivery of Tenant’s written request, subject to extension for such additional reasonable time needed for review by Landlord’s consultants, if applicable, provided that Landlord notifies Tenant within such initial ten (10) Business Day period of the necessity for such extension. If Landlord disapproves of any proposed Alterations, Tenant may revise Tenant’s plans and resubmit such plans to Landlord; in such event, the scope of Landlord’s review of such plans shall be limited to Tenant’s changes. Landlord’s review and approval of such revised plans shall be governed by the provisions set forth above in this Section 6.7). The procedure set out above for approval of Tenant’s plans will also apply to any change, addition or amendment to Tenant’s plans. All Alterations permitted hereunder shall be made and performed by Tenant without cost or expense to Landlord. At Tenant’s request, Landlord may supervise and administer the installation of Alterations as an Extra Service, but unless so requested by Tenant, Landlord will not have any obligation to supervise such work or any right to charge any construction administration or supervision fee in connection with Tenant’s performance of

Alterations. Upon completion of any Alterations which required the issuance of a building permit or otherwise are of a scope or nature for which “as built” plans are typically prepared, Tenant shall provide Landlord, at Tenant’s expense, with a complete hard copy set of “as built” plans and specifications reflecting the actual conditions of the Alterations as constructed in the Premises, together with a copy of such plans in the AutoCAD format or such other format as may then be in common use for computer assisted design purposes. The obligations of the parties with respect to removal of Alterations shall be controlled by Section 6.13.
     6.8 Liens. Tenant shall keep the Premises and the Building free from any liens arising out of any (a) work performed or material furnished to or for the Premises, and (b) obligations incurred by or for Tenant or any person claiming through or under Tenant. Tenant shall, within ten (10) Business Days following notice to Tenant of the imposition of any such lien, cause such lien to be released of record by payment or posting of a bond fully satisfactory to Landlord in form and substance (in Landlord’s reasonable discretion) and in compliance with RCW 60.04, and in any event Tenant shall obtain the release of any such lien prior to foreclosure thereof. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or that Landlord shall reasonably deem proper for the protection of Landlord, the Premises, the Building and any other party having an interest therein, from mechanics’, materialmen’s and other liens. If Tenant fails to timely comply with this Section 6.8, Landlord may cause such liens to be released by any means it deems proper, including, without limitation, payment of any such lien, at Tenant’s sole cost and expense. All costs and expenses incurred by Landlord in causing such liens to be released shall be repaid by Tenant to Landlord immediately following demand therefore accompanied by reasonably detailed backup documentation, together with an administrative fee equal to the greater of (y) ten percent (10%) of such costs and expenses, or (z) Two Hundred Fifty Dollars ($250.00). In addition to all other requirements contained in this Lease, Tenant shall give Landlord at least five (5) Business Days prior written notice before commencement of any construction on the Premises.
     6.9 Compliance With Laws and Insurance Standards.
          (a) Subject to Landlord’s obligations with respect to the delivery of the Base Building and as set forth in Section 6.9(c) below, Tenant shall comply with all federal, state and local laws, ordinances, codes, orders, rules, regulations and policies (collectively, “Laws”), now or hereafter in force, as amended from time to time, in any way related to the use, condition or occupancy of the Premises regardless of when such Laws become effective, including, without limitation, all applicable Hazardous Materials Laws (as defined in Section 7.2(a)), the Americans with Disabilities Act of 1990, as amended and any laws prohibiting discrimination against, or segregation of, any person or group of persons on account of race, color creed, religion, sex, marital status, national origin or ancestry to the extent that such Law relates to Tenant’s particular manner of use of the Premises. Additionally, Tenant shall not be obligated to comply with any present or future Law (or modification thereto) requiring any modifications of or repairs to the Base Building unless the application of such Law arises from: (i) Tenant’s particular manner of use of the Premises, (ii) any cause or condition created by or on behalf of Tenant or any Tenant Party (including any Alterations), (iii) the breach of any of Tenant’s obligations under this Lease, or (iv) any Hazardous Materials having been brought into the Building by any Tenant Party. Tenant shall also comply with the terms of any transportation management program or similar programs affecting the Building and required by any governmental authority. Tenant shall immediately deliver to Landlord a copy of any notices received by Tenant from any governmental agency in connection with the Premises. It is the intention of Tenant and Landlord that the obligations of Tenant under this Section 6.9 shall apply irrespective of the scope of work required to achieve such compliance. Tenant shall not use or occupy the Premises in any manner that creates, requires or causes imposition of any requirement by any governmental authority for structural or other upgrading of or improvement to the Building. Tenant, at its expense, after notice to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the validity or applicability to the Premises of any Law with which Tenant is responsible for compliance hereunder, provided that (a) the condition which is the subject of such contest does not pose a danger to persons or property, (b) neither the Building or any part thereof is subject to being condemned or vacated by reason of non-compliance or otherwise by reason of such contest, (c) the Certificate of Occupancy for the Premises or the Building is neither subject to being suspended nor threatened to be suspended by reason of non-compliance or otherwise by reason of such contest, (d) such non-compliance or contest does not constitute or result in any violation Senior Instrument (or if any Senior Party permits such non-compliance or contest only if Landlord takes some specified action or furnishes security, such action is taken and/or such security is furnished at the expense of Tenant), neither Landlord or a Landlord Party is subject to criminal penalty or to prosecution for a crime by reason of Tenant’s non-compliance or otherwise by reason of such contest. Tenant shall keep Landlord advised as to the status of any such proceedings and Tenant shall indemnify Landlord against liability in connection with such contest or non-compliance.
          (b) Tenant shall not occupy or use, or permit any portion of the Premises to be occupied or used, for any business or purpose that is unlawful, disreputable or constitutes a fire hazard. Tenant shall not permit anything to be done that would increase the rate of fire or other insurance coverage on the Building and/or its contents. If Tenant does or permits anything to be done that increases the cost of any insurance policy carried by Landlord, then Tenant, at Landlord’s option, shall not be in default under this Lease, but shall reimburse Landlord, upon demand, for any such additional premiums as an Extra Service.
          (c) Landlord shall comply with all Laws (inclusive of the Americans with Disabilities Act) relating to the Project, Base Building, elevator lobbies and restrooms, provided that compliance with such Laws is not the responsibility of Tenant under this Lease or of other tenants under the provisions of their respective leases. Landlord shall be permitted to include in Operating Costs any costs or expenses incurred by Landlord under this Section 6.9(c) to the extent permitted under Article 4 of this Lease. Landlord shall have the right to contest any alleged violation of any Law in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment.
     6.10 Entry for Repairs, Inspection, Posting Notices, Etc. After reasonable (i.e., at least one (1) Business Day advance) notice delivered to the Premises (which may be e-mail notice), except in emergencies where no such notice shall be required, Landlord or Landlord Parties shall have the right to enter the Premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs to or necessary alterations of the Building or other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord’s interest in the Building or to exhibit the Premises to prospective purchasers, encumbrancers or others or, during the final twelve (12) months of the Term to prospective tenants; provided, however, that Landlord shall make reasonable efforts not to unreasonably interfere with Tenant’s business operations. Except as expressly provided in this Lease, in no event shall Tenant be entitled to any abatement of Rent by reason of the exercise of any such right of entry. Any such entry or work described above shall be performed in a manner so as to minimize disruption to Tenant’s use of and access to the Premises (which obligation shall except in an emergency include the necessity of performing such work after normal business hours if the performance of such work would otherwise be materially disruptive to Tenant’s business operations). Tenant may condition any entry by Landlord (except in the case of emergency) upon Landlord’s being accompanied by a representative of Tenant during any such entry; in connection therewith, Tenant agrees to use reasonable efforts to cooperate with Landlord in scheduling any such entry and making a representative of Tenant available at times reasonably requested by Landlord. Notwithstanding anything to the contrary in this Section 6.10, Tenant may designate certain limited areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency or when accompanied by Tenant’s representative. Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such Secured Areas to the extent such repair or maintenance is: (i) required in order to maintain and repair the Building structural elements or systems; (ii) as required by applicable Law, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval. Tenant shall notify Landlord in writing each time a Secured Area is designated, changed or eliminated hereunder, including a floor plan showing the location thereof.
     6.11 No Nuisance. Tenant shall not create any nuisance, or interfere with, annoy, endanger or disturb any other tenant or Landlord in its operation of the Building. Tenant shall not place any loads upon the floor, walls or ceiling of the Premises that endanger the structure nor place any harmful liquids or Hazardous Material (as defined in Section 7.2) in the drainage system of the Building. Tenant shall not permit any vibration, noise or odor to escape from the Premises and shall not do or permit anything to be done within the Premises which would adversely affect the quality of the air in the Building.
     6.12 Rules and Regulations. Tenant shall comply with the rules and regulations for the Building attached as Exhibit D and such amendments or supplements thereto as Landlord may reasonably adopt from time to time with prior notice to Tenant (the “Rules and Regulations”). Landlord shall not be liable to Tenant for or in connection with the failure of any other tenant of the Building to comply with any rules and regulations applicable to such other tenant under its lease. If there is a conflict between this Lease and any rules and regulations enacted after the date of this Lease, the terms of this Lease shall control. The rules and regulations shall be generally applicable, and generally applied in the same manner, to all tenants of the Building who are similarly situated.
     6.13 Surrender of Premises on Termination. On expiration of the Term, Tenant shall quit and surrender the Premises to Landlord, broom clean, in good order, condition and repair as required by this Lease, with all of Tenant’s movable equipment, furniture, trade fixtures and other personal property removed therefrom. In addition, Tenant shall remove all telecommunications and computer networking wiring and cabling serving the Premises from the Building, unless Landlord requires such materials to be surrendered to Landlord. All Alterations and Tenant Improvements shall be surrendered with the Premises in good condition and repair, reasonable wear and tear (but only to an extent consistent with the Premises remaining in good condition and repair) and casualty damage not required to be repaired by Tenant excepted, unless (a) Tenant has obtained Landlord’s agreement in writing that it can remove an Alteration or item of Tenant Improvements, or (b) Landlord has notified Tenant that Tenant must remove an Alteration or item of Tenant Extra Improvements. If Landlord’s approval is sought for an Alteration or Tenant Extra Improvement, Landlord shall notify Tenant at the time it approves the Alteration or Tenant Extra Improvement which elements thereof may be subject to removal under this Section (the “Removable Improvements”). Removable Improvements shall not include any Building Standard Improvements or the conference rooms, reception area, lunchroom and office improvements on the transfer floor between the low- and high-rise elevator banks provided such improvements are consistent with the standards set forth in the Design Manual and are of the same or comparable quality as in the Design Manual. Removable Improvements shall include any non-standard items such as internal stairs, raised floors, cafeterias, and above-standard business server and technology rooms. Tenant’s request for consent shall conspicuously state that it is requesting Landlord’s determination as to whether any elements thereof will be considered Removable Improvements. Landlord shall give written notice (the “Final Removal Notice”) to Tenant at least ten (10) months prior to the Expiration Date as to which, if any, Removable Improvements or other Alterations for which Landlord’s consent was not requested Landlord will require Tenant to remove on termination of the Lease. If Landlord does not give notice under the preceding sentence then Tenant shall not be required to remove any Removable Improvements.

Subject to the provisions of Section 11.6 below, Tenant shall repair at its sole cost and expense, all damage caused to the Premises or the Building by installation or removal of Tenant’s movable equipment or furniture and such Tenant Improvements and Alterations as Tenant shall be allowed or required to remove from the Premises by the provisions of this Lease.
     If Tenant elects to install Removable Improvements, then at the earlier of (a) the date that is thirty (30) days following a date on which Tenant’s credit rating falls below investment grade (BBB– or better as rated by Standard & Poor’s or any other credit rating agency of comparable reputation), or (b) the date that is twelve (12) months prior to the Expiration Date, Tenant shall deliver to Landlord an irrevocable, fully assignable, automatically renewing letter of credit in form and substance acceptable to Landlord, callable upon demand by Landlord without prior notice to Tenant, issued by a bank acceptable to Landlord in its reasonable discretion, for an amount equal to the Landlord’s reasonable estimation of the cost (as of the end of the Initial Term) to repair and restore the Removable Improvements. If Landlord later determines that the estimate is too high (for example because Landlord ceases to require removal of some or all the Removable Improvements) then Tenant shall be permitted to amend the letter of credit to reduce the value thereof to the revised estimate of the cost of removal and restoration. If the Premises are not surrendered as of the end of the Term in the manner and condition herein specified, Tenant shall indemnify, defend, protect and hold Landlord and Landlord Parties harmless from and against any and all damages resulting from or caused by Tenant’s delay or failure in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant due to such delay or failure and Landlord may draw on the letter of credit for any costs or damages incurred by Landlord as a result of Tenant’s failure to comply with its obligations under this Section. Tenant acknowledges that Landlord shall be attempting to lease the Premises with any such lease to be effective upon expiration of the Term, and failure to surrender the Premises could cause Landlord to incur liability to such successor tenant for which Tenant shall be responsible. Any property of Tenant not removed from the Premises shall be deemed, at Landlord’s option, to be abandoned by Tenant and Landlord may store such property in Tenant’s name at Tenant’s expense, and/or dispose of the same in any manner permitted by law.
     6.14 Corporate Authority. If Tenant is a corporation or limited liability company or partnership or if Tenant is a partnership on whose behalf a partner which is a corporation or limited liability company executes this Lease, then in any such case, each individual executing this Lease on behalf of such corporation, limited liability company, or partnership represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said corporation, limited liability company and/or partnership, as the case may be.
     6.15 Utilities. Tenant shall not obtain any electrical or other utility services from vendors other than those selected by Landlord or approved by Landlord in writing.
ARTICLE 7
Hazardous Materials
7.1 Prohibition and Indemnity With Respect to Hazardous Materials.
          (a) Landlord has provided Tenant with copies of all environmental reports, assessments and studies pertaining to the land upon which the Building is located (“Land”) in Landlord’s possession which are identified on Exhibit J attached hereto (the “Environmental Reports”) Landlord hereby agrees to indemnify, defend, protect and hold harmless Tenant from and against any and all loss, cost, damage, or liability, including, without limitation, any claims, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements and enforcement actions of any kind, and all costs and expenses incurred in connection therewith), arising out of on account of any violation of any Hazardous Materials Laws by Landlord or any Landlord Party. The foregoing indemnity shall not apply to any cost and expenses associated with any Hazardous Materials placed in, on, about or under the Land and/or Building by Tenant or any Tenant Party.

          (b) Except as stated below, Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises by Tenant or Tenant Parties without the prior written consent of Landlord. Tenant may, at Tenant’s risk, bring, store and use reasonable quantities of Permitted Hazardous Materials in the Premises for their intended use. If Tenant violates this provision, or if contamination of the Premises or the Real Property by Hazardous Material occurs for which Tenant or any Tenant Party is responsible, or if Tenant’s activities or those of Tenant Parties result in or cause a Hazardous Materials Claim, then Tenant shall indemnify, defend, protect and hold Landlord and Landlord Parties harmless from and against any and all claims, judgments, damages, penalties, fines, costs, expenses, liabilities or losses (including, without limitation, diminution in value of the Premises or the Building or the Real Property, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises or the Building, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees) (collectively, “Claims”) which arise during or after the Term as a result of any violation of any Environmental Law by Tenant or any Tenant Party. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local government agency or political subdivision because of any Hazardous Material present in the soil or ground water on or under the Premises arising out of or by reason of the activities or business of Tenant, Tenant Parties or any party claiming by or through Tenant and its employees, agents, contractors, officers, directors, partners, licensees, invitees (other than Landlord or Landlord’s contractors) and guests The foregoing indemnity shall survive the expiration or earlier termination of this Lease.
     7.2 Definitions. The following terms shall have the meanings given below for purposes of this Lease.
          (a) “Hazardous Material” shall mean any (a) oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which (i) pose a hazard to the Building or to persons in or about the Building or (ii) cause the Building to be in violation of any Hazardous Materials Laws; (b) asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (c) chemical, material or substance defined as or included in the definition of “hazardous substances,” “extremely hazardous substances,” “dangerous wastes,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “moderate risk waste,” or “toxic substances” or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; and the Model Toxics Control Act, as amended, RCW 70.105D; (d) chemicals, materials or substances, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Building or the owners and/or occupants of property adjacent to or surrounding the Building, or any other person coming upon the Building or adjacent property; and (e) other chemicals, materials or substances which may or could pose a hazard to the environment.
          (b) “Hazardous Materials Claims” shall mean any liability, enforcement, investigation, cleanup, removal, remedial or other governmental or regulatory actions, agreements or orders instituted pursuant to any Hazardous Materials Laws; and any claims made by any third party against Landlord, Tenant or the Building relating to damage, contribution, cost recovery compensation, cleanup liability, natural resource damages, loss or injury resulting from the presence, release, threatened release or discharge of any Hazardous Materials. Tenant shall promptly cure and satisfy all Hazardous Materials Claims arising out of or by reason of the activities or business of Tenant, Tenant Parties or any party claiming by or through Tenant and its employees, agents, contractors, officers, directors, partners, licensees, invitees and guests.
          (c) “Hazardous Materials Laws” shall mean any federal, state or local laws, ordinances, orders, rules, regulations or policies, now or hereafter in force, as amended from time to time, in any way relating to the environment, health and safety, and Hazardous Materials (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof) or to industrial hygiene or the environmental conditions on, under or about the Building and Real Property, including, without limitation, soil, groundwater and indoor and ambient air conditioning.
          (d) “Permitted Hazardous Materials” shall mean Hazardous Materials which are (i) contained in ordinary office supplies of a type and in quantities typically used in the ordinary course of business within executive offices of similar size and location, or (ii) used in connection with the Generator, but only if and to the extent that such supplies are transported, stored and used in full compliance with all Hazardous Materials Laws and their packaging instructions and otherwise in a safe and prudent manner. Hazardous Materials which are contained in ordinary office supplies or which are used in connection with the Generator but which are transported, stored and used in a manner which is not in full compliance with all Hazardous Material Laws and, with respect to office supplies, their packaging instructions, or which is not in any respect safe and prudent shall not be deemed to be Permitted Hazardous Materials for the purposes of this Lease.
ARTICLE 8
Assignment or Sublease.
     8.1 Consent Required. Tenant shall not assign this Lease in whole or in part, sublease all or any part of the Premises or otherwise sell, transfer or hypothecate this Lease or grant any right to use or occupy the Premises to another party (all of such events shall be referred to herein as a “Transfer” and any such assignee, purchaser, subtenant or other transferee shall be a “Transferee” for purposes of this Article) without Landlord’s prior written consent which shall not be unreasonably withheld, delayed or conditioned for any sublease of all or any portion of the Premises or any assignment of all of Tenant’s interest in this Lease, subject to the terms of this Article. Tenant shall notify Landlord in writing at least thirty (30) days before Tenant begins to market any portion of the Premises for a Transfer. This Lease may not be transferred by operation of law. All of the following shall constitute Transfers subject to this Article 8: (x) if Tenant is a corporation that is not publicly traded on a national exchange, then any transfer of this Lease by merger, consolidation or liquidation, or any direct, indirect or cumulative change in the ownership of, or power to vote the majority of Tenant’s outstanding voting stock, shall constitute a Transfer; (y) if Tenant is a partnership, then a change in general partners in, or voting or decision-making control of, the partnership shall constitute a Transfer; and (z) if Tenant is a limited liability company, then a change in members in, or voting or decision-making control of, the limited liability company shall constitute a Transfer. Any change in ownership of Tenant’s parent of the type described in (x), (y) or (z) above shall also constitute a Transfer subject to this Article 8. These provisions shall apply to any single transaction or any series of related or unrelated transactions having the effect described.
     If Tenant intends to enter into a Transfer, Tenant shall give Landlord at least ten (10) Business Days advance written notice of such intent. Tenant’s notice shall set forth the effective date of such Transfer and shall be accompanied by an exact copy of the proposed agreements between Tenant and the proposed Transferee and complete financial information regarding the proposed Transferee. If requested by Landlord within five (5) calendar days following delivery of Tenant’s notice requesting consent, Tenant shall provide Landlord with (a) any additional information or documents reasonably requested by Landlord relating to the proposed Transfer or the Transferee, and (b) an opportunity to meet and interview any proposed Transferee which proposes to occupy at least one (1) full Floor in the Premises. Landlord shall have a period of ten (10) Business Days following receipt of such additional information as Landlord requests or the date of the interview (or twenty (20) days from the date of Tenant’s original notice if Landlord does not request additional information or an interview) within which to respond to Tenant’s request.
     8.2 Transfers to Qualified Transferees. Notwithstanding anything herein to the contrary, so long as the transfer to a Qualified Transferee (defined below) is a good faith transaction not being carried out in order to circumvent the other provisions of this Article 8, Landlord’s consent shall not be required with respect to any proposed assignment or subletting by Tenant under this Article 8 to any of the following (a “Qualified Transferee”): (a) any corporation or other entity that controls, is controlled by or is under common control with Tenant; (b) any corporation or other entity resulting from a merger, acquisition, consolidation or reorganization of or with Tenant; (c) the purchaser of all or substantially all of the assets of Tenant provided that (i) Tenant provides evidence to Landlord in writing that such assignment or sublease complies with the criteria set forth in (a), (b) or (c) above, (ii) the Transferee expressly assumes Tenant’s obligations and liabilities; and (iii) the credit of the Transferee and Tenant after the transfer is equivalent to or better than that of Tenant at the time of the Transfer. “Control” for purposes of this Article 8 shall mean ownership of a majority voting interest in any such entity. In the event Tenant desires to effect any Transfer pursuant to this Section 8.2, then, unless otherwise prohibited or restricted by applicable law, Tenant must provide Landlord with at least ten (10) Business Days prior written notice of such proposed Transfer, together with such evidence as Landlord may reasonably request to establish that the proposed Transferee is a Qualified Transferee as defined herein. Tenant’s rights under this Section 8.2 are personal to the Tenant named herein and any Qualified Transferee taking an assignment of all of Tenant’s rights under this Lease.
     8.3 Landlord’s Options. If Tenant proposes a Transfer that is not permitted under Section 8.2, then: (a) if after giving effect to a proposed Transfer and all prior Transfers (other than Transfers to Qualified Transferees) more than fifty percent (50%) of the Net Rentable Area of the Premises would be the subject of Transfers, Landlord may elect to terminate this Lease as to the space affected by the proposed Transfer as of the date specified by Tenant in its notice under Section 8.1, in which event Tenant shall be relieved of all further obligations hereunder as to such space; (b) Landlord may elect to permit Tenant to complete the Transfer on the terms set forth in such notice, subject, however, to such reasonable conditions as Landlord may require and to the balance of this Article 8; or (c) Landlord may elect to deny the request to Transfer so long as Landlord’s denial is reasonable. If Landlord elects to terminate this Lease under Section 8.3(a) above, Tenant may deliver written notice to Landlord within five (5) Business Days following delivery of Landlord’s notice of termination, rescinding Tenant’s request for consent to the Transfer, and if Tenant gives such notice Landlord’s exercise of the option to terminate shall be null and void and this Lease shall continue in full force and effect. If Landlord fails to deliver to Tenant notice of Landlord’s consent, or the withholding of consent, to a proposed Transfer, Landlord shall be deemed to have waived the right to terminate under clause (a) above and to have denied its consent to the proposed Transfer. In deciding whether to consent to a proposed Transfer, Landlord may consider any factors that Landlord deems relevant, including but not limited to the following: (i) whether the use of the Premises by the proposed Transferee would be a Permitted Use; (ii) only with respect to any assignment of this Lease or any sublease for all of the Premises for substantially all of the then-remaining Term, whether the proposed Transferee is of sound financial condition and has sufficient financial resources and business expertise, as determined by Landlord, to perform under this Lease (or the Sublease, as the case may be); (iii) whether the proposed Transferee’s use involves the storage, use, treatment or disposal of any Hazardous Materials; (iv) whether the proposed use or the proposed Transferee could cause the violation of any covenant or agreement of Landlord to any third party or sublessee or permit any other tenant to terminate its lease; and (v) whether the proposed Transferee is then negotiating with Landlord or Landlord’s leasing agent regarding leasing any space in the Building. Failure by Landlord to approve a proposed Transfer shall not cause a termination of this Lease, and the sole remedy of Tenant shall be an action for injunctive or declaratory relief. If this Lease shall be canceled by Landlord under clause (a) above with respect to less than the entire Premises, Base Rent shall be prorated on the basis of the number of square feet of Net Rentable Area retained by Tenant and upon request of either party, the parties shall execute written confirmation of the retained square footage and Tenant’s new Proportionate Share.
     8.4 Minimum Rental and Terms; Division of Excess Rent. Any rent or other consideration realized by Tenant in connection with or as a result of any sublease (other than to a Qualified Transferee) in excess of the Base Rent payable hereunder, after first deducting all reasonable and customary costs actually incurred by Tenant to effect such sublease (such as tenant improvements, brokerage fees, legal fees, advertising costs, rent or parking concessions and the like) (“Excess Rent”) shall be divided equally between Landlord and Tenant and Landlord’s share shall be paid promptly to Landlord as Rent hereunder; provided, however, that Landlord shall be entitled to receive the total Excess Rent if Tenant is in default of any obligation under this Lease until such default is cured.
     8.5 Tenant Not Released. No Transfer by Tenant shall relieve Tenant of any obligation under this Lease unless otherwise agreed in a writing executed by Landlord. Any Transfer that conflicts with the provisions hereof shall be void. No consent by Landlord to any Transfer shall constitute a consent to any other Transfer nor shall it constitute a waiver of any of the provisions of this Article 8 as they apply to any such future Transfers. Following any assignment of this Lease by Tenant, Tenant and each subsequent transferor shall remain liable for any obligations arising in connection with any amendments to this Lease executed by Landlord and the assignee tenant, whether or not such amendments are made with knowledge or consent of the transferor.
     8.6 Written Agreement. Any Transfer must be in writing and the Transferee shall assume in writing, for the express benefit of Landlord, all of the obligations of Tenant under this Lease with respect to the space transferred (except, in the case of a sublease, for the obligation to pay Base Rent), provided that no such assumption shall be deemed a novation or other release of the transferor unless otherwise agreed in a writing executed by Landlord. Tenant shall provide to Landlord true and correct copies of the executed Transfer documents and any amendment thereto during the Term.
     8.7 No Transfer Period. Notwithstanding anything to the contrary in this Article 8, except with respect to Transfers to Qualified Transferees pursuant to Section 8.2 above, Tenant shall not enter into any Transfer of this Lease until the Term Commencement Date without Landlord’s prior written approval which may be given or withheld in Landlord’s sole and absolute discretion.
     8.8 Conditions. Landlord may condition its consent to any proposed Transfer other than to a Qualified Transferee on such conditions as Landlord may reasonably require including, construction of any improvements reasonably deemed necessary or appropriate by Landlord by reason of the Transfer. Any improvements, additions, or alterations to the Building that are required by any law, ordinance, rule or regulation, or are reasonably deemed necessary or appropriate by Landlord as a result of any Transfer hereunder, shall be installed and provided by Tenant in accordance with Section 6.7, without cost or expense to Landlord.
     8.9 Expenses. Landlord may hire outside consultants to review the Transfer documents and information. Except for Transfers that do not require Landlord’s consent and for Transfers to Qualified Transferees, Tenant shall reimburse Landlord for the actual costs and expenses incurred by Landlord in connection with any request for consent under this Article 8 (even if consent is denied or the request is withdrawn) and such reimbursement shall include all out-of-pocket expenses paid to third parties, including reasonable attorneys’ fees, within thirty (30) days following demand therefor.
     8.10 Restriction on Landlord. Provided that (a) no Event of Default has occurred hereunder and is continuing, and (b) Tenant leases, occupies and pays Rent on at least Two Hundred Thousand (200,000) square feet of Net Rentable Area under this Lease, during the period in which such conditions are satisfied Landlord shall not enter into any lease of space within the Building with a Competitor without Tenant’s prior written consent. As used herein and for purposes of this Lease only, the term “Competitor” means American Express (only to the extent American Express occupies space within the

Building for purposes directly related to travel), all Cendant Travelpoint companies, Travelocity, Certified Vacations, Priceline.com, BookIt.com, Carlson Wagonlit Travel, HRG North America, BCD Travel, TQ3 Navigant, Orbitz Worldwide, Inc., AAA Travel, Liberty Travel, Omega World Travel, Travel Zoo, Farecast, Kayak, Sherman’s Travel, Farechase, Sidestep, STA Travel and National Leisure Group (and all of each of their direct, wholly owned subsidiaries that are in direct competition with Tenant’s travel business). Notwithstanding the foregoing, the restriction set forth herein shall not apply to a particular Competitor if, at the time Landlord is considering entering into a lease with such Competitor, Tenant (which as used herein shall include any Qualified Transferee) has either assigned its interest under this Lease (in whole or in part) to a Competitor, or Tenant is subleasing a portion of the Premises to such Competitor. Without liability to Tenant, Landlord shall have the right, except as provided above, to offer and to lease space in the Building, or in any other property, to any party, including without limitation parties with whom Tenant is negotiating, or with whom Tenant desires to negotiate, a Transfer.
     8.11 No Leasehold Financing. Tenant shall not encumber, pledge or mortgage the whole or any part of the Premises or this Lease, nor shall this Lease or any interest thereunder be assignable or transferable by operation of law or by any process or proceeding of any court or otherwise without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole discretion.
ARTICLE 9
Condition and Operation of the Building
     9.1 No Warranty. Landlord’s entire obligation with respect to the condition of the Premises, its suitability for Tenant’s uses and the improvements to be installed therein shall be as stated herein or in Exhibit C. Landlord shall have no other obligation of any kind or character, express or implied, with respect to the condition of the Premises, or the suitability thereof for Tenant’s purposes, and Tenant acknowledges that except as set forth in this Lease, it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to such matters. Landlord represents that: (a) to its actual knowledge, the Base Building shall comply with all applicable Laws, including without limitation, the Americans with Disabilities Act, in effect at the time of issuance of the building permits for the Base Building; and (b) upon the Term Commencement Date, the Base Building shall be in good working order and condition (except for punch list items). Landlord shall use diligent and commercially reasonable efforts to cause its contractors to repair any latent defects (including enforcement of warranties and guaranties as necessary) provided such latent defects are identified by Tenant or otherwise known to Landlord during the period ending one (1) year after completion of such work. Landlord’s construction contract for the Base Building includes a limited warranty from the contractor as to the quality and workmanship of the work and Landlord agrees to use diligent and commercially reasonable efforts to enforce the terms of the warranty if and to the extent necessary. If any defect in initial construction of the Building (which means any failure of the construction to comply with the Base Building Plans) materially impacts Tenant’s use and occupancy of the Premises and Tenant provides Landlord with written notice of such defect within ninety (90) days after commencing construction of its Tenant Improvements then Landlord shall enforce the terms of the construction contract and shall cause its contractor to correct the defect provided that Landlord is not warranting that it will be successful in its efforts to enforce the contract. Notwithstanding the foregoing, Landlord’s obligations under this Section 9.1 shall not relieve Tenant of its obligation to verify existing conditions pursuant to Exhibit C.
     9.2 Building Alterations. Subject to the restrictions set forth in Section 1.1(a) above regarding material modifications to the Building which shall also apply to this Section 9.2, Landlord may, in its sole discretion, at any time and from time to time: (a) make alterations, structural modifications, seismic modifications or additions to the Building; (b) change, add to, eliminate or reduce the extent, size, shape or configuration of any aspect of or improvement (including the Building) located on the Real Property or its operations; (c) change the arrangement, character, use or location of corridors, stairs, toilets, mechanical, plumbing, electrical or other operating systems or any other parts of the Building;

(d) except as expressly provided herein, change the name, number or designation by which the Building is commonly known; or (e) alter or relocate any portion of the Common Areas or any other common facility. None of the foregoing acts shall be deemed an actual or constructive eviction of Tenant, entitle Tenant to any reduction of Rent or result in any liability of Landlord to Tenant; provided, however, that Landlord shall provide Tenant with reasonable prior notice of any of the actions set forth in this Section 9.2, to be taken by Landlord if such action will substantially interfere with Tenant’s ability to (i) conduct business in the Premises, (ii) gain access to and from the Premises, the Garage or adjacent streets, or (iii) use the Garage. Subject to Tenant’s signage rights as set forth herein, Landlord shall have the exclusive rights to the airspace above and around, and the subsurface below, the Premises and the Building, including, without limitation, the exclusive right to use all exterior walls, roofs and other portions of the Building for signs, notices and other promotional purposes. Subject to the terms of this Lease, Landlord shall have the sole and exclusive right to possession and control of the Common Areas and all other areas of the Building and Real Property outside the Premises.
ARTICLE 10
Lender Rights
     10.1 Subordination. This Lease is subject and subordinate to each ground or land lease which may now, or provided Tenant receives an SNDA (defined below), hereafter cover all or any portion of the Building or Real Property and to each mortgage, deed of trust or other financing or security agreement which may now or, provided Tenant receives an SNDA, hereafter encumber all or any portion of the Building or Real Property and to all renewals, modifications, consolidations, replacements and extensions thereof (collectively, the “Senior Instruments”), subject to the execution of an SNDA as provided for below. Landlord shall obtain a non-disturbance agreement from the holder of any Senior Instrument (the “Senior Parties”) now encumbering the Premises for the benefit of Tenant in substantially the form attached hereto as Exhibit G or such other commercially reasonable form of subordination, attornment and nondisturbance agreement reasonably acceptable to Tenant as such Senior Party may request (an “SNDA”) within forty-five (45) days after the date of this Lease. Tenant, upon Landlord’s or any Senior Party’s request, shall execute promptly any such SNDA to confirm such subordination and shall deliver the same to the Senior Party within ten (10) days following receipt thereof.
     10.2 Attornment. In the event of the enforcement by any Senior Party under any Senior Instrument provided for by law or by such Senior Instrument, Tenant shall attorn to any person or party succeeding to the interest of Landlord as a result of such enforcement including any purchaser of all or any portion of the Building or the Real Property at a public or private foreclosure sale or exercise of a power of sale under such mortgage or deed of trust (collectively, “Successor”) and shall recognize such Successor as the Landlord under this Lease without change in the terms or other provisions of this Lease except as provided in the applicable SNDA. Notwithstanding the foregoing, a Senior Party may elect at any time to cause its interest in the Building or the Real Property to be subordinate and junior to Tenant’s interest under this Lease by filing an instrument in the real property records of King County, Washington, effecting such election and providing Tenant with notice of such election. In no event shall any Senior Party or any Successor have any liability or obligation whatsoever to Tenant or Tenant’s successors or assigns for the return of all or any part of the Security Deposit unless, and then only to the extent that, such Senior Party or Successor actually receives all or any part of the Security Deposit.
     10.3 REAs. Tenant agrees that this Lease and the rights of Tenant hereunder are subject and subordinate to any reciprocal access or easement agreements whether now or, in the future, affecting the Building or Real Property (the “REAs”); provided, however, any future REAs shall not adversely affect any rights granted to Tenant hereunder.
     10.4 Estoppel Certificate. Within ten (10) Business Days following a written request from Landlord Tenant shall execute and deliver an estoppel certificate addressed to Landlord and/or to any

Senior Party or prospective Senior Party or, any purchaser or prospective purchaser of all or any portion of, or interest in, the Building or Real Property on a form supplied by Landlord or such other addressee, certifying as to such facts (if true) as the addressee may reasonably require including but not limited to the form attached hereto as Exhibit F modified to the extent, if any, required to conform such certificate to the then state of facts. If Tenant fails or refuses to deliver an estoppel certificate to Landlord in accordance with the preceding sentence, or to provide written comments on any other form provided to Tenant within ten (10) Business Days of a written request, then Tenant shall conclusively be deemed, without exception, to have acknowledged the correctness of the statements set forth in the form of certificate provided and shall be estopped from denying the correctness of each such statement, and the addressee thereof may rely on the correctness of the statements in such form of certificate, as if made and certified by such party.
ARTICLE 11
Insurance
     11.1 Landlord’s Property Insurance. Landlord shall maintain, or cause to be maintained, a policy or policies of insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company or companies of good financial standing (which companies shall be of generally comparable strength as the companies insuring Comparable Buildings), insuring the Building against loss or damage by fire or other insurable hazards (including earthquake loss if Landlord elects to maintain such coverage) and contingencies for the full replacement cost thereof, exclusive of excavations and foundations below the lowest basement floor of the Building. Landlord shall not be obligated to insure any of Tenant’s Personal Property, Tenant Extra Improvements or Alterations. Landlord’s policy shall contain the following or comparable coverage: at least twelve (12) months of “rental income loss” coverage payable in instances in which Tenant would be entitled to Rent abatement hereunder if rent loss insurance proceeds are available, and shall include (i) “extended coverage”, vandalism, water damage endorsement, and (ii) a “building laws” and/or “law and ordinance” coverage endorsement that covers “costs of demolition,” “increased costs of construction” due to changes in building codes and “contingent liability” with respect to undamaged portions of the Building with each such endorsement to be of a kind required by Landlord to assist Landlord in funding its obligations under this Lease to repair and restore the Building. If such insurance is available on commercially reasonable terms and conditions (or if Tenant elects to pay the entire premium for such coverage) Landlord shall carry a “service interruption” coverage for loss of income as a result of damage to the physical property of a third party service provider. The coverage and amounts of insurance carried by Landlord in connection with the Building at a minimum shall be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of Comparable Buildings. If the annual premiums paid by Landlord for such property insurance exceed the standard premium rates because the nature of Tenant’s operations result in extra-hazardous or higher than normal risk exposure, then Tenant shall, upon receipt of appropriate premium invoices, reimburse Landlord for such increases in premium. All insurance proceeds payable under Landlord’s insurance carried hereunder shall be payable solely to Landlord and Tenant shall have no interest therein.
     11.2 Liability Insurance. Landlord shall maintain or cause to be maintained with respect to the Building a policy or policies of commercial general liability insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, in amounts no less than as shall from time to time be carried by owners and operators of Comparable Buildings, such insurance to afford minimum protection of not less than Five Million Dollars ($5,000,000) per occurrence, combined single limit, for bodily injury, death and property damage. The coverages required to be carried shall be extended to include, but not to be limited to, blanket contractual liability, personal injury liability (libel, slander, false arrest and wrongful eviction), and broad form property damage liability. Upon written request from Tenant no more than one time per year, Landlord shall provide Tenant reasonable evidence that the insurance required to be maintained hereunder by Landlord is in full force and effect.

     11.3 Tenant’s Insurance.
          (a) Property Insurance. Tenant shall provide “all risk” insurance coverage during the Term insuring against loss or damage by fire and such other risks as are from time to time included in an ISO Special Form (ISO CP 10 30 or equivalent) policy or any other comparable or better coverage (including without limitation sprinkler leakage and water damage), insuring the full replacement cost of any Tenant Extra Improvements and Alterations and Tenant’s Personal Property, as the same may exist from time to time. Such policy shall contain replacement value, ordinance or law coverage, and legal liability endorsements in a form reasonably satisfactory to Landlord and, in making its reasonable determination, Landlord may consider the requirements of any mortgagee of Landlord.
          (b) Liability Coverage. Tenant shall maintain or cause to be maintained a policy or policies of commercial general liability and excess liability insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, such insurance to afford minimum protection of not less than Five Million Dollars ($5,000,000.00), per occurrence, combined single limit, for personal injury, bodily injury (including death) and property damage, or such higher amounts as Landlord may from time to time reasonably designate by not less than thirty (30) days notice if such increased coverage is then being customarily required by prudent landlords of Comparable Buildings; however, (i) Landlord will not have the right to require any such increase during the initial twenty-four (24) months of the Term and (ii) Landlord may not require any such increase more often than once in any twenty-four (24) month period. The coverages required to be carried shall be extended to include, but not to be limited to, blanket contractual liability, personal injury liability (libel, slander, false arrest and wrongful eviction), and broad form property damage liability. Tenant’s contractual liability insurance shall apply to Tenant’s indemnity obligations under this Lease and the certificate evidencing Tenant’s insurance coverage shall state that the insurance includes the liability assumed by Tenant under this Lease. Tenant’s policy shall be written on an occurrence basis and shall be primary with any other insurance available to Landlord being excess.
          (c) Workers’ Compensation Insurance. Throughout the Lease Term, Tenant, at its own expense, shall keep and maintain in full force and effect workers’ compensation insurance in an amount equal to at least the minimum statutory amount then currently required in the State of Washington. In addition, Tenant shall maintain Employer’s Liability Insurance with limits of at least One Million Dollars ($1,000,000.00).
          (d) Auto Liability Insurance. If Tenant operates any automobile or other motor vehicle servicing the Premises, Tenant shall maintain insurance covering liability arising out of the operation of any automobile or other motor vehicle, including owned, hired and non-owned vehicles, with a limit of not less than One Million Dollars ($1,000,000.00).
          (e) Other. Such other form or forms of insurance as are generally required by prudent owners of or obtained by tenants of similar projects in the Bellevue, Washington vicinity, as Landlord or any mortgagee of Landlord may reasonably require from time to time, against the same or other insurable hazards which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height and type of buildings thereon and their construction, use and occupancy.
          (f) Policy Form. All policies required to be carried by Tenant, under this Article 11 shall be written with financially responsible companies with a Best & Company rating of “B+ IX” or better, and shall designate Landlord, Landlord’s partners or members, Landlord’s property manager, any Senior Party using the ISO CG 20 26 or its equivalent or such other form reasonably required by Landlord from time to time, and each insurer shall agree not to cancel or materially alter the policy without at least thirty (30) days prior written notice to Landlord and all named and additional insureds. Any self-insurance provisions under any insurance policies maintained by Tenant shall be subject to Landlord’s prior written approval.

          (g) Certificates. Prior to commencement of the Term, and thereafter during the Term, within fifteen (15) days prior to the expiration date of any such coverage, Tenant shall deliver to Landlord a certificate or certificates of the insurance required hereunder together with copies of all endorsements required above. If Tenant fails to provide such proof of insurance and should sure failure remain uncured for fifteen (15) Business Days following notice from Landlord to Tenant, Landlord shall be authorized (but not required) to procure such coverage in the amounts stated with all costs thereof to be charged to Tenant and paid within thirty (30) days following written invoice therefor as an Extra Service.
     11.4 Indemnity and Exoneration.
          (a) Except as expressly otherwise provided in this Lease, Landlord shall not be liable to Tenant for any loss, damage or injury to person or property caused by (i) theft, fire, vandalism, assault, battery, act of God, acts of the public enemy, acts of terrorists or criminals, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, whether or not the negligence of Landlord was a partial cause of such loss, damage or injury, or (ii) the active negligence or willful misconduct of Tenant or Tenant Parties, or (iii) repair or alteration of any part of the Building or failure to make any such repair.
          (b) Tenant shall indemnify, defend, protect and hold Landlord and Landlord Parties harmless from and against any and all Claims arising out of or related to claims of injury to or death of persons, damage to property occurring or resulting directly or indirectly from the use or occupancy of the Premises or activities of Tenant or Tenant Parties in or about the Premises, the Building or the Real Property; provided, however, that the foregoing indemnity shall not be applicable to claims arising in whole or in part by reason of the active negligence or willful misconduct of Landlord or any Landlord Party, unless such claims are or should be covered by insurance required to be carried by Tenant under the terms of this Lease, in which case such claims shall be subject to the terms of this indemnity.
          (c) Landlord shall indemnify, defend, protect and hold Tenant and Tenant Parties harmless from and against any and all claims, judgments, damages, penalties, fines, costs, expenses, liabilities or losses to the extent arising out of the active negligence (including Landlord’s failure to timely and properly perform Landlord’s maintenance and repair responsibilities set forth herein) or willful misconduct of Landlord or any Landlord Party, unless such claims are or should be covered by insurance required to be carried by Tenant under the terms of this Lease, in which case such claims shall not be subject to the terms of this indemnity; provided, however, that the foregoing indemnity shall not include claims to the extent arising by reason of the negligence or willful misconduct of Tenant or Tenant Parties.
          (d) To the extent, but only to the extent, necessary to fully indemnify the parties from claims made by the indemnifying party or its employees, the indemnities herein constitute a waiver of the indemnifying party’s immunity under the Washington Industrial Insurance Act, RCW Title 51, as between Landlord and Tenant only.
          (e) LANDLORD AND TENANT ACKNOWLEDGE BY THEIR INITIALS BELOW THAT EACH INDEMNIFICATION PROVISION OF THIS LEASE (INCLUDING, BUT NOT LIMITED TO, THOSE RELATING TO WORKER’S COMPENSATION BENEFITS AND LAWS) AND EACH WAIVER OF CLAIMS HEREIN WAS SPECIFICALLY NEGOTIATED AND AGREED TO BY LANDLORD AND TENANT.

Tenant’s Initials	Landlord’s Initials
     11.5 Indemnity for Liens. Tenant shall indemnify, defend and protect Landlord and hold and save Landlord harmless of and from any and all loss, claims, proceedings, cost, damage, injury, causes of action, liabilities or expense arising out of or in any way related to work or labor performed, materials or supplies furnished to or at the request of Tenant or in connection with performance of any work done for the account of Tenant in the Premises or the Building.

     11.6 Waiver of Subrogation Rights. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each waive all rights of recovery, claim, action or cause of action, against the other, Tenant Parties or Landlord Parties, as applicable, for third party liability and any loss or damage that may occur to the Premises, or any improvements thereto, or the Building or Real Property or any personal property of such party therein, by reason of fire, the elements, or any other cause to the extent that such rights of recovery, claim, action or cause of action is or would be covered by insurance required to be obtained pursuant to this Lease, regardless of cause or origin, including negligence of the other party, Landlord Parties or Tenant Parties, as applicable, and each party covenants that no insurer shall hold any right of subrogation against such other party. Each party shall advise its insurers of the foregoing and such waiver shall be a part of each policy maintained by such party that applies to the Premises, any part of the Building or Real Property or such party’s use and occupancy of any part thereof.
ARTICLE 12
Casualty and Eminent Domain
     12.1 Damage and Destruction. The following provision shall apply to any fire or other casualty in the Premises or Building. In the event of any damage which affects the Premises or the Building outside the boundaries of the Premises, Landlord within a reasonable period of time following the date of the damage (which period shall generally be no more than sixty (60) days following the date of the damage but may be longer if necessary due to the nature and extent of the damage), shall deliver to Tenant an estimate of the time necessary to repair the damage in question such that the Premises may be used by and accessible to Tenant and the Building and Common Areas operable as a first-class office building; such notice will be based upon the review and opinions of Landlord’s architect and contractor (“Repair Notice”).
          (a) If the damage is limited solely to the Premises and the Repair Notice indicates that Premises can be repaired such that the same may be occupied by Tenant for Tenant’s business purposes with all damage repaired within nine (9) months from the date of damage or destruction, then Landlord shall diligently rebuild the same (including Tenant’s Alterations and Tenant’s Extra Improvements which Landlord shall repair at Tenant’s cost); provided, however, that Landlord shall not be obligated to expend for such repair an amount in excess of the insurance proceeds recovered or recoverable (or which would be recovered if Landlord maintained the insurance coverage required hereunder and diligently sought to recover the maximum possible proceeds) as a result of such damage, plus any deductibles reimbursed in full as part of Operating Costs plus sums paid to Landlord by Tenant under the following sentence. In any instance in which Landlord restores the Premises under this Section 12.1, Tenant upon demand from Landlord shall pay all costs associated with repair and rebuilding of the Tenant Extra Improvements and Alterations and if Tenant fails to do so, Landlord’s obligation to restore such items shall be excused.
          (b) If portions of the Building outside the boundaries of the Premises are damaged or destroyed (whether or not the Premises are also damaged or destroyed) and (i) the Repair Notice indicates that the Premises and the Building can both be repaired such that the same may be occupied by Tenant for Tenant’s business purposes with all damage repaired within nine (9) months from the date of damage or destruction, and (ii) Landlord determines that such reconstruction is economically feasible, then Landlord shall diligently rebuild the same; provided, however, that Landlord shall not be obligated to expend for such repair an amount in excess of the insurance proceeds recovered (or which would be recovered if Landlord maintained the insurance coverage required hereunder and diligently sought to recover the maximum possible proceeds) as a result of such damage and any deductibles reimbursed in full as part of Operating Costs plus sums advanced to Landlord by Tenant for repair of the Alterations and Tenant Extra Improvements, and Landlord shall have no obligation to repair or restore Tenant’s Personal Property.
          (c) If (i) the Premises should be damaged by any occurrence not covered by Landlord’s insurance (or the insurance required to be maintained by Landlord hereunder), or (ii) the

Repair Notice indicates that Premises or the Building are damaged to the extent that the damage cannot, be restored within nine (9) months from the date of damage, or (iii) the Building should be damaged to the extent of more than fifty percent (50%) of the cost of replacement thereof, notwithstanding that the Premises may be undamaged, or (iv) if the damage occurs during the last year of the Term, Landlord may elect either to repair or rebuild the Premises or the Building or to terminate this Lease upon giving notice in writing of such election to Tenant within ninety (90) days after the happening of the event causing the damage; provided, however, that if Tenant exercises any Extension Option then in effect, the exercise of such termination option based upon clause (iv) above by Landlord shall be null and void. However, as a condition to any such termination pursuant to clauses (i), (ii) or (iii), all other leases in the Building covering premises which are similarly affected by such damage must be concurrently terminated, it being the intent of the parties that Landlord not be able to use the provisions of this Article 12 to terminate “below market” leases. If this Lease is not terminated pursuant to this subsection 12.1(c), Landlord shall diligently rebuild the Building and Premises, to the extent required herein.
          (d) During any period when the Premises or any material portion of the Premises is rendered unusable or inaccessible because of any casualty, Rent shall abate proportionately until such time as the Premises are made usable and accessible (excluding time to repair Alterations or Tenant Extra Improvements) as reasonably determined by Landlord, and no portion of the Rent so abated shall be subject to subsequent recapture provided, however, that there shall be no such abatement except to the extent that the amount thereof is compensated for and recoverable from the proceeds of rental income loss insurance maintained by Landlord. Tenant’s abatement period shall continue until Landlord’s substantial completion of repairs to the Premises required to be completed by Landlord hereunder other than: (i) any items that require extraordinary lead time for fabrication or availability of materials; or (ii) other items that are not substantially completed but the completion of which will not preclude Tenant’s occupancy and use of the Premises for any Permitted Use (and with respect to such items, Landlord shall retain reasonable access to the Premises following the abatement period in order to complete same).
          (e) The proceeds from any insurance paid by reason of damage to or destruction of the Building or any part thereof, the Building Standard Improvements or any other element, component or property insured by Landlord shall belong to and be paid to Landlord subject to the rights of any mortgagee of Landlord’s interest in the Building or Real Property or the beneficiary of any deed of trust that constitutes an encumbrance thereon. If this Lease is terminated by either party as a consequence of a casualty in accordance with any of the provisions of this Section 12.1, all proceeds of insurance required to be maintained either by Landlord or Tenant (to the extent Tenant is required or elects to insure the Tenant Extra Improvements) shall be paid to Landlord subject to the rights of any mortgagee of Landlord’s interest in the Building or Real Property or the beneficiary of any deed of trust that constitutes an encumbrance thereon; provided, however, that Tenant shall be paid all proceeds of insurance payable in connection with Tenant’s Personal Property.
          (f) If the Premises or at least forty percent (40%) of the Net Rentable Area of the Premises are damaged by fire or other casualty (not caused by Tenant or any Tenant Party) and are rendered not reasonably usable for Tenant’s business purposes thereby, or if the Building shall be so damaged by fire or other casualty (not caused by Tenant or any Tenant Party) that Tenant shall be deprived of reasonable access to at least forty percent (40%) of the Net Rentable Area of the Premises, and if, pursuant to Landlord’s Repair Notice, the restoration cannot be substantially completed on or before the date which is nine (9) months following the date of Landlord’s Repair Notice, then Tenant shall have the right to terminate this Lease by giving written notice (the “Termination Notice”) to Landlord not later than thirty (30) days following receipt of Landlord’s Repair Notice. If Landlord reasonably determines that adequate insurance proceeds will not be available to restore the portions of the Premises that Landlord is responsible for repairing, Landlord shall notify Tenant. Within thirty (30) days after receipt of such notice Tenant may notify Landlord that it will terminate this Lease unless Landlord agrees to fund such excess costs and complete the restoration. If Landlord does not elect to pay any excess costs to complete restoration of the portions of the Premises that Landlord is responsible for repairing within thirty (30) days after receipt of Tenant’s notice then Tenant may send a Termination Notice as set forth above. If Tenant gives a Termination Notice, this Lease shall be deemed cancelled and terminated (as if such date were the Expiration Date) as of either (i) the date of the damage (if the Premises is rendered wholly unusable) or as of the date on which Tenant vacates the Premises but in no event later than thirty (30) days after the Termination Notice (if the Premises is rendered partially unusable), and Rent shall be apportioned and shall be paid or refunded, as the case may be up to and including the date of such termination. Notwithstanding the foregoing, if Tenant was entitled to but elected not to exercise its right to terminate this Lease and Landlord has not exercised its right to terminate this Lease, Landlord shall diligently rebuild and restore the Building and Premises to the extent required herein and if Landlord does not substantially complete the repair and restoration of the Premises within three (3) months after the estimated period of time set forth in Landlord’s Repair Notice (which period shall be extended to the extent of any delays caused by Tenant or Force Majeure), then Tenant may elect to terminate this Lease by written notice to Landlord within thirty (30) days after the expiration of such period, as the same may be so extended and this Lease shall terminate thirty (30) days after the date of Tenant’s notice unless Landlord completes the repair and restoration of the Premises within such period. In addition, if the Premises, or any material part thereof, or any portion of the Building necessary for Tenant’s use of the Premises, are damaged or destroyed during the last twelve (12) months of the Term, or any extension thereof, and such damage cannot be repaired within ninety (90) days from the date of casualty (as reasonably determined by Landlord within thirty (30) days following the date of the casualty), then Landlord or Tenant may terminate this Lease by giving written notice thereof to the other party within forty-five (45) days after the date of the casualty, in which case this Lease shall terminate as of the later of the date of the casualty or the date of Tenant’s vacation of the Premises.
          (g) If Landlord rebuilds the Premises under any provision of this Article 12, and receives insurance proceeds or Tenant pays Landlord for the cost thereof under Section 12(a) above, Landlord shall repair and restore all Tenant Extra Improvements other than any items that Tenant elects not to restore, such election to be made by written notice to Landlord delivered no later than five (5) Business Days following Landlord’s delivery to Tenant of the Repair Notice. If Tenant fails to timely deliver such notice, Tenant shall be deemed to have elected to have all Tenant Extra Improvements fully repaired and restored.
     12.2 Condemnation.
          (a) If a portion of the Premises or any portion of the Building or Real Property shall be taken or condemned for any public purpose and the remainder of the Premises is rendered either inaccessible or unusable for Tenant’s business operations, this Lease shall, at the option of either party, terminate as of the date of such taking. If this Lease is not terminated in its entirety then it shall terminate only as to the portion of the Premises taken and Base Rent and Tenant’s Proportionate Share shall be adjusted to reflect the new Net Rentable Area of the Premises and/or the Building. If any portion of the Building or Real Property shall be taken or condemned for any public purpose to such an extent as to render the Building not economically viable in Landlord’s good faith discretion, then whether or not the Premises or any part thereof is taken or conveyed, Landlord may by notice in writing to Tenant terminate this Lease, and the Base Rent and other charges shall be paid or refunded as of the date of termination.
          (b) If during the Term of this Lease the entire Premises shall be taken by eminent domain or destroyed by the action of any public or quasi-public authority or in the event of conveyance in lieu thereof, this Lease shall terminate as of the day possession shall be taken by such authority, and Tenant shall pay Rent up to that date with an appropriate refund by Landlord of such rent as shall have been paid in advance for a period subsequent to the date of the taking of possession.
          (c) If a temporary taking of all or a portion of the Premises occurs, there shall be no abatement of Rent and Tenant shall remain fully obligated for performance of all of the covenants and obligations on its part to be performed pursuant to the terms of this Lease. All proceeds awarded or paid with respect thereto shall belong to Tenant.
          (d) All compensation awarded for any such taking or conveyance whether for the whole or a part of the Premises shall be the property of Landlord, whether such damages shall be awarded as compensation for diminution in the value of the leasehold or of the fee of or underlying leasehold interest in the Premises, and Tenant waives all claims against Landlord and the condemning authority for damages for termination of its leasehold interest or interference with its business and hereby assigns to Landlord all of Tenant’s right, title and interest in and to any and all such compensation; provided, however, that Tenant shall be entitled to claim, prove and receive in the condemnation proceedings such separate award as may under the laws of the State of Washington be expressly allocated to Tenant’s Personal Property or relocation expenses, provided that such award shall be made by the court in addition to and shall not result in a reduction of the award made to Landlord.
ARTICLE 13
Default
     13.1 Events of Default. The occurrence of any of the following shall constitute an event of default (“Event of Default”) on the part of Tenant:
          (a) [Intentionally Omitted];
          (b) Nonpayment of Rent. Failure to pay any installment of Base Rent, Operating Costs or other items of Rent, upon the date when payment is due, if such failure is not cured within five (5) Business Days after written notice of such failure provided, however, that Landlord shall not be required to give written notice of non-payment more than two (2) times in any twelve (12) month period and the third (3rd) late payment in any twelve (12) month period shall be an immediate Event of Default without notice;
          (c) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in Sections 13.1(a), 13.1(b) and 13.1(i), such failure continuing for fifteen (15) Business Days after written notice of such failure (or with respect to non-monetary obligations only, such longer period as is reasonably necessary to remedy such default, provided that Tenant shall continuously and diligently pursue such remedy at all times until such default is cured);
          (d) General Assignment. A general assignment for the benefit of creditors by Tenant;
          (e) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of thirty (30) days. If under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease;
          (f) Receivership. The employment of a receiver to take possession of substantially all of Tenant’s assets or the Premises, if such receivership remains undissolved for a period of ten (10) Business Days after creation thereof;
          (g) Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) Business Days after the levy thereof;

          (h) Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant or Guarantor in any such proceeding or, if within thirty (30) days after the commencement of any proceeding against Tenant seeking any reorganization, or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed; and
          (i) Failure to Deliver. Failure to deliver or comment on any subordination or attornment agreement or estoppel certificate when and as required under Article 10 if such failure continues for five (5) Business Days after notice from Landlord of Tenant’s failure to timely comply with the provisions of Article 10.
     13.2 Remedies Upon Default.
          (a) Termination. If an Event of Default occurs, Landlord shall have the right, with or without notice or demand, immediately (after expiration of the applicable grace periods specified herein) to terminate this Lease, and at any time thereafter recover possession of the Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by reason of Tenant’s default or of such termination.
          (b) Continuation After Default. Even though Tenant has breached this Lease and/or abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under Section 13.2(a) hereof, and Landlord may enforce all of its rights and remedies under this Lease, including (but without limitation) the right to recover Rent as it becomes due. Acts of maintenance, preservation or efforts to lease the Premises or the appointment of receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate Tenant’s right to possession. If Landlord does not terminate this Lease, then, regardless of whether Tenant shall have abandoned the Premises, and without demand or notice, Landlord may re-enter and take possession of the Premises or any part thereof, expel from the Premises Tenant and anyone claiming through or under Tenant, and remove the personal property of either. Landlord may relet the Premises, or any part of them, in Landlord’s or Tenant’s name for the account of Tenant, for such period of time and at such other terms and conditions as Landlord, in its sole discretion, may determine. Landlord may collect and receive the rents from the Premises. Re-entry or taking possession of the Premises by Landlord under this Section shall not be construed as an election on Landlord’s part to terminate this Lease, unless a written notice of termination is given to Tenant. Landlord reserves the right following any re-entry or reletting, or both, under this Section to exercise its right to terminate the Lease. During the Event of Default, Tenant will pay Landlord the Rent and other sums that would be payable under this Lease if repossession had not occurred, less the net proceeds, if any, after reletting the Premises, after deducting Landlord’s Reletting Expenses. Notwithstanding the above, if Landlord relets the Premises for a term (the “Relet Term”) that extends past the Expiration Date of this Lease (without consideration of any earlier termination pursuant to this Article 13), the Reletting Expenses which may be included in Landlord’s damages under this Lease shall be limited to a prorated portion of the Reletting Expenses, based on the percentage that the length of the Term remaining on the date Landlord terminates this Lease or Tenant’s right to possession bears to the length of the Relet Term. For example, if there are two (2) years left on the Term at the time that Landlord terminates possession and, prior to the expiration of the two (2) year period, Landlord enters into a lease with a Relet Term of ten (10) years with a new tenant, then only twenty percent (20%) of the Reletting Expenses shall be included when determining Landlord’s damages. “Reletting Expenses” is defined to include all expenses actually incurred by Landlord in connection with reletting the Premises, including without limitation, all repossession costs, labor costs, brokerage commissions, attorneys’ fees, remodeling and repair costs, costs for removing and storing Tenant’s property and equipment and rent concessions granted by Landlord to any new tenant, prorated over the life of the new lease.
          (c) Acceleration. Landlord shall also have the right to declare the entire balance of the Rent for the remainder of the Term of this Lease to be due and payable immediately, and collect such balance in any manner not inconsistent with applicable law, but subject to the provisions of Section 13.3 below.
          (d) Cure. Landlord may cure such default or perform such obligation on Tenant’s behalf and at Tenant’s expense as an Extra Service. Tenant shall reimburse Landlord pursuant to Section 5.4.
          (e) Waiver of Redemption Rights. Tenant, for itself, and on behalf of any and all persons claiming through or under Tenant, including creditors of all kinds, hereby waives and surrenders all rights and privileges that they may have under any present or future law, to redeem the Premises or to have a continuance of this Lease for the Lease Term, as it may have been extended.
     13.3 Damages Upon Termination. Should Landlord terminate this Lease pursuant to the provisions of Section 13.2(a) hereof, Landlord shall have all the rights and remedies of a landlord under applicable law and Landlord shall be entitled to recover from Tenant: (a) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination; (b) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; (c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided; (d) all costs incurred by Landlord in reletting the Premises, including without limitation, brokerage commissions, attorneys’ fees, marketing and advertising expenses and expenses of cleaning, restoring or remodeling the Premises; and (e) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom. The “worth at the time of award” of the amounts referred to in (a) and (b) shall be computed with interest at fifteen percent (15%) per annum or the highest lawful commercial interest rate, whichever is the lower. The “worth at the time of award” of the amount referred to in (c) shall be computed by discounting such amount at the “discount rate” of the Federal Reserve Bank of San Francisco in effect as of time of award plus one percent (1%) and, where rental value is a material issue, shall be based upon competent appraisal evidence.
     13.4 Computation of Rent for Purposes of Default. For purposes of computing unpaid Rent that would have accrued and become payable under this Lease pursuant to the provisions of Section 13.3, unpaid Rent shall consist of the sum of:
          (a) the total Base Rent for the balance of the Term, plus
          (b) a computation of the Operating Costs for the balance of the Term, the assumed Operating Costs for the calendar year of the default and each future calendar year in the Term to be equal to the Operating Costs for the calendar year prior to the year in which default occurs compounded at a per annum rate equal to the mean average rate of inflation for the preceding five (5) calendar years as determined by reference to the Consumer Price Index – All Items for Seattle-Tacoma-Bremerton, All Urban Consumers, published by the Bureau of Labor Statistics of the United States Department of Labor (Base Year 1982-84=100), or such successor index as may be established to provide a measure of the current purchasing power of the dollar (provided, however, that if no successor index is published by the United States Department of Labor, Landlord may select in its reasonable discretion a substitute index or method of measuring inflation (the “CPI Index”); plus

          (c) the total payments for Parking Passes required to be purchased by Tenant pursuant to Section 14.22 for the balance of the Term.
     13.5 Late Charge. Tenant acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by a Senior Instrument covering the Premises. Therefore, in addition to Landlord’s other remedies, if any payment of Rent is not received by the fifth (5th) day after the due date thereof, Tenant shall pay a late fee in an amount equal to four percent (4%) of the delinquency, the parties agreeing that such sum represents a reasonable estimate of Landlord’s costs; however, on the first (1st) occasion in any twelve (12) month period on which Rent is not timely paid, Tenant will be entitled to a five (5) Business Day grace period following notice of non-payment prior to the imposition of such late fee. In addition, any sums not paid by Tenant when due shall bear interest from the due date until paid in full at an annual interest rate of fifteen percent (15%) or the highest commercial interest rate permitted by Law, if less (the “Interest Rate”). The provision for a late charge and interest and collection of such late charge or interest by Landlord, shall not be deemed a waiver of any breach or Event of Default by Tenant under this Lease. If any of Tenant’s Rent checks is returned by the bank without payment then Tenant shall pay a bounced check charge of Seventy-five Dollars ($75.00) and Landlord may require Tenant to pay future installments of Rent by certified or cashiers’ check.
     13.6 Remedies Cumulative. All of the remedies permitted or available to Landlord under this Lease, or at law or in equity, shall be cumulative and not alternative and invocation of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other permitted or available right or remedy.
     13.7 Tenant’s Remedies.
          (a) Landlord shall not be in default unless Landlord fails to cure a default by Landlord of its obligations under this Lease within thirty (30) days after its receipt of notice thereof from Tenant, or if such default is not capable of being cured within said thirty (30) day period, Landlord has failed to commence such cure and diligently pursue such cure until completion. Tenant shall not have any right to recover consequential damages from Landlord. Tenant shall not sue, seek any remedy or enforce any right against Landlord (other than exercising Tenant’s rights under Sections 5.3, 6.5(b), or 13.7(b) in accordance with the provisions thereof) as a result of Landlord’s default until (i) Tenant gives written notice to all Senior Parties, and (ii) if any Senior Party notifies Tenant within ten (10) Business Days following Tenant’s notice (or such longer period as may be required under any SNDA) that such Senior Party intends to attempt to cure Landlord’s default, a reasonable time for such Senior Party, to remedy the act or omission has elapsed following the giving of notice by Tenant to Senior Party required hereunder, including, without limitation, time to obtain possession from Landlord by power of sale or judicial foreclosure, it being agreed that the Senior Party shall have no obligation to Tenant to cure or remedy any act or omission of Landlord. Tenant shall look solely to Landlord’s interest in the Building (which shall be deemed to include the proceeds of any sale or refinancing of all or any portion of the Building or the Property by Landlord with respect to any obligation or liability arising prior to such sale, as well as any insurance or condemnation proceeds), for recovery of any judgment from Landlord whether from a breach hereof or from a right created by statute or at common law. Landlord and Landlord Parties shall not be personally liable for any such judgment. Tenant agrees that no other property or assets of Landlord or any partner or member of Landlord shall be subject to levy, execution or other enforcement procedures for satisfaction of any such judgment or decree; no partner or member of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction over Landlord); no service of process shall be made against any partner or member of Landlord (except as may be necessary to secure jurisdiction over Landlord); no judgment shall be taken against partner or member of Landlord; no writ of execution shall ever be levied against the assets of any partner or member of Landlord; and

these covenants, limitations and agreements are enforceable both by Landlord and by any partner or member of Landlord. Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any Senior Instrument. Sums due Tenant from Landlord under this Lease and not paid when due shall bear interest at the rate of fifteen percent (15%) per annum from the due date until paid, except where another rate of interest is expressly provided in this Lease.
          (b) If (A) a default by Landlord occurs with respect to the provision of Basic Services to the Premises, (B) Tenant has provided simultaneous written notice thereof to Landlord and any Senior Party (of which Tenant has notice), and (C) Landlord or such Senior Party has failed to commence to cure such default within the thirty (30) day period specified above, Tenant may deliver a second notice to Landlord and the Senior Party stating that Tenant will commence a cure of such default and describing the steps Tenant proposes to take to cure such default if Landlord or such Senior Party has not commenced a cure within five (5) Business Days after receipt of such notice. Such notice may not be combined with any other notices and shall clearly state that it is a “Notice of Landlord Default and Tenant’s Intent to Exercise Self-Help Rights”. If neither Landlord nor the Senior Party commences the cure within such five (5) Business Day period then Tenant shall be permitted to undertake the cure described in such notice. Tenant’s right to cure Landlord defaults shall be limited providing janitorial services and matters that can be accomplished through repairs to the electrical, mechanical or telecommunications systems located primarily within or serving only the Premises and any such cure shall be undertaken only by experienced, qualified contractors. Landlord shall reimburse Tenant for the reasonable costs of such cure within thirty (30) days after completion thereof and delivery to Landlord of invoices therefor, together with such back-up information as Landlord shall reasonably request. If Landlord fails to make such reimbursement when required, Tenant shall have the right to offset its actual costs incurred against Base Rent, provided, however, that in no event may Tenant offset more than fifty percent (50%) of Base Rent due in any month and provided, further, that if the Landlord disputes Tenant’s right to offset, such dispute shall be resolved in accordance with the terms of the following paragraph.
     If the parties cannot agree on the amount (if any) that Tenant is permitted to offset against Base Rent, Tenant shall pay any undisputed sums due to Landlord and shall deposit the disputed amount in a commercial escrow account with instructions that such amount shall not be disbursed to either party absent mutual written instructions or a binding judgment or arbitration award. If Landlord disputes Tenant’s right to an offset, it shall deliver an arbitration demand to Tenant. Within ten (10) Business Days following delivery of an arbitration demand, the parties shall mutually select one (1) arbitrator who is a natural person not employed by either of the parties or any parent or affiliated partnership, corporation or other enterprise thereof, who shall be a licensed lawyer with at least ten (10) years of experience in commercial leasing in Class A office buildings in the Seattle/Bellevue vicinity. If the parties do not agree on an arbitrator, then either party, on behalf of both, may request appointment of such a qualified person by the American Arbitration Association in a written notice with a copy given to the other party. The arbitrator so selected shall decide the dispute, if it has not previously been resolved, by following the procedure set forth herein. The arbitration shall be conducted in the City of Seattle or the City of Bellevue, Washington or other mutually acceptable location. The arbitrator shall hold a hearing on the matter in dispute within fifteen (15) days after his or her appointment. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall render his or her decision within fifteen (15) days after the scheduled arbitration hearing. The arbitrator shall render its decision and award in writing and shall deliver copies to each party. The arbitrator shall have the right to consult experts and competent authorities with factual information or evidence pertaining to a matter at issue, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine. If the arbitrator believes that expert advice would materially assist in the resolution of the question presented, the arbitrator may retain one (1) or more qualified persons to provide such expert advice. The fees and expenses of any such qualified person or persons shall be equally borne by Landlord and Tenant. The arbitrator shall have no power to modify the provisions of this Lease but otherwise the decision of the arbitrator shall be final, binding and conclusive upon the parties, and a judgment may be rendered thereon in any court having jurisdiction over the Premises and the parties hereto. Landlord and Tenant shall each pay one half (1/2) of the cost and expense of the American Arbitration Association and its arbitrator for such arbitration. Each party shall pay the fees and costs of its own counsel provided that the arbitrator shall have authority in its discretion to award to the prevailing party in the arbitration its reasonable attorneys’ fees and all costs of arbitration including the fees of the arbitrator. If any arbitrator fails, refuses or is unable to act, his or her successor shall be appointed in the manner provided above.
ARTICLE 14
Miscellaneous
     14.1 No Waiver. Failure of Landlord or Tenant to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord or Tenant, as the case may be, shall have the right to declare any such default at any time thereafter. No waiver by a party of an event of default, or any agreement, term, covenant or condition contained in this Lease, shall be effective or binding on such party unless made in writing and no such waiver shall be implied from any omission by a party to take action with respect to such event of default or other such matter. No express written waiver by a party of any event of default, or other such matter, shall affect or cover any other event of default, matter or period of time, other than the event of default, matter and/or period of time specified in such express waiver. One or more written waivers by a party of any event of default, or other matter, shall not be deemed to be a waiver of any subsequent event of default, or other matter, in the performance of the same provision of this Lease. Acceptance of Rent by Landlord hereunder, or endorsement of any check, shall not, in and of itself, constitute a waiver of any breach or event of default or of any agreement, term, covenant or condition of this Lease, except as to the payment of Rent so accepted, regardless of Landlord’s knowledge of any concurrent event of default or matter. Landlord may, at its election, apply any Rent received from Tenant to the oldest obligation outstanding from Tenant to Landlord, any endorsement or other statement of Tenant to the contrary notwithstanding. No course of conduct between Landlord and Tenant, and no acceptance of the keys to or possession of the Premises before the termination of the Term by Landlord or any employee of Landlord shall constitute a waiver of any such breach or of any term, covenant or condition of this Lease or operate as a surrender of this Lease.
     14.2 Holding Over. If Tenant (or anyone claiming under Tenant) remains in possession after expiration or termination of this Lease without the written consent of Landlord, Tenant shall comply with all terms and conditions of this Lease except that Tenant shall pay Base Rent for each month or partial month of occupancy thereafter at a rate equal to one hundred fifty percent (150%) of the Base Rent for the last month of the Term, together with such other amounts as may become due hereunder. No occupancy or payment of Rent by Tenant after expiration of the Term shall operate to renew or extend the Term. If Tenant remains in possession after the expiration or termination of this Lease without Landlord’s consent, in addition to the payment described in the first sentence of this Section 14.2, Tenant shall indemnify, defend, protect and hold Landlord and Landlord Parties harmless from and against any and all Claims for damages by any other tenant or third person to whom Landlord may have leased or offered to lease all or any part of the Premises effective on or after the termination of this Lease, together with all loss, cost, expense, damages and liabilities in connection with any such reletting, including, without limitation, attorneys’ fees and Landlord’s lost revenues. If Tenant holds over with the consent of Landlord in writing Tenant shall thereafter occupy the Premises under this Lease on a month-to-month basis and Base Rent shall be increased to the greater of (a) one hundred percent (100%) of the Rent for the last month of the Term, or (b) the then current fair market rent for the Premises as determined by Landlord in its reasonable discretion. For purposes of this Section 14.2, the term “remains in possession” shall include circumstances where Tenant has failed to fully vacate the Premises or failed to fully complete all removal and restoration work required under this Lease

     14.3 Attorneys’ Fees. If either party places the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of the possession of the Premises in the hands of an attorney or collection agency, or files suit upon the same, or seeks a judicial declaration of rights hereunder, the prevailing party shall recover its reasonable attorneys’ fees, court costs and collection agency charges. As used herein, “prevailing party” shall mean the party who substantially prevails in the matter at issue, including without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.
     14.4 Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing signed by both parties.
     14.5 Transfers by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Real Property. If Landlord sells or otherwise transfers the Building, or if Landlord assigns its interest in this Lease, other than an assignment solely for security purposes, and provided that such purchaser, transferee or assignee thereof shall assume Landlord’s obligations hereunder in writing to the extent arising from and after the date of transfer, Landlord shall thereupon be relieved of all liabilities hereunder arising thereafter, but this Lease shall otherwise remain in full force and effect. Landlord or any person or party succeeding to possession of the Building as a successor to Landlord shall be subject to Landlord’s obligations hereunder only during the period of such person’s or party’s ownership.
     14.6 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.
     14.7 Notices. All notices, demands, consents and approvals that may or are required to be given by either party to the other hereunder shall be in writing, shall be sent via nationally recognized overnight courier service or in the United States mail, certified or registered, postage prepaid, and addressed to the party to be notified at the address for such party specified on the Basic Lease Information Sheet, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days notice to the notifying party. Additionally, as specified herein, on certain events, Landlord may deliver notice to the Premises Notice Address as long as copies of any such notice are also delivered to Tenant’s standard notice addresses. Notice shall be deemed to have been given (i) if sent via overnight courier, on the Business Day next succeeding the date upon which such notice is deposited with such overnight courier, (ii) if sent via certified or registered mail, on the third (3rd) Business Day following mailing. Tenant shall deliver a copy of any notice given to Landlord to (a) Landlord’s property manager, (b) any Senior Party whose address is known to Tenant, and (c) 2800 Post Oak Boulevard, 50th floor, Houston, Texas 77056-6118, Attention: C. Hastings Johnson. Tenant appoints as its agent to receive service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of or occupying the Premises at the time, and, if there is no such person, then such service may be made by attaching the same on the main entrance of the Premises and Landlord shall also send a copy of such notice to the Tenant’s notice address by one of the methods described above to the attention of the General Counsel and the Director of Real Estate.
     14.8 No Option. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant. Landlord shall not be deemed to have made an offer to Tenant by furnishing Tenant with a copy of this Lease with particulars inserted. No contractual or other rights shall exist or be created between Landlord and Tenant until all parties hereto have executed this Lease and until it has been approved in writing by any Senior Party and fully executed copies have been delivered to Landlord and Tenant.
     14.9 Integration and Interpretation. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Lease and may not be contradicted by evidence of any prior or contemporaneous agreement, arrangement, understanding or negotiation (whether oral or written). The parties further intend that this Lease constitutes the complete and exclusive statement of its terms, and no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Lease. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not construed for or against any party, regardless of which party may have drafted the provision in question, it being agreed that this is a negotiated agreement. The following exhibits and schedules are attached hereto and incorporated by this reference as if fully set forth herein:

Exhibit A	Floor Plans for the Premises, Outdoor Amenity Area and Generator

Exhibit B	Legal Description of the Real Property

Exhibit C	Initial Improvements of the Premises

Schedule C-1	Base Building Improvements

Schedule C-2	Definition of Building Standard Improvements

Schedule C-3	Typical Floor Plan for Building Standard Improvements

Exhibit D	Rules and Regulations

Exhibit E	Lease Commencement Certificate

Exhibit F	Form of Estoppel Certificate

Exhibit G	Form of SNDA

Exhibit H	Environmental Reports

Exhibit I	Memorandum of Lease

Exhibit J	Existing Leases and Assumed Obligations
     14.10 Quitclaim. Upon expiration or earlier termination of this Lease, Tenant shall, immediately upon request of Landlord, execute, acknowledge and deliver to Landlord a recordable deed quit-claiming to Landlord all interest of Tenant in the Premises, the Real Property, the Building and this Lease.
     14.11 No Easement for Light, Air and View. This Lease conveys to Tenant no rights for any light, air or view. No diminution of light, air or view, or any impairment of the visibility of the Premises from inside or outside the Building, by any structure or other object that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of Rent under this Lease, constitute an actual or constructive eviction of Tenant, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.
     14.12 No Merger. The voluntary or other surrender or termination of this Lease by Tenant, or a mutual cancellation thereof shall not work a merger, but, at Landlord’s sole option, shall either terminate all existing subleases or subtenancies or shall operate as an assignment to Landlord of all such subleases or subtenancies.
     14.13 Memorandum of Lease. Upon request of either party, the parties shall execute and record a memorandum hereof in the form of Exhibit I attached hereto; provided that simultaneously with such execution, Tenant shall execute and deliver to Landlord a recordable termination of the memorandum in a form reasonably acceptable to Landlord which Landlord may record at any time following the Expiration Date or any earlier termination of this Lease.
     14.14 Survival. All of the parties’ covenants and obligations contained in this Lease intended to survive termination or expiration of this Lease by their nature shall survive the expiration or earlier termination of this Lease. No provision of this Lease providing for termination in certain events shall be construed as a limitation or restriction of a party’s rights and remedies at law or in equity available upon a breach by the other party of this Lease.
     14.15 Financial Statements. If Landlord intends to sell all or any portion of the Building or the Real Property (or any interest therein), or obtain a loan secured by the Building or the Real Property (or any interest therein), and at such time Tenant is no longer a publicly traded company, then Tenant shall, within thirty (30) days of Landlord’s written request, furnish Landlord with financial statements, dated no earlier than one (1) year before such request, certified as accurate by Tenant, or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement, reflecting Tenant’s then current financial condition, or the financial condition of the individuals comprising Tenant, in such form and detail as Landlord may reasonably request. To the extent such information is not otherwise publicly available, Landlord shall make reasonable efforts to maintain the confidentiality of such information provided, however, that Landlord may provide such information on a confidential basis to any of its consultants, accountants, advisors, lawyers and any actual or prospective lender, investor or purchaser. In addition, Landlord may disclose such information to the extent required by law or in any administrative or judicial proceeding in which it is required to divulge such information.
     14.16 No Joint Venture. This Lease shall not be construed to create a partnership, joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.
     14.17 Successors and Assigns. Except as otherwise provided herein, this Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns; and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns.
     14.18 Applicable Law. All rights and remedies of Landlord and Tenant under this Lease shall be construed and enforced according to the laws of the State of Washington. Any actions or proceedings brought under this Lease, or with respect to any matter arising under or out of this Lease, shall be brought and tried only in courts located in the County of King, Washington (excepting appellate courts).
     14.19 Time of the Essence; Force Majeure. Time is of the essence of each and every covenant herein contained. If either party to this Lease, as the result of any (i) strikes, lockouts, or labor disputes; (ii) failure of power or other utilities not due to the negligence, misconduct and/or omission of such party’s employees, agents, contractors or representatives; (iii) inability to obtain labor or materials or reasonable substitutes therefor; (iv) war, governmental action, court order, condemnation, civil unrest, riot, fire or other casualty; (v) extreme or unusual weather conditions, acts of God or unforeseen soil conditions; or (vi) other conditions similar to those enumerated in this Section beyond the reasonable control of the party obligated to perform (except for financial inability) (collectively, “Force Majeure”) fails punctually to perform any obligation on its part to be performed under this Lease, then such failure shall be excused and not be a breach of this Lease by the party in question but only to the extent occasioned by such event. Notwithstanding the foregoing to the contrary, Force Majeure will not serve to extend or delay the rights of Tenant to terminate this Lease in the event of casualty as described in Article 12 above, except as expressly set forth in Article 12 above. If any right or option of either party to take any action under or with respect to this Lease is conditioned upon the same being exercised within any prescribed period of time or at or before a named date, then such prescribed period of time and such named date shall be deemed to be extended or delayed, as the case may be, for a period equal to the period of the delay occasioned by any event described above. Notwithstanding anything herein contained, however, the provisions of this Section shall not be applicable to Tenant’s obligation to pay Rent under this Lease or Tenant’s or Landlord’s obligations to pay any other sums, monies, costs, charges or expenses required to be paid by such party hereunder.
     14.20 Confidentiality. The parties shall treat the contents of this Lease as confidential information and shall not disclose the terms and conditions hereof to other parties; provided, however,

each party may disclose portions of the Lease to its officers, directors, employees, attorneys, architects, accountants, and other consultants and advisors to the extent such persons need to know such information provided such parties are first informed of the confidential nature of such information and each such party agrees to treat the information as confidential. In addition, the contents of this Lease may be divulged by either party to the extent, but only to the extent, required by law or in any administrative or judicial proceeding in which such party is required to divulge such information, however each party shall notify the other prior to making such disclosure. Notwithstanding anything in this Lease to the contrary, Tenant shall have the right, in its absolute discretion, to file this Lease with the Securities and Exchange Commission, if Tenant in good faith determines that such filing is necessary or advisable under the Securities Exchange Act of 1934, as amended, and such filing shall not be a breach of this Lease. Tenant shall be responsible for any disclosure of this Lease in violation of the terms of this Section made by any person who received this Lease or learns of its terms and conditions, directly or indirectly, from Tenant.
     14.21 Interpretation. Except as specifically provided otherwise in this Lease, Landlord may act in its sole and absolute discretion when required to act hereunder or when deciding to grant its consent or approval of any act or request by Tenant. The term, “including” shall mean “including, without limitation.” All indemnities contained herein shall survive termination of this Lease with respect to any act, condition or event that is the subject matter of such indemnity and that occurs prior to the Expiration Date. Notwithstanding anything herein to the contrary, all provisions of this Lease which require the payment of money or the delivery of property after the Expiration Date shall survive termination of the Lease.
14.22 Parking
          (a) Base Parking Ratio. Tenant shall lease and Landlord shall provide three (3) parking passes (each a “Parking Pass”) for every one thousand (1,000) square feet of Net Rentable Area in the Premises. Rent for each Parking Pass (the “Parking Rent”) will be at the rate set forth in the chart set forth below plus any applicable taxes or governmental surcharges. The annual increase in Parking Rent shall take effect each calendar year on April 1st.

Parking Rent per Parking Pass Per Month (exclusive of Time Period taxes and governmental surcharges)

Lease Year 1	One Hundred Fifty Dollars ($150.00)

Lease Year 2	One Hundred Fifty-five and 25/100 Dollars ($155.25)

Lease Year 3	One Hundred Sixty and 68/100 Dollars ($160.68)

Lease Year 4	One Hundred Sixty-six and 31/100 Dollars ($166.31)

Lease Year 5	One Hundred Seventy-two and 14/100 Dollars ($172.14)

Lease Year 6	One Hundred Seventy-eight and 16/100 Dollars ($178.16)

Lease Year 7	One Hundred Eighty-four and 40/100 Dollars ($184.40)

Lease Year 8	One Hundred Ninety and 85/100 Dollars ($190.85)

Lease Year 9	One Hundred Ninety-seven and 53/100 Dollars ($197.53)

Lease Year 10	Two Hundred Four and 44/100 Dollars ($204.44)

Lease Year 11	Two Hundred Eleven and 60/100 Dollars ($211.60)

Extension Terms	The rate then being charged by Landlord for monthly parking in the Garage
     Landlord and Tenant acknowledge that the Building has been designed to include 957 parking spaces (including spaces designated for carpools and handicapped users) which is less than the number of

Parking Passes to be allocated to Tenant under this Lease and that parking will be accommodated through normal overflow and in and out privileges of the users of the Parking Passes.
          (b) Reserved Parking. As part of the allocation of Parking Passes described above, Tenant may elect to convert up to fifteen (15) of the unreserved Parking Passes into reserved Parking Passes provided the Parking Rent for each reserved Parking Pass shall be equal to one hundred fifty percent (150%) of the Parking Rent for the unreserved Parking Passes. All reserved spaces shall be located on the P1 level of the Garage as designated by Landlord. All such reserved spaces shall be labeled as “Expedia Visitor Parking” at Tenant’s expense.
          (c) Supplemental Parking. In addition to the Parking Passes described above, if Tenant gives Landlord at least six (6) months prior written notice, commencing at any time prior to the end of the eighth (8th) Lease Year Tenant shall lease up to one (1) additional Parking Pass for each one thousand (1,000) square feet of Net Rentable Area in the Initial Premises (the “Supplemental Parking”). If Tenant elects to lease Supplemental Parking it shall lease such spaces for the remainder of the Term except that Tenant shall have a one-time right to cancel the Supplemental Parking by providing Landlord with six (6) months prior written notice and at the end of such notice period, Tenant shall have no further right or obligation to lease Supplemental Parking. If Tenant does not exercise its right to lease Supplemental Parking within the time period set forth above then this Section 14.22(c) shall immediately terminate and be of no further force and effect. During any period in which Tenant leases Supplemental Parking, the Parking Rent rates shall be revised as set forth below and Tenant shall pay Parking Rent only on the number of Parking Passes calculated under Section 14.22(a).

Parking Rent per Parking Pass Per Month (exclusive of Time Period taxes and governmental surcharges)

Lease Year 1	One Hundred Eighty-seven and 50/100 Dollars ($187.50)

Lease Year 2	One Hundred Ninety-four and 06/100 Dollars ($194.06)

Lease Year 3	Two Hundred and 85/100 Dollars ($200.85)

Lease Year 4	Two Hundred Seven and 88/100 Dollars ($207.88)

Lease Year 5	Two Hundred Fifteen and 16/100 Dollars ($215.16)

Lease Year 6	Two Hundred Twenty-two and 69/100 Dollars ($222.69)

Lease Year 7	Two Hundred Thirty and 48/100 Dollars ($230.48)

Lease Year 8	Two Hundred Thirty-eight and 55/100 Dollars ($238.55)

Lease Year 9	Two Hundred Forty-six and 90/100 Dollars ($246.90)

Lease Year 10	Two Hundred Fifty-five and 54/100 Dollars ($255.54)

Lease Year 11	Two Hundred Sixty-four and 48/100 Dollars ($264.48)

Extension Terms	The rate then being charged by Landlord for Parking Passes
     If Tenant leases any Supplemental Parking, all holders of Tenant’s Parking Passes shall be required to park in a designated parking area on the lowest level(s) of the Garage. The Supplemental Parking area will include the number of spaces equal to the total number of spaces in the Garage multiplied by a fraction the numerator of which is the Net Rentable Area of the Premises and the denominator of which is the Net Rentable Area of the Building (minus the reserved spaces provided for under Section 14.22(b) unless Tenant elects to locate the reserved spaces in the Supplemental Parking area in which case Section 14.22(b) shall be of no further force and effect so long as Supplemental Parking is in effect). If Tenant elects to locate its reserved spaces in the Supplemental Parking area then Tenant shall pay the rate for such spaces set forth in this Section 14.22(c). The Supplemental Parking area shall be located approximately on levels P3 to P8 and shall be for Tenant’s exclusive use. Tenant acknowledges that in order to provide the Supplemental Parking, Landlord may need to install and upon Tenant’s request shall install separate gates and access systems and institute parking management programs such as tandem or valet parking. Upon demand, Tenant shall pay all out-of-pocket costs associated with creating, operating, and/or maintaining the Supplemental Parking, including the cost of the parking management programs and installation, maintenance, repair, replacement and removal of any such separate gates or access systems. If Tenant exercises its right to cancel the Supplemental Parking then upon expiration of the six (6) months notice period Tenant shall no longer be obligated to pay Landlord’s costs associated with operating and/or maintaining such Supplemental Parking.
     For so long as Tenant leases Supplemental Parking, Tenant shall cooperate with Landlord to ensure that the holders of its Parking Passes park only in the designated area of the Garage. Tenant agrees that Landlord may terminate or suspend the parking privileges of any holder who does not park in the designated area or may assess a fine for such violation. Tenant shall not be responsible for paying fines levied on the holders of its Parking Passes, but Tenant shall not object to the collection or enforcement of any parking rules against or collection of any fines from such persons, nor shall Tenant request or assert any rights for offset or rent reductions (including reduction in Parking Rent) if Landlord suspends the parking rights of any of the holders of its Parking Passes who have not followed the rules of the Garage.
          (d) General Parking Terms. All Parking Rent shall be payable in advance on the first day of the month together with the payment of Base Rent and shall be prorated for partial months. Except as provided herein to the contrary, each Parking Pass shall entitle the vehicle on which the Parking Pass is presented to park in the parking garage located beneath the Building (the “Garage”) on a nonpreferential and nonexclusive basis. Landlord shall have exclusive control over the day-to-day operations of the Garage. Except as provided above with respect to Supplemental Parking, no specific spaces in the Garage shall be assigned to Tenant. Landlord may make and modify reasonable nondiscriminatory rules and regulations relating to the parking of vehicles in the Garage, and Tenant shall abide by such rules and regulations to the extent not inconsistent with this Lease and shall direct its employees and invitees to abide by such rules and regulations. Landlord shall make commercially reasonable efforts to enforce such rules and regulations against all Building tenants. In lieu of providing parking stickers or cards, Landlord may use any reasonable alternative means of identifying and controlling vehicles authorized to be parked in the Garage. Landlord may designate areas within the Garage for short term or non-tenant parking only and Landlord may change such designations from time to time. Landlord reserves the right to alter the size of the Garage and the configuration of parking spaces and driveways therein, provided that no such work will deprive Tenant of its allocation of parking spaces as set forth in or materially impair Tenant’s access to the area of the Garage which such spaces are located. Landlord may assign any unreserved and unassigned parking spaces and/or make all or a portion of such spaces reserved or institute any other measures, including but not limited to valet, assisted or tandem parking, that Landlord determines are necessary or desirable for tenant requirements or orderly and efficient parking. No such changes may alter Tenant’s rights under this Lease. On a temporary basis during any period when Landlord is engaged in performing Garage repairs or maintenance, Landlord at any time may, with prior notice to Tenant and to the extent required for such work, substitute for Tenant’s Parking Passes an equivalent number of parking spaces in a parking structure or subterranean parking facility or within a surface parking area located a reasonable distance from the Building.
     Landlord may operate the Garage or, in its discretion, may arrange for the Garage to be operated by a qualified third party and, for purposes of this Section 14.22, such operator shall be entitled to exercise any rights granted to Landlord under this Section. Upon request, Tenant will execute and deliver a parking agreement with the operator of the Garage on the operator’s standard form of agreement, with such revisions as Tenant may in good faith request, subject to Landlord’s reasonable approval. If Landlord hires a third party to operate the Garage then the monthly parking charges shall be paid to such operator at such place as the operator may direct but the parking charges shall be considered additional Rent hereunder.

          (e) Landlord shall make good faith efforts to notify Tenant or to cause its parking operator to notify Tenant if month-to-month parking passes become available in the Garage so that Tenant’s employees can purchase such passes on a month-to-month basis at the rate that Landlord is then-charging for month-to-month parking in the Garage.
          (f) If no portion of the Garage (other than Tenant’s Supplemental Parking area) is used for valet or assisted parking then Landlord will not commit to provide parking passes to all of the other tenants in the Building (collectively) at a ratio of more than three (3) parking passes for every one thousand (1,000) square feet of Net Rentable Area in the Building (less the Net Rentable Area of the Initial Premises).
     14.23 Rent Assumption. Landlord shall and hereby agrees to assume Tenant’s monetary obligations with respect to the payment of base rent, operating costs, mandatory parking charges and taxes to the extent set forth on Exhibit J attached hereto under those certain leases and subleases of office space described on Exhibit J (the “Existing Leases”) to the extent such obligations arise from and after the later of (a) November 1, 2008, and (b) the date, determined on a building by building basis, on which Tenant has vacated the premises under each Existing Lease in the condition required under such Existing Lease excluding only completion of repair and restoration obligations as provided below. Notwithstanding the foregoing, Landlord shall pay the full amount of operating costs due under the Existing Leases during such period and the parties acknowledge that Exhibit J is merely an estimate of the amount of operating costs. Tenant within sixty (60) days after receipt of notice from Landlord shall complete, at Tenant’s sole cost and expense any repair and restoration work required under the terms of the Existing Leases unless Tenant obtains a written waiver of such requirements from the applicable landlord and if such work is not completed within that period, Landlord shall be relieved from any obligation under this Section 14.23 with respect to the premises under the Existing Lease that requires restoration until such work is completed. In determining whether Tenant has completed its restoration obligation under each Existing Lease, Landlord shall act reasonably and shall not require Tenant to obtain written confirmation from the applicable landlord that Tenant has completed its obligations. In no event shall Landlord be obligated to assume or pay any other obligations under an Existing Lease even if such obligations have been reduced to a sum certain. If permitted by the applicable landlord, Landlord shall make all payments of base rent, operating costs, mandatory parking charges and taxes directly to the landlord under the Existing Lease as and when such payments are due. Landlord and Tenant shall work together in good faith to negotiate an early termination of the Existing Leases provided that Landlord shall pay all costs or penalties related thereto. Landlord and Tenant shall also work together in good faith to secure a sublease for any of the Existing Leases provided that Landlord shall pay all costs related thereto and shall be entitled to all income received under such sublease.
     14.24 Brokers. Tenant and Landlord each represent and warrant to the other that it has had no dealing with any broker or agent other than the Broker(s) identified in the Basic Lease Information Sheet as Item 15. Tenant and Landlord shall each indemnify, defend and hold the other party harmless from and against any and all liabilities for commissions or other compensation or charges claimed by any other broker or agent based on dealings with the indemnifying party with respect to this Lease. The foregoing indemnity shall survive termination or earlier expiration of this Lease. It shall be the responsibility of Tenant and Tenant’s Broker to compensate any other representatives assisting Tenant or Tenant’s Broker in connection with this Lease and the transactions contemplated hereunder. Landlord shall pay Tenant’s Broker a commission equal to Seven and 50/100 Dollars ($7.50) per square foot of Net Rentable Area in the Initial Premises, payable: (i) one-half (1/2) upon execution and delivery of this Lease by Landlord and Tenant, and (ii) one-half upon the date on which Tenant occupies and commences payment of Rent on a least half of the Initial Premises.
     14.25 Roof Top Equipment. Tenant shall have the nonexclusive right, at no additional rent to Tenant, to use a portion of the roof of the Building (such portion to be no greater than Tenant’s Proportionate Share) to install, maintain, repair, and replace: (a) satellite dishes or antenna measuring less than thirty-six (36) inches in diameter (the “Devices”) for Tenant’s and its general business purposes (but not for use by any third party other than Transferees pursuant to this Lease unless such third party’s use is related to Tenant’s general business purposes) at Tenant’s sole cost and expense; and (b) supplemental HVAC unit(s) serving the Premises, at Tenant’s sole cost and expense. Tenant may not grant any other party other than Transferees pursuant to this Lease, any right to use any Devices for any purpose whatsoever unless such third party’s use is related to Tenant’s general business purposes. The Devices may not be used for providing cellular phone service or commercial broadcasts. Tenant’s Devices shall not interfere with the operation of any equipment used by Landlord or its service providers, or any equipment used by other occupants of the Building that is in place prior to the placement of Tenant’s Devices and if such interference occurs Landlord may immediately revoke Tenant’s right to use the Devices that are determined to be causing such interference. The design, appearance, size, location and method of installation of the any Devices and any HVAC units to be placed on the roof, and the use thereof shall be subject to all applicable Laws and Landlord’s prior approval which shall not be unreasonably withheld, conditioned or delayed. Landlord makes no representation or warranty whatsoever as concerns (i) the use of the roof by Tenant, or (ii) the safety thereof, or (iii) that the installation of the Devices will be permitted under applicable Laws, or (iv) that such use or Devices will function as intended. Tenant shall be solely responsible for designing any improvements to the roof and the Devices in a manner that complies with all Laws, in a manner that is compatible with the design of the Building and other equipment located on the roof of the Building and including appropriate screening as may be required by Law or by Landlord to protect the integrity of the Building design. If at any time Tenant’s use of the roof or the Devices ceases to be permitted under applicable Laws, Tenant’s rights under this Section shall terminate and be of no further force or effect. Upon termination of Tenant’s rights under this Section or upon Lease termination, Tenant at its sole cost and expense shall promptly remove any improvement installed on the roof by Tenant including the Devices and all related wiring, plumbing, and equipment from the Building and shall restore the Building to its condition existing prior to such installation. Tenant shall be solely responsible for installation and maintenance of any improvements, including any Devices and any HVAC units installed by Tenant on the roof and shall ensure that such installation and maintenance do not void or limit any warranty Landlord may have on the roof or roof membrane. Tenant shall provide Landlord with full plans and specifications for any intended improvements to the roof related to any Devices or any HVAC units, for Landlord’s approval prior to installation thereof and such plans shall include details regarding Tenant’s proposed method of installation; Landlord will notify Tenant of Landlord’s approval of same (or disapproval, specifying in reasonable detail the basis for such disapproval) within twenty (20) Business Days following delivery of Tenant’s request, plus such additional time as may be reasonably required in order for Landlord’s consultants to review same. Tenant shall be permitted to install, maintain, remove and replace cables or lines within the Building outside the Premises (at locations designated by Landlord) to connect any Devices or any HVAC units to the Premises. Tenant acknowledges and agrees that Landlord has not represented or warranted that Tenant will have unlimited access to riser space or other space outside the Premises to accommodate Tenant’s needs. Prior to commencement of any work under this Section, Tenant shall obtain and deliver to Landlord all necessary governmental permits for any improvement, including the Devices, any HVAC units and related equipment. Tenant shall indemnify and hold harmless Landlord from any Claims arising out of or in connection with any use by Tenant of the roof and in connection with Tenant’s installation, maintenance, use or removal of any improvement, including any Devices, any HVAC units and related equipment in the Building. Landlord shall not permit other tenants or third parties to install roof-top equipment on the Building in a manner which unreasonably interferes with Tenant’s reasonable use of its Devices.
     14.26 USA Patriot Act Disclosures. Pursuant to United States Presidential Executive Order 13224 signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism” (“Executive Order”), Landlord is required to ensure that it does not transact business with persons or entities determined to have committed, or to pose a risk of committing or supporting, terrorist acts and those identified on the list of Specially Designated Nationals and Blocked Persons (“List”), generated by the Office of Foreign Assets Control of the U.S. Department of the Treasury. The names or aliases of these persons or entities (“Blocked Persons”) are updated from time to time. In the event Landlord learns that Tenant’s name or the name of any of the Covered Parties appears on the List, Landlord reserves the right to delay the agreements contemplated by this Lease pending Landlord’s investigation into the matter. If Landlord determines that Tenant or any Covered Person is a Blocked Person and Tenant cannot remedy such situation within thirty (30) days following notice from Landlord (or such longer period as may be reasonably necessary in order to remedy such situation, provided that Tenant promptly commences and thereafter diligently prosecutes its efforts to remedy the situation), Landlord reserves the right to declare such failure as default hereunder and/or take all other actions necessary to comply with the requirements of the Executive Order. The provisions of this paragraph will survive termination of this Lease.
     Tenant represents to Landlord that to the best of its knowledge, (i) neither Tenant, its managing member, nor any person or entity that directly owns ten percent (10%) or greater equity interest in it nor any of its officers or directors or managing member (collectively the “Covered Parties“) is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC“) of the Department of the U.S. Treasury (including those named on the List) or under the Executive Order or other governmental action, and (ii) that throughout the term of this Lease, Tenant and each of the Covered Parties shall comply with the Executive Order. Any breach of this representation and warranty shall be subject to Landlord’s rights described in the immediately preceding paragraph. At any time and from time-to-time during the Term, Tenant shall deliver to Landlord, within ten (10) Business Days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this provision.
     Landlord represents to Tenant that to the best of its knowledge,(y) neither Landlord, its managing member, nor any person or entity that directly owns ten percent (10%) or greater equity interest in it nor any of its officers or directors or managing member (collectively, “Landlord Covered Parties”) is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on the List) or under the Executive Order or other governmental action, and (z) that throughout the term of this Lease, Landlord and each of the Landlord’s Covered Parties shall comply with the Executive Order. At any time and from time-to-time during the Term, Landlord shall deliver to Tenant, within ten (10) Business Days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Tenant evidencing and confirming Landlord’s compliance with this provision.
     14.27 Generator.
          (a) Subject to the terms of this Section 14.27, Tenant shall have a non-exclusive right to install one or more diesel fuel powered emergency power generators, a diesel fuel tank, its enclosures, connectors to electrical service and conduit to the Premises (together, the “Generator”) and associated uninterrupted power supply switching facilities, its enclosures, connectors to electrical service and conduit to the Premises (the “UPS”) on the P-1 level of the Garage in the location designated by Landlord as shown on Exhibit A. Prior to installation, Landlord must approve, which approval shall not be unreasonably withheld, conditioned or delayed: (1) the actual Generator and the UPS, (2) drawings submitted by Tenant showing the Generator and UPS to be installed, method of installation and such other information concerning the installation, use and maintenance of the Generator and the UPS which Landlord may reasonably request, and (3) the contractor selected by Tenant to install the Generator and the UPS, and the non-financial terms of the contract between Tenant and its contractor that may affect the Building. Tenant shall be solely responsible for obtaining (with Landlord’s approval) all permits and approvals required by any governmental entities to install, operate, maintain, or decommission the Generator and the UPS and shall provide all permits to Landlord in advance. Tenant shall repair and maintain the Generator and the UPS at Tenant’s sole cost and expense using contractors approved by Landlord, and Tenant shall comply with all the laws, rules, regulations, ordinances and standards of all governmental authorities having jurisdiction over the Building to the extent such laws, rules, regulations, ordinances and standards concern the Generator and/or the UPS. Tenant shall be responsible for all additional costs of any kind whatsoever incurred by Landlord attributable to the use, presence, operation, maintenance, or decommissioning of the Generator or the UPS as an Extra Service. Tenant shall pay for all utilities used or consumed in connection with the Generator or the UPS. Tenant shall pay all personal property taxes, if any, separately assessed with respect to the Generator or the UPS; and if and to the extent the Generator or the UPS are assessed for tax purposes as part of the Building or Landlord’s personal property, Tenant shall reimburse Landlord for all taxes attributable to the Generator or UPS on the earlier of (i) thirty (30) days after Landlord’s written demand for such taxes, or (ii) the date such taxes are due. The Generator and the UPS shall be used only for periodic testing and, only in the event Tenant’s primary electrical service is interrupted, to provide power to the Premises. All testing shall take place at times reasonably selected by Landlord to minimize interference with other tenants. The Generator and the UPS shall be used for backup power for Tenant, and may not be used as a primary power source or by any other person or entity without Landlord’s consent which shall be in Landlord’s complete and sole discretion.
          (b) Installation, maintenance and use of the Generator and the UPS shall be designed and operated in such a way as to prevent or minimize in a manner acceptable to all affected parties any interference with the Base Building systems of the Building or the quiet enjoyment by any other tenant or occupant of the Building. The Generator and the UPS shall at all times during the term of this Lease remain the property of Tenant. Tenant, upon notice from Landlord, shall repair any damage to the Building or Garage caused by the installation, operation or removal of the Generator and UPS. If Tenant fails to do so, Landlord may do so on Tenant’s behalf as an Extra Service and Tenant shall reimburse Landlord for such within thirty (30) days after receipt of a written request for payment accompanied by reasonably detailed back-up documentation. Landlord agrees to permit Tenant reasonable access to such portions of the Building as is necessary to facilitate the use of the Generator and the UPS and the removal of the Generator and UPS. The Generator and the UPS shall be installed and used at Tenant’s sole risk, and in no event (other than in the case of Landlord’s gross negligence or willful misconduct) shall Landlord be liable under any circumstances for any damage to the Generator, the UPS or the loss of use related to the Generator or the UPS.
          (c) Tenant shall be solely responsible for complying with all laws, rules and regulations with respect to the Generator and the UPS and, prior to commencement of installation, Tenant shall obtain all necessary governmental permits therefor. Tenant shall obtain insurance (naming Landlord as an additional insured) insuring against any loss or damage arising out of or relating to any contamination or release of any fuel from the Generator and shall not be permitted to install the fuel tank until Tenant has provided a certificate of such policy to Landlord. Tenant shall be permitted to install, maintain, remove and replace conduit, cables or lines and ducts within the Building outside the Premises to connect the Generator to the Premises and to exhaust fumes at locations designated by Landlord. Tenant shall not be required to pay Landlord any rent for the space occupied by the Generator and UPS but if the location thereof results in the loss of parking spaces then the number of parking spaces lost may be deducted from the number of Parking Passes available to Tenant hereunder. If the Generator or UPS fail to work properly or to provide power to the Premises, Landlord shall have no obligation or liability whatsoever with respect to such failure, except to the extent Tenant demonstrates that such failure is caused by Landlord’s gross negligence or willful misconduct.
     14.28 Changes to Base Building. Subject to the terms of this Section, Landlord has agreed conceptually to the changes to the Base Building described in this Section, provided that Tenant must obtain the Landlord’s approval of the plans and specifications for such changes which approval, notwithstanding anything contained in this Lease or Exhibit C to the contrary, shall not be unreasonably withheld, conditioned or delayed. Any such modifications must be approved by all applicable governmental agencies and by Landlord’s lender, insurers and its architects, engineers and safety consultants. Tenant shall pay all hard and soft costs of designing, permitting, and implementing the approved modifications (including but not limited to the costs of Landlord’s outside consultants, the cost of purchasing any additional equipment, and increases in insurance premiums) relating to and Landlord shall have no obligation to approve or implement any changes that are not fully paid for by Tenant. Tenant shall also pay any additional costs of operating the modified system in excess of the cost of operating the system as currently designed. All such modifications shall be considered changes to the Base Building for purposes of Exhibit C hereto.
          (a) Tenant may modify the Building’s emergency generator to provide additional capacity or to serve additional purposes than that for which it is designed provided that the generator and its tanks must be located within the area designated by Landlord in the Base Building Plans for such purpose. No parking areas shall be impacted by any changes to the Building’s emergency generator. If Landlord approves any changes to the Building’s emergency generator, Landlord shall not be deemed to have made any representation or warranty with respect to the emergency generator or its ability to serve Tenant’s needs and if the emergency generator fails to work properly or to provide power to the Premises, Landlord shall have no obligation or liability whatsoever with respect to such failure, except to the extent Tenant demonstrates that such failure is caused by Landlord’s gross negligence or willful misconduct with respect to the operation or maintenance thereof.
          (b) Tenant to modify the Building’s elevators and the core walls on floor 11 to provide a transfer floor between the low-rise and high-rise elevator banks provided that Tenant shall use the same elevator doors and elevator controls that are being used by Landlord in the balance of the Building. If Tenant elects to build out one of its floors as a conferencing floor, it shall do so on floor 11.
     14.29 Dedicated Move In. Landlord shall allow Tenant to reserve the freight elevator and loading dock for the majority of time for a period from 5:00 p.m. on a Friday until 7:00 a.m. on the next business day on two (2) weekends mutually acceptable to Landlord and Tenant for Tenant to move into the Premises. During that period, Landlord shall pad the all of the passenger elevators in the low rise elevator bank and one (1) of the elevators in the high rise elevator bank (or all of the high rise elevators if no other tenant is then occupying the Building) to permit them to be used for movement of smaller items of freight. Tenant shall reimburse Landlord for the cost of the work to pad the elevators and shall be responsible for the cost to repair any damage to the passenger elevators as a result of the use thereof to move freight.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
LANDLORD:
TOWER 333 LLC,
a Delaware limited liability company

By:	Tower 333 SPE LLC,
a Delaware limited liability company,
its Managing Member

By:	HC Green Development Fund Limited Partnership,
a Delaware limited partnership, its Sole Equity Member

By:	Hines HCG Associates Limited Partnership,
a Texas limited partnership,
its General Partner

By:	Hines Fund Management, L.L.C.,
a Delaware limited liability company,
its General Partner

By:	Hines Interests Limited Partnership,
a Delaware limited partnership,
its Sole Member

By:	Hines Holdings, Inc.,
a Texas corporation,
its General Partner

By:	/s/ James C. Buie, Jr.

	Name: Title:	James C. Buie, Jr. EVP
TENANT:
Expedia, Inc.
a Washington Corporation

By:	/s/ Dara Khosrowshahi
Name:	Dara Khosrowshahi
Title:	President and CEO

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